Exhibit 4.3

Execution Copy

NOTE AND EQUITY PURCHASE AGREEMENT

by and among

ASALLIANCES BIOFUELS, LLC

and

AMERICAN CAPITAL FINANCIAL SERVICES, INC.,

AS AGENT

and

THE PURCHASERS IDENTIFIED ON

ANNEX A HERETO

February 6, 2006

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		2
1.1	Certain Definitions	2
1.2	Accounting Principles	34
1.3	Other Definitional Provisions; Construction	34

SECTION 2 ISSUE AND SALE OF SECURITIES		34
2.1	Authorization and Issuance of the Notes; Proceeds of Notes; Notices	34
2.2	Authorization and Issuance of Additional Securities; Notices	37
2.3	Sale and Purchase	38
2.4	The Closing; Subsequent Closings	38

SECTION 3 REPAYMENT OF THE NOTES		39
3.1	Interest Rates and Interest Payments	39
3.2	Repayment of the Notes	39
3.3	Optional Prepayment of Notes	40
3.4	Notice of Optional Prepayment	40
3.5	Mandatory Prepayment	41
3.6	Home Office Payment	41
3.7	Taxes	41
3.8	Maximum Lawful Rate	42
3.9	Capital Adequacy	43
3.10	Certain Waivers	43

SECTION 4 CONDITIONS		43
4.1	Conditions to Closing and Purchase of the Securities on the Closing Date	43
4.2	Conditions to each Subsequent Closing and Fundings of the Securities on each Subsequent Closing Date	50

SECTION 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		53
5.1	Representations and Warranties of the Company	53
5.2	Absolute Reliance on the Representations and Warranties	62

SECTION 6 TRANSFER OF NOTES		62
6.1	Restricted Securities	62
6.2	Legends; Purchasers’ Representations	63
6.3	Transfer of Notes	63
6.4	Replacement of Lost Securities	63
6.5	No Other Representations Affected	63

SECTION 7 COVENANTS		64
7.1	Affirmative Covenants	64
7.2	Negative Covenants	78
7.3	Equity Covenants	86

Note and Equity Purchase Agreement	i

SECTION 8 EVENTS OF DEFAULT		87
8.1	Events of Default	87
8.2	Consequences of Event of Default	90
8.3	Security	91

SECTION 9 THE AGENT		91
9.1	Authorization and Action	91
9.2	Delegation of Duties	91
9.3	Exculpatory Provisions	92
9.4	Reliance	92
9.5	Non-Reliance on Agent and Other Purchasers	92
9.6	Agent in its Individual Capacity	92
9.7	Successor Agent	93
9.8	Collections and Disbursements	93
9.9	Reporting	94
9.10	Consent of Purchasers	94
9.11	This Article Not Applicable to Company	95

SECTION 10 MISCELLANEOUS		95
10.1	Successors and Assigns	95
10.2	Modifications and Amendments	95
10.3	No Implied Waivers; Cumulative Remedies; Writing Required	95
10.4	Reimbursement of Expenses	96
10.5	Holidays	96
10.6	Notices	96
10.7	Survival	97
10.8	Governing Law	97
10.9	Jurisdiction, Consent to Service of Process	97
10.10	Jury Trial Waiver	98
10.11	Severability	98
10.12	Headings	98
10.13	Indemnity	98
10.14	Environmental Indemnity	99
10.15	Counterparts	100
10.16	Integration	100

SECTION 11 CARGILL NON-RECOURSE		100

SECTION 12 SUBORDINATION		100

Note and Equity Purchase Agreement	ii

NOTE AND EQUITY PURCHASE AGREEMENT

Up to $62,500,000 Aggregate Principal Amount of

Notes of the Company

Due February 6, 2015

Issuance of up to 581,612 Class A Units for a

Purchase Price of up to $63,239,910

Issuance of 40,000 Class B Units

THIS NOTE AND EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of February 6, 2006, is by and among ASALLIANCES BIOFUELS, LLC, a Delaware limited liability company (the “Company”), the securities purchasers that are now and hereafter at any time parties hereto and are listed in Annex A (or any amendment or supplement thereto) attached hereto (each a “Purchaser” and collectively, “Purchasers”), and AMERICAN CAPITAL FINANCIAL SERVICES, INC., a Delaware corporation (“ACFS”), as administrative agent for Purchasers (in such capacity, “Agent”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article 1 hereof.

RECITALS

WHEREAS, the Company has requested that Purchasers, among other things, (a) provide financing to the Company in the form of up to $62,500,000 of senior subordinated debt and (b) purchase up to $63,239,910 of Class A Units (as defined below) representing 96.93% of Class A Units of Company and the Distribution Percentage as set forth on Exhibit M thereto (the “Class A Issuance”).

WHEREAS, in order to induce Purchasers to purchase each of the Notes (as defined below), Company has agreed to issue and sell to Purchasers, in connection with the purchase of the Notes, 40,000 Class B Units (as defined below) of Company (the “Class B Issuance,” and together with the Class A Issuance, the “Unit Issuance”) subject to the terms and conditions set forth in this Agreement.

Note and Equity Purchase Agreement	1

NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

SECTION 1

DEFINITIONS

1.1 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the meanings set forth below (and such meanings are equally applicable to both the singular and plural form of the terms defined, as the context may require):

“ACAS” means American Capital Strategies, Ltd., a Delaware corporation.

“ACFS” means American Capital Financial Services, Inc., a Delaware corporation.

“Accountant’s Letter” means that certain letter executed by Company to its accountants, in form and substance reasonably satisfactory to Agent.

“Accounts Bank” means First National Bank of Omaha, not in its individual capacity, but solely as depositary bank, bank and securities intermediary, and each other Person that may, from time to time, be appointed as successor Accounts Bank pursuant to the Senior Credit Agreement.

“Additional Material Project Document” means each contract, agreement, letter agreement or other instrument to which any Loan Party or the Company becomes a party after the date hereof, other than any document (a) under which any Loan Party or the Company (or the Loan Parties and the Company on an aggregate basis) would not reasonably be expected to have obligations or liabilities, or be entitled to receive revenues, in the aggregate in excess of five million Dollars ($5,000,000) in value in any twelve (12) month period and (b) a termination of which would not reasonably be expected to have a Material Adverse Effect; provided that for the purposes of this definition, any series of related transactions (other than transactions, including hedging transactions, relating to the sale of Products or the purchase of corn and natural gas) shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Additional Project Document” means each contract, agreement, letter agreement or other instrument to which any Loan Party or the Company becomes a party after the date hereof, other than (a) an Additional Material Project Document or (b) any document under which any Loan Party or the Company (or the Loan Parties and the Company on an aggregate basis) would not reasonably be expected to have obligations or liabilities, or be entitled to receive revenues, in the aggregate in excess of two million Dollars ($2,000,000) in value in any twelve (12) month period; provided that for the purposes of this definition, any series of related transactions (other than transactions, including hedging transactions, relating to the sale of Products or the purchase of corn and natural gas) shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Administrative Fee” shall have the meaning as set forth in the Fee Letter.

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“Affiliate” means with respect to any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with such Person or entity or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise. Without limiting the foregoing, the ownership of ten percent (10%) or more of the voting securities of a Person shall be deemed to constitute control and notwithstanding anything to the contrary herein, none of the Purchasers nor any of their respective Affiliates shall be deemed to be Affiliates of the Loan Parties or the Company solely by virtue of the transactions contemplated in this Agreement.

“Agent” has the meaning assigned to such term in the preamble hereto and any successor agent provided for hereunder.

“Agreement” means this Note and Equity Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Agreements for Water Services” means the Bloomingburg Agreement for Water Services and the Linden Agreement for Water Services.

“Agricultural Market Consultant” means Informa Economics, Inc., or any replacement agricultural market consultant appointed by the Agent, with approval of the Required Purchasers and (so long as no Event of Default has occurred and is continuing) after consultation with the Company.

“Albion” means ASA Albion, LLC, a Delaware limited liability company.

“Albion Construction Account” has the meaning set forth in the Senior Credit Agreement.

“Albion Construction Budget” means the budget attached hereto as Schedule 1.1(a) that sets forth all categories of costs and expenses required in connection with the development, construction, start-up, and testing of the Albion Plant, including all construction costs, all costs under the Albion Design Build Contract, all interest, taxes and other carrying costs related to the Albion Notes and the Albion Construction Loans (as defined in the Senior Credit Agreement), and costs related to the construction of the facilities described under the Project Documents relating to the Albion Plant, as updated from time to time with the prior written consent of the Agent or otherwise in accordance with Section 7.2(z) hereof.

“Albion Construction Withdrawal Certificate” means a certificate in substantially the form of Exhibit I.

“Albion Corn Futures Advisory Agreement” means the Futures Advisory Agreement, dated as of the Closing Date, between Cargill Commodity Services, Inc., a Delaware corporation, doing business as Cargill Direct, and Albion.

“Albion Corn Supply Agreement” means the Corn Supply Agreement, dated as of the Closing Date, between Cargill and Albion.

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“Albion Design Build Contract” means the Lump-Sum Design Build Agreement, dated as of the Closing Date, between the Design Builder and Albion for construction of the Albion Plant (excluding the Leased Premises), as clarified pursuant to the Design Basis Letter Agreement.

“Albion Distillers Grains Marketing Agreement” means the Distillers Grains Marketing Agreement, dated as of the Closing Date, between Cargill and Albion.

“Albion Electric Facilities Agreement” means the electric facilities agreement to be entered into between Albion and Cornhusker Public Power District.

“Albion Electric Services Agreement” means the electric facilities agreement to be entered into between Albion and Cornhusker Public Power District of Columbus, Nebraska.

“Albion Ethanol Marketing Agreement” means the Ethanol Marketing Agreement, dated as of the Closing Date, between Cargill, acting through its Sweeteners North America business unit, and Albion.

“Albion Facility Cap” means $20,677,831.

“Albion Facility Funding Period” means the period commencing on March 1, 2006 and continuing until October 31, 2006.

“Albion Gas Risk Management Agreement” means the Gas Risk Management Agreement, dated as of the Closing Date, among Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Energy Services, Albion and Cargill.

“Albion Gas Supply Agreement” means the Base Contract for Sale and Purchase of Natural Gas, dated as of the Closing Date, between Cargill and Albion, as supplemented by the Cargill, Incorporated Special Provisions NAESB, of the same date between the same parties.

“Albion Gas Transportation Agreement” means the Transportation Service Agreement to be entered into between Kinder Morgan, Inc. and Albion.

“Albion Grain Facility Lease” means the Lease Agreement, dated as of the Closing Date, between Cargill and Albion.

“Albion ICM License” means the License Agreement, dated as of the Closing Date, between ICM and Albion.

“Albion LLC Agreement” means the Limited Liability Company Agreement of ASA Albion, LLC, dated as of the Closing Date executed by ASA Holdings and the Independent Member of Albion.

“Albion Master Agreement” means the Master Agreement, dated as of the Closing Date, among Cargill, Cargill Commodity Services Inc., a Delaware corporation, ASA Holdings and Albion.

Note and Equity Purchase Agreement	4

“Albion Note” means, collectively, each of the Albion Notes issued pursuant to Section 2.1(a) hereof.

“Albion Operating Agreement” means the Plant Operation Agreement, dated as of the Closing Date, between Albion and UBEM.

“Albion Plant” means the dry grind ethanol production facility located near Albion, Nebraska, with a nameplate capacity of 100 million gallons-per-year, including the Site on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto.

“Albion Project Costs” means the following costs and expenses incurred by Albion in connection with the Albion Plant prior to the Final Completion Date for the Albion Plant and set forth in the Albion Construction Budget or otherwise approved in writing by the Agent (in consultation with the Owner’s Engineer):

(i)	costs incurred by Albion under the Albion Design Build Contract, and other costs directly related to the acquisition, site preparation, design, engineering, construction, installation, start-up, and testing of the Albion Plant;

(ii)	fees and expenses incurred by or on behalf of Albion and allocated to the Albion Plant in connection with the development of the Project and the consummation of the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees, and the costs of preliminary engineering;

(iii)	interest and Fees (as defined in the Senior Credit Agreement) on the Albion Construction Loans (as defined in the Senior Credit Agreement) until the Commercial Operation Date (as defined in the Senior Credit Agreement) for the Albion Plant;

(iv)	financing fees and expenses in connection with the Loans (as defined in the Senior Credit Agreement) and the fees, costs and expenses of the Agents’ counsel any Interest Rate Protection Provider’s counsel and the Consultants that are allocated to the Albion Plant;

(v)	insurance premiums with respect to the Title Insurance Policy for the Albion Plant and the insurance for the Albion Plant required under the Senior Credit Agreement;

(vi)	interest and all fees on the Albion Notes until the Commercial Operations Date for the Albion Plant;

(vii)	financing fees and expenses in connection with the Albion Notes and the fees, costs and expenses of the Agent’s counsel and the Consultants that are allocated to the Albion Plant;

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(viii)	costs of corn and natural gas utilized for commissioning of, Performance Tests for, and operation of, the Albion Plant prior to the Commercial Operation Date; and

(ix)	all other costs and expenses included in the Albion Construction Budget that are approved by Agent.

“Albion Rail Use Agreements” means, collectively, (i) the rail use agreement to be entered into between Albion and Cargill and (ii) the rail use agreement to be entered into between Albion and Union Pacific Railroad Company.

“Albion Railroad Easement Agreement” means the Railroad Easement Agreement, dated on or about the date hereof, between Albion and Cargill.

“Albion Wastewater Discharge Easement” means the easement to be granted to Albion for wastewater discharge on terms and conditions reasonably satisfactory to the Agent.

“Ancillary Documents” means, with respect to each Additional Project Document and each Additional Material Project Document, the following, each of which shall be in form and substance reasonably satisfactory to the Agent:

(i)	if reasonably requested by Agent, opinions of counsel for the Company, Loan Parties and each Project Party that is a party to such Additional Project Document addressing such matters relating to such Additional Project Document or Additional Material Project Document; and

(ii)	certified evidence from the Company of the authorization of each Loan Party that is a party to such Additional Project Document or Additional Material Project Document, as the case may be.

“Annual Statements” has the meaning assigned to such term in Section 5.1(c)(i) hereof.

“Application for Payment” means an “Application for Payment” as defined in Section 10.2.1 of each Design Build Contract.

“Applicable Percentage” means (i) 15% until the Discharge Date (as defined in the Senior Credit Agreement) and (ii) thereafter, (A) if the Fixed Charge Coverage Ratio is greater than or equal to 1.5:1.0, 15% or (B) if the Fixed Charge Coverage Ratio is less than 1:5 to 1.0, 100%.

“ASA Holdings” means ASA OpCo Holdings, LLC, a Delaware limited liability company.

“ASA Holdings LLC Agreement” means the Limited Liability Company Agreement of ASA OpCo Holdings, LLC, dated as of the Closing Date, executed by the Company and the Independent Member of ASA Holdings.

Note and Equity Purchase Agreement	6

“Bloomingburg” means ASA Bloomingburg, LLC, a Delaware limited liability company.

“Bloomingburg Agreement for Water Services” means the agreement for water services to be entered into between Bloomingburg and the applicable third party.

“Bloomingburg Construction Account” has the meaning set forth in the Senior Credit Agreement.

“Bloomingburg Construction Budget” means the budget attached hereto as Schedule 1.1(b) that sets forth all categories of costs and expenses required in connection with the development, construction, start-up, and testing of the Bloomingburg Plant, including all construction and non-construction costs, all costs under the Bloomingburg Design Build Contract, all interest, taxes and other carrying costs related to the Bloomingburg Notes and the Bloomingburg Construction Loans (as defined in the Senior Credit Agreement), and the costs related to the construction of the facilities described under the Project Documents relating to the Bloomingburg Plant, as updated from time to time with the prior written consent of the Agent or otherwise in accordance with Section 7.2(z) hereof.

“Bloomingburg Construction Withdrawal Certificate” means a certificate in substantially the form of Exhibit I.

“Bloomingburg Corn Futures Advisory Agreement” means the Futures Advisory Agreement, dated as of the Closing Date, between Cargill Commodity Services, Inc., a Delaware corporation, doing business as Cargill Direct, and Bloomingburg.

“Bloomingburg Corn Supply Agreement” means the Corn Supply Agreement, dated as of the Closing Date, between Cargill and Bloomingburg.

“Bloomingburg Design Build Contract” means the Lump-Sum Design Build Agreement between the Design Builder and Bloomingburg, dated as of the Closing Date, for construction of the Bloomingburg Plant (excluding the Leased Premises), as clarified pursuant to the Design Basis Letter Agreement.

“Bloomingburg Distillers Grains Marketing Agreement” means the Distillers Grains Marketing Agreement, dated as of the Closing Date, between Cargill and Bloomingburg.

“Bloomingburg Electric Facilities Agreement” means the electric facilities agreement to be entered into between Bloomingburg and The Dayton Power and Light Company.

“Bloomingburg Electric Services Agreement” means the electric facilities agreement to be entered into between Bloomingburg and The Dayton Power and Light Company.

“Bloomingburg Ethanol Marketing Agreement” means the Ethanol Marketing Agreement, dated as of the Closing Date, between Cargill, acting through its Sweeteners North America business unit, and Bloomingburg.

“Bloomingburg Facility Cap” means $21,143,401.

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“Bloomingburg Facility Funding Period” means the period commencing on April 1, 2006 and continuing until November 30, 2006.

“Bloomingburg Gas Risk Management Agreement” means the Gas Risk Management Agreement, dated as of the Closing Date, among Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Energy Services, Bloomingburg and Cargill.

“Bloomingburg Gas Supply Agreement” means the Base Contract for Sale and Purchase of Natural Gas, dated as of the Closing Date, between Cargill and Bloomingburg, as supplemented by the Cargill, Incorporated Special Provisions NAESB, of the same date between the same parties.

“Bloomingburg Gas Transportation Agreement” means the Transportation Service Agreement to be entered into between Vectren Energy Delivery of Ohio, Inc. and Bloomingburg.

“Bloomingburg Grain Facility Lease” means the Lease Agreement, dated as of the Closing Date, between Cargill and Bloomingburg.

“Bloomingburg ICM License” means the License Agreement, dated as of the Closing Date, between ICM, Inc. and Bloomingburg.

“Bloomingburg LLC Agreement” means the Limited Liability Company Agreement of ASA Bloomingburg, LLC, dated as of the Closing Date executed by ASA Holdings and the Independent Member of Bloomingburg.

“Bloomingburg Master Agreement” means the Master Agreement, dated as of the Closing Date, among Cargill, Cargill Commodity Services Inc., a Delaware corporation, ASA Holdings and Bloomingburg.

“Bloomingburg Note” means, collectively, each of the Bloomingburg Notes issued pursuant to Section 2.1(b) hereof.

“Bloomingburg Operating Agreement” means the Plant Operation Agreement, dated as of the Closing Date, between Bloomingburg and UBEM.

“Bloomingburg Plant” means the dry grind ethanol production facility located near Bloomingburg, Ohio, with a nameplate capacity of 100 million gallons-per-year, including the Site on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto.

“Bloomingburg Project Costs” means the following costs and expenses incurred by Bloomingburg in connection with the Bloomingburg Plant prior to the Final Completion Date for the Bloomingburg Plant and set forth in the Bloomingburg Construction Budget or otherwise approved in writing by the Agent (in consultation with the Owner’s Engineer):

(i)	costs incurred by Bloomingburg under the Bloomingburg Design Build Contract, and other costs directly related to the acquisition, site preparation, design, engineering, construction, installation, start-up, and testing of the Bloomingburg Plant;

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(ii)	fees and expenses incurred by or on behalf of Bloomingburg and allocated to the Bloomingburg Plant in connection with the development of the Project and the consummation of the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees, and the costs of preliminary engineering;

(iii)	interest and Fees (as defined in the Senior Credit Agreement) on the Bloomingburg Construction Loans (as defined in the Senior Credit Agreement) until the Commercial Operation Date (as defined in the Senior Credit Agreement) for the Bloomingburg Plant;

(iv)	financing fees and expenses in connection with the Loans (as defined in the Senior Credit Agreement) and the fees, costs and expenses of the Agents’ counsel any Interest Rate Protection Provider’s counsel and the Consultants that are allocated to the Bloomingburg Plant;

(v)	insurance premiums with respect to the Title Insurance Policy for the Bloomingburg Plant and the insurance for the Bloomingburg Plant required under the Senior Credit Agreement;

(vi)	interest and all fees on the Bloomingburg Notes until the Commercial Operations Date for the Bloomingburg Plant;

(vii)	financing fees and expenses in connection with the Bloomingburg Notes and the fees, costs and expenses of the Agents’ counsel and the Consultants that are allocated to the Bloomingburg Plant;

(viii)	costs of corn and natural gas utilized for commissioning of, Performance Tests for, and operation of, the Bloomingburg Plant prior to the Commercial Operation Date; and

(ix)	all other costs and expenses included in the Bloomingburg Construction Budget that are approved by Agent.

“Bloomingburg Rail Use Agreements” means, collectively, (i) the rail use agreement to be entered into between Bloomingburg and Cargill and (ii) the rail use license agreement to be entered into between Bloomingburg and RailAmerica (or another rail use provider reasonably acceptable to the Agent).

“Bloomingburg Railroad Easement Agreement” means the Railroad Easement Agreement, dated on or about the date hereof, between Bloomingburg and Cargill.

“Business” means the principal business of the Company and the Loan Parties as set forth in Section 5.1(b) herein and as such shall continue to be conducted following the purchase and sale of the Securities.

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“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in Maryland or New York are authorized or required by law to close.

“Capitalized Leases” means, with respect to any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP (as defined in Section 1.2 hereof), either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

“Cargill” means Cargill Incorporated, a Delaware corporation.

“Cargill Goods and Services Agreements” means, collectively, the Master Agreements, the Corn Supply Agreements, the Gas Supply Agreements, the Ethanol Marketing Agreements, the Distillers Grains Marketing Agreements, the Gas Risk Management Agreements, and the Corn Futures Advisory Agreements.

“Cargill Setoff Amount” means, for any period, the sum of the amounts that will become due and payable by the Loan Parties to Cargill during such period for physical delivery of goods under the Corn Supply Agreements and the Gas Supply Agreements, but only to the limited extent that such amounts are less than or equal to the amounts to become due and payable by Cargill to the Loan Parties during such period for physical delivery of goods under the Ethanol Marketing Agreements and the Distillers Grains Marketing Agreement.

“Capital Expenditures” means for any period of determination capital expenditures of the Company and the Loan Parties for such period determined and consolidated in accordance with GAAP, excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed with insurance proceeds, cash awards arising from a taking by eminent domain or condemnation or cash proceeds of asset dispositions reinvested in replacement assets.

“Cash Equivalents” means:

(i)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one hundred eighty (180) days from the date of acquisition thereof;

(ii)	time deposits, insured certificates of deposit or banker’s acceptances in each case maturing within one hundred eighty (180) days from the date of acquisition thereof with or of any commercial bank rated “A” (or the then-equivalent rating) or better by Moody’s and S&P;

(iii)	commercial paper issued by any commercial bank rated at least A1 (or the then-equivalent rating) by S&P or at least P-1 (or the then-

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equivalent rating) by Moody’s which, in each case, have a maturity not exceeding ninety (90) days from the date of acquisition thereof;

(iv)	any repurchase agreement with any Senior Lender or other commercial bank rated “A” (or the then-equivalent rating) or better by Moody’s and S&P, which agreement is secured by securities of the type described in any other clause of this definition, which securities shall at all times have a market value (exclusive of accrued interest) of not less than one hundred three percent (103%) of the full amount of the repurchase agreement; provided, that such repurchase obligations shall be transferred to and segregated from other obligations owed by Senior Lenders or any such commercial bank; and

(v)	investments in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to securities of the type described in clauses (i)-(iv) of this definition.

“Cash Flow” means, for any period, the sum (without duplication) of the following: (i) all cash paid to the Company and the Loan Parties during such period in connection with the Ethanol Marketing Agreements, Distillers Grains Marketing Agreements and any other sales of Products, (ii) all interest and investment earnings paid to the Company and the Loan Parties or the Project Accounts (as defined in the Senior Credit Agreement) during such period on amounts on deposit in the Project Accounts (as defined in the Senior Credit Agreement), (iii) all cash paid to the Company and the Loan Parties during such period as Business Interruption Insurance Proceeds (as defined in the Senior Credit Agreement) and (iv) all other cash paid to the Company and Loan Parties during such period; provided, however, that Cash Flow shall not include any proceeds of the Loans (as defined in the Senior Credit Agreement) or any other Indebtedness incurred by the Company or any Loan Party; Insurance Proceeds (as defined in the Senior Credit Agreement); Condemnation Proceeds (as defined in the Senior Credit Agreement); any proceeds of the Securities purchased or issued hereunder; any amounts drawn under, or paid pursuant to, any Debt Service Reserve Letter of Credit (as defined in the Senior Credit Agreement); proceeds from any disposition of assets of any Plant or the Company or any Loan Party; tax refunds; amounts received, whether by way of a capital contribution or otherwise, from any holders of Equity Interests of any Loan Party or the Company; and any other extraordinary or non-cash income or receipt of the Company or any Loan Party under GAAP.

“Cash Flow Available for Debt Service” shall have the meaning set forth in the Senior Credit Agreement.

“Cash Flow Interest” shall have the meaning as set forth in Section 3.1 hereof.

“Casualty Event” means an event that causes any Plant, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

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“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules, regulations, standards guidelines and publications issued thereunder.

“Change of Control” means any transaction or series of related transactions (including any merger or consolidation) the result of which is that (i) ASA Holdings fails to maintain, directly, legally, or beneficially, one hundred percent (100%) of the Equity Interests of any of Albion, Bloomingburg or Linden (other than the Equity Interest held by the Independent Member), (ii) Company fails to maintain directly, legally or beneficially, one hundred percent (100%) in the aggregate of the Equity Interests of ASA Holdings (other than the Equity Interest held by the Independent Member), (iii) Cargill fails to own at least 4.9237% of all Equity Interests (including all classes) in Company, (iv) prior to the Conversion Date (as defined in the Credit Agreement), Fagen fails to own at least 5.2754% of all Equity Interests (including all classes) in Company, or (v) a Change of Control (as defined in the Senior Credit Agreement) has occurred.

“Change Order” means each “Change Order” (if any) as described in Section 13.1.1 of any Design Build Contract.

“Charter Documents” means the certificate of formation filed with the appropriate Governmental Authorities of each of the Company and the Loan Parties, as applicable, including all amendments and supplements thereto.

“Class A Issuance” has the meaning set forth in the preamble hereto.

“Class B Issuance” has the meaning set forth in the preamble hereto.

“Class A Units” means an interest in the Company designated as a Class A Unit as set forth in the Company LLC Agreement with the rights and preferences as set forth therein and in substantially the form of Exhibit A-2 hereto.

“Class B Units” means an interest in the Company designated as a Class B Unit as set forth in the Company LLC Agreement with the rights and preferences as set forth therein and in substantially the form of Exhibit A-3 hereto.

“Closing” shall have the meaning as set forth in Section 2.4 hereof.

“Closing Date” shall have the meaning as set forth in Section 2.4 hereof.

“Closing Date Senior Credit Documents” means the following:

(i) the Senior Credit Agreement,

(ii) the Pledge Agreements (as defined in the Senior Credit Agreement),

(iii) the Consents (as defined in the Senior Credit Agreement, other than Consents related to Project Documents not executed as of the Closing Date),

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(iv) the Security Agreements (as defined in the Senior Credit Agreement),

(v) the Mortgages (as defined in the Senior Credit Agreement),

(vi) the Right of First Offer and Refusal Agreement, and

(vii) the Fee Letters (as defined in the Senior Credit Agreement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Operation Date” means, with respect to each Plant, the date on which such Plant has reached Substantial Completion, as certified by the Company and the Owner’s Engineer to the Agent.

“Commodity Risk Management Plans” means risk management plans prepared by the Loan Parties and approved by the Senior Lenders setting forth terms and conditions relating to any Commodity Hedging Arrangements from time to time proposed to be entered into by the Loan Parties (including pursuant to the Corn Futures Advisory Agreements and the Gas Risk Management Agreements), including any updates made to such risk management plans with the approval of the Senior Lenders.

“Company” has the meaning assigned to such term in the preamble hereof.

“Company LLC Agreement” means that certain Limited Liability Company Agreement of ASAlliances Biofuels LLC, dated as of the Closing Date, executed by the Company, Midwest First Financial Inc., ACASB, Inc., Laminar Direct Capital L.P., USRG ASA, LLC, FDC Ethanol, LLC, Cargill Biofuels Investments, LLC, ASAlliances Holdings, LP on the Closing Date.

“Condition” means any condition that results in or otherwise relates to any Environmental Claim.

“Construction Budgets” means, collectively, the Albion Construction Budget, the Bloomingburg Construction Budget and the Linden Construction Budget.

“Consultants” means the Independent Engineer, the Owner’s Engineer, the Insurance Consultant, the Ethanol Market Consultant, the Environmental Consultant and the Agricultural Market Consultant.

“Contest” means, with respect to any matter or claim involving any Person, that such Person is contesting such matter or claim in good faith and by appropriate proceedings timely instituted; provided that the following conditions are satisfied: (a) such Person has posted a bond or other security acceptable to the Agent; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) none of such Person or any of its officers, directors or employees, or any Purchaser or its respective officers, directors or employees, is or would reasonably be expected to become subject to any criminal liability or sanction in connection with such contested items; and (d) such contest and any resultant failure to pay or discharge the claimed or assessed amount does not, and would not reasonably be expected to

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(i) result in a Material Adverse Effect or (ii) involve a material risk of the sale, forfeiture or loss of, or the creation, existence or imposition of any Lien on, any part of the Project.

“Contingency Line Item” means the Line Item in each Construction Budget identified as “contingency” that is intended to cover the eventuality of unforeseen Project Costs for the relevant Plant.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Group” means the “controlled group of corporations” as that term is defined in Section 1563 of the Code of which the Loan Parties are a part from time to time.

“Conversion Date” has the meaning assigned to such term in the Senior Credit Agreement.

“Conversion Date Certain” means the earlier to occur of (i) the date that is twenty-two (22) months from the date of the first Borrowing (as defined in the Senior Credit Agreement) and (ii) March 15, 2008.

“Corn Futures Advisory Agreements” means, collectively, the Albion Corn Futures Advisory Agreement, the Bloomingburg Corn Futures Advisory Agreement and the Linden Corn Futures Advisory Agreement.

“Corn Supply Agreements” means, collectively, the Albion Corn Supply Agreement, the Bloomingburg Corn Supply Agreement and the Linden Corn Supply Agreement.

“Covered Taxes” has the meaning assigned to such term in Section 3.7 hereof.

“DDG” means dried distillers grains produced by the Loan Parties at the Project.

“Default” means any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Deferred Approvals” shall have the meaning as set forth in Section 5.1(g) hereto.

“Design Basis Letter Agreement” means the letter agreement, dated as of December 2, 2005, between R. W. Beck, Inc. and Fagen, regarding “ASA OpCo Holdings Ethanol Project Nominal Design Basis Revision 2”.

“Design Build Contracts” means, collectively, the Albion Design Build Contract, the Bloomingburg Design Build Contract and the Linden Design Build Contract.

“Design Builder” means Fagen.

“Distillers Grains” means DDG, WDG, and any other form of distillers grain products (including syrup) marketed by any Loan Party from time to time.

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“Distillers Grains Marketing Agreements” means, collectively, the Albion Distillers Grains Marketing Agreement, the Bloomingburg Distillers Grains Marketing Agreement and the Linden Distillers Grains Marketing Agreement.

“Dividends” means, with respect to any unit or other Equity Interest issued by any Person, (a) the retirement, redemption, purchase, or other acquisition for value of such unit or other Equity Interest by such Person, (b) the declaration or payment of any dividend or distribution on or with respect to such unit or other Equity Interest by such Person (including, without limitation, distributions to pay taxes payable by the holders of such stock as a result of taxable income attributed to such holders), and (c) with respect to Company only, any other payment by such Person with respect to such unit or other Equity Interest.

“EBITDA” means for any period, without duplication, the sum of the following for the Company and the Loan Parties on a consolidated basis, each calculated for such period: (a) Net Income (adjusted for and specifically excluding extraordinary gains or extraordinary losses and gains or losses from sales of assets, other than inventory sold in the ordinary course of business), minus (b) interest income, plus (c) interest expense, plus (d) charges against income for Taxes, plus (e) depreciation expenses, plus (f) amortization expenses, plus (g) Management Fees paid in accordance with the Management Services Agreement and the other fees payable pursuant to the Fee Letter, plus (h) all non-cash compensation expenses of the Company and the Loan Parties on a consolidated basis, plus (i) all non-recurring expenses related to the Transactions and the Related Transactions.

“Electric Facilities Agreements” means, collectively, the Albion Electric Facilities Agreement and the Bloomingburg Electric Facilities Agreement.

“Electric Services Agreements” means, collectively, the Albion Electric Services Agreement and the Bloomingburg Electric Services Agreement.

“Environmental Affiliate” means any Person, to the extent the Company or any Loan Party would reasonably be expected to have liability as a result of the Company or such Loan Party retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of the Company’s or such Loan Party’s obligation is by contract or operation of Law.

“Environmental Approvals” means any Governmental Approvals required under applicable Environmental Laws.

“Environmental Claim” means any written notice, claim, demand or similar written communication by any Person alleging potential liability or requiring or demanding remedial or responsive measures (including potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) in each such case (x) either (i) in an aggregate total amount in excess of one hundred thousand Dollars ($100,000) or (ii) that has or would reasonably be expected to result in a Material Adverse Effect, and (y) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person, (ii) circumstances

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forming the basis of any violation, or alleged violation, of any Environmental Laws or Environmental Approvals, or (iii) exposure to Materials of Environmental Concern.

“Environmental Consultant” means Natural Resource Group, Inc., or any replacement environmental consultant appointed by the Agent with the approval of the Agent and (so long as no Event of Default has occurred and is continuing) after consultation with the Company.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated on or about the date hereof, by and among the Company, the Loan Parties and the Agent, for the benefit of the Purchasers.

“Environmental Laws” means all Laws applicable to the Project relating to pollution or protection of human health, safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise applicable to the Project relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Environmental Site Assessment Report” means, with respect to each Plant (excluding the Leased Premises), a Phase I environmental site assessment report prepared by an environmental consulting firm acceptable to the Agent, which report shall comply with ASTM standard 1527-00 and a Phase II environmental site assessment, acceptable to the Agent, addressing any recognized environmental conditions or other areas of concern identified in the relevant Phase I report if in the reasonable determination of the Agent, acting in consultation with the Environmental Consultant, a Phase II assessment is warranted.

“Equity Interests” means, with respect to any Person, all of the shares of Equity Interests of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Equity Interests of (or other ownership of profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Equity Interests of (or other ownership or profit interest in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“Equity Purchase” shall have the meaning as set forth in Section 2.2(a) hereof.

“Equity Purchase Request” means a request executed by the Company and delivered to the Agent substantially the form of Exhibit N hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations of any governmental agency or authority, as from time to time in effect, promulgated thereunder.

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“Ethanol Market Consultant” means Muse, Stancil & Co., or any replacement ethanol market consultant appointed by the Agent with approval of the Agent and (so long as no Event of Default has occurred and is continuing) after consultation with the Company.

“Ethanol Marketing Agreements” means, collectively, the Albion Ethanol Marketing Agreement, the Bloomingburg Ethanol Marketing Agreement and the Linden Ethanol Marketing Agreement.

“Event of Abandonment” means any of the following shall have occurred: (i) the abandonment by the Company or any Loan Party of the development, construction, operation or maintenance of any Plant for a period of more than (x) sixty (60) consecutive days at any time prior to the Conversion Date or (y) ninety (90) consecutive days at any time after the Conversion Date, (ii) the suspension of all or substantially all of the Company’s or any Loan Party’s activities with respect to any Plant, other than as the result of a force majeure or Casualty Event, for a period of more than (x) sixty (60) consecutive days at any time prior to the Conversion Date or (y) ninety (90) consecutive days at any time after the Conversion Date, or (iii) any written acknowledgement by the Company or any Loan Party of a final decision to take any of the foregoing actions.

“Event of Default” means any of the events of default described in Section 8.1 hereof.

“Event of Taking” means any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to any part of any Plant, the Project, any Equity Interests in Company or any Loan Party, or any other assets thereof.

“Event of Total Loss” means the occurrence of a Casualty Event affecting all or substantially all of any Plant, the Project or the assets of the Company or any Loan Party.

“Excess Cash Flow” means, at any date of determination, the amount equal to forty percent (40%) of the cash remaining in the Revenue Account (as defined in the Senior Credit Agreement) after the transfer required pursuant to priority tenth of Section 8.08(b) of the Senior Credit Agreement as in effect on the date hereof, minus the amount represented in priority twelfth of Section 8.08(b) of the Senior Credit Agreement as in effect on the date hereof.

“Facility Funding Period” means collectively, the Albion Facility Funding Period, the Bloomingburg Facility Funding Period and Linden Facility Funding Period.

“Fagen” means Fagen, Inc., a Minnesota corporation.

“Fagen Engineering” means Fagen Engineering, LLC, a Minnesota limited liability company.

“Fee Letter” has the meaning assigned to such term in Section 4.1(f).

“Financial Model” means the pro forma financial statements and projections of revenue and expenses and cash flows with respect to the Company and the Loan Parties and the Project for each of the calendar years 2006 through 2015, attached hereto as Schedule 1.1(e), as the same may be updated and approved by the Agent from time to time in accordance with Section 7.1(v) hereof.

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“Financial Officer” means, prior to Final Completion Date, the Interim Financial Manager, the Interim Operating Manager and the Interim Executive Manager of such Person and, after the Final Completion Date, the controller, treasurer or chief financial officer of such Person; provided, however, if at any time a chief executive officer, chief financial officer or chief operating officer is appointed for Company, then “Financial Officer” shall mean such chief executive officer, chief financial officer or chief operating officer so appointed, provided, further, if at any time a chief financial officer is appointed, then “Financial Officer” shall mean the chief financial officer that was appointed.

“Final Completion” means, with respect to each Plant, that each of the following conditions has been achieved to the satisfaction of the Agent:

(a) such Plant shall have achieved commercial operations, as certified by the Owner’s Engineer;

(b) each of Substantial Completion and Final Completion, as defined in the Design Build Contract for such Plant, shall have occurred;

(c) construction of such Plant shall have been completed and all costs related thereto shall have been fully paid;

(d) the Agent shall have received reasonably satisfactory evidence that there are no mechanic’s, workmen’s, materialmen’s or other similar Liens on any part of such Plant, such Plant’s Site, or other related Project assets relating to the work or services for such Plant provided by the Design Builder or any of its subcontractors, other than Liens that are subject to a Contest;

(e) the Agent and the Owner’s Engineer shall have received an updated survey for such Plant’s Site, reasonably satisfactory to the Agent;

(f) Owners Scope for such Plant has been completed to the reasonable satisfaction of the Owner’s Engineer;

(g) the Owner’s Engineer shall have confirmed that the final air emissions test for such Plant has been satisfactorily completed;

(h) the Agent shall have received the Final Completion Certificate for such Plant duly executed by the Company and the Owner’s Engineer;

(i) the Agent shall receive a final ALTA Survey of the Site for such Plant reflecting the “as-built” condition of such Plant, in form and substance satisfactory to each Purchaser and the Title Insurance Company, dated on or about the Final Completion Date for each site showing no encroachment or encumbrance other than those acceptable to the Purchaser and showing compliance with all setback requirements;

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(j) the Agent shall have received a date down endorsement to the Title Insurance Policy indicating that there has been no change in the state of or title to the Plant’s Site, which endorsement shall have the effect of updating the date of the Title Insurance Policy for such Plant as of the Final Completion Date for such Plant’s Site; and

(k) the Agent shall have received a copy of the initial Operating Budget for the Project and for such Plant, in form and substance reasonably satisfactory to the Required Purchasers.

“Final Completion Certificate” means a certificate of the Owner’s Engineer and the Company, reasonably satisfactory to the Required Purchasers, in substantially the form of Exhibit F, confirming that Final Completion has occurred.

“Final Completion Date” means, with respect to each Plant, the date on which such Plant has achieved Final Completion, as certified by the Company and the Owner’s Engineer.

“Financial Statement Schedule” has the meaning assigned to such term in Section 5.1(c)(i) hereof.

“Financing Statements” has the meaning assigned to such term in Section 5.1(c)(i) hereof.

“First National Bank of Omaha” shall have the meaning as set forth in Senior Credit Agreement.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” or “fiscal year” means each twelve month period ending on December 31 of each year.

“Fixed Charges” means, for any period, and each calculated for such period (without duplication) on a consolidated basis, (a) cash interest expense of the Company and the Loan Parties; plus (b) scheduled payments of principal with respect to all Indebtedness of the Company and the Loan Parties; plus (c) cash payment of income or franchise taxes included in the determination of Net Income, excluding any provision for deferred taxes; plus (d) payment of deferred taxes accrued in any prior period; plus (e) the Management Fees paid in accordance with the Management Services Agreement and the fees paid in accordance with the Fee Letter.

“Fixed Charge Coverage Ratio” means for a particular measurement period, the ratio of (a) EBITDA minus Capital Expenditures (exclusive of Capital Expenditures financed during such period under Capitalized Leases or other Indebtedness), to (b) Fixed Charges, in each case of the Company and the Loan Parties on a consolidated basis during such measurement period.

“Funding Notice” has the meaning assigned to such term in Section 2.1(e) hereof.

“GAAP” has the meaning assigned to such term in Section 1.2 hereof.

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“Gas Risk Management Agreements” means, collectively, the Albion Gas Risk Management Agreement, the Bloomingburg Gas Risk Management Agreement, and the Linden Gas Risk Management Agreement.

“Gas Supply Agreements” means, collectively, the Albion Gas Supply Agreement, the Bloomingburg Gas Supply Agreement and the Linden Gas Supply Agreement.

“Gas Transportation Agreements” means, collectively, the Albion Gas Transportation Agreement, the Bloomingburg Gas Transportation Agreement and the Linden Gas Transportation Agreement.

“Governmental Approval” means any authorization, consent, approval, license, lease, ruling, permit, certificate, exemption, filing for registration by or with any Governmental Authority.

“Governmental Authorities” means any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality, governmental or quasi-governmental, domestic or foreign or any entity exercising legislative, executive, judicial or regulatory functions of or pertaining to government.

“Grain Facility Leases” means, collectively, the Albion Grain Facility Lease, the Bloomingburg Grain Facility Lease and the Linden Grain Facility Lease.

“Guaranteed Final Completion Date” means, with respect to any Plant, the “Guaranteed Final Completion Date,” as defined in the Design Build Contract for such Plant.

“Guaranteed Substantial Completion Date” means, with respect to any Plant, the “Guaranteed Substantial Completion Date,” as defined in the Design Build Contract for such Plant.

“Guaranty” means any guaranty of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase an obligation owed by such obligor, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is reflected on the balance sheet of such other Person, firm or corporation, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty.

“ICM” means ICM, Inc., a Kansas corporation.

“ICM Licenses” means, collectively, the Albion ICM License, the Bloomingburg ICM License and the Linden ICM License.

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“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for or in respect of moneys borrowed or raised, whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring, and any other form of financing which is recognized in accordance with GAAP in such Person’s financial statements as being in the nature of a borrowing or is treated as “off-balance sheet” financing);

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(c) all obligations of such Person for the deferred purchase price of property or services (other than (i) with respect to the Company or any Loan Party, trade accounts payable by the Company or such Loan Party under any Cargill Goods and Services Agreement within thirty (30) days of being incurred arising in the ordinary course of the Company or such Loan Party’s business and not past due for more than thirty (30) days after the date on which such trade payable was created or (ii) any other trade accounts payable, within sixty (60) days of being incurred arising in the ordinary course of such Person’s business and not past due for more than sixty (60) days after the date on which such trade payable was created);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(f) all obligations under any Capitalized Lease;

(g) net obligations of such Person under any Swap Contract (as defined in the Senior Credit Agreement);

(h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid Dividends; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract (as defined in the Senior Credit Agreement) on any date shall be

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deemed to be the Swap Termination Value (as defined in the Senior Credit Agreement) thereof as of such date.

“Independent Engineer” means RW Beck, Inc.

“Initial Unit Issuance” shall have the meaning set forth in Section 2.2 hereof.

“Insurance Consultant” means Moore-McNeil, LLC, or any replacement insurance consultant appointed by the Agent with the prior written consent of the Required Purchasers and (so long as no Event of Default has occurred and is continuing) after consultation with the Company.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 4.1(d) hereof.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate collar or other interest rate hedging agreement or interest rate protection arrangement.

“Investment” means, as applied to any Person, the amount paid or agreed to be paid or loaned, advanced or contributed to other Persons, and in any event shall include (a) any direct or indirect purchase or other acquisition of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) and (b) any capital contribution to any other Person.

“Knowledge” means the actual knowledge, after due inquiry, of any authorized officer, Financial Officer, chair, president, chief executive officer, chief operating officer, secretary, manager, interim operating manager, interim financial manager or interim executive manager of Company or any Loan Party, as applicable, including any Person holding any such office on an interim basis, and any other officer of any Company or Loan Party identified as a Named Officer (as defined in the respective Operating Agreements, as the case may be) in accordance with the terms of the respective Operating Agreements, as the case may be.

“Laminar” means Laminar Direct Capital L.P., a Delaware limited partnership.

“Laws” means all U.S. and foreign federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments.

“Leased Premises” means, with respect to each Grain Facility Lease, the Premises as defined in such Grain Facility Lease.

“Lien” means any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, now owned or hereafter acquired, whether such interest is based on common law, statute or contract.

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“Linden” means ASA Linden, LLC, a Delaware limited liability company.

“Linden Agreement for Water Services” means the agreement for water services to be entered into between Linden and the applicable third party.

“Linden Construction Account” has the meaning set forth in the Senior Credit Agreement.

“Linden Construction Budget” means the budget attached hereto as Schedule 1.1(c) that sets forth all categories of costs and expenses required in connection with the development, construction, start-up, and testing of the Linden Plant, including all construction and non-construction costs, all costs under the Linden Design Build Contract, all interest, taxes and other carrying costs related to the Linden Notes and the Linden Construction Loans (as defined in the Senior Credit Agreement), and the costs related to the construction of the facilities described under the Project Documents relating to the Linden Plant, as updated from time to time with the prior written consent of the Agent or otherwise in accordance with Section 7.2(z) hereof.

“Linden Construction Withdrawal Certificate” means a certificate in substantially the form of Exhibit I.

“Linden Corn Futures Advisory Agreement” means the Futures Advisory Agreement, dated as of the Closing Date, between Cargill Commodity Services, Inc., a Delaware corporation, doing business as Cargill Direct, and Linden.

“Linden Corn Supply Agreement” means the Corn Supply Agreement, dated as of the Closing Date, between Cargill and Linden.

“Linden Design Build Contract” means the Lump-Sum Design Build Agreement, dated as of the Closing Date, between the Design Builder and Linden for construction of the Linden Plant (excluding the Leased Premises), as clarified pursuant to the Design Basis Letter Agreement.

“Linden Distillers Grains Marketing Agreement” means the Distillers Grains Marketing Agreement, dated as of the Closing Date, between Cargill and Linden.

“Linden Electric Facilities and Services Agreement” means the electric facilities agreement to be entered into between Albion and Tipmont REMC.

“Linden Ethanol Marketing Agreement” means the Ethanol Marketing Agreement, dated as of the Closing Date, between Cargill, acting through its Sweeteners North America business unit, and Linden.

“Linden Facility Cap” means $20,678,768.

“Linden Facility Funding Period” means the period commencing on March 1, 2006 and continuing until October 31, 2006.

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“Linden Gas Risk Management Agreement” means the Gas Risk Management Agreement, dated as of the Closing Date, among Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Energy Services, Linden and Cargill.

“Linden Gas Supply Agreement” means the Base Contract for Sale and Purchase of Natural Gas, dated as of the Closing Date, between Cargill and Linden, as supplemented by the Cargill, Incorporated Special Provisions NAESB, of the same date between the same parties.

“Linden Gas Transportation Agreement” means the Gas Service Agreement to be entered into between Vectren Energy of Indiana, Inc., a/k/a Indiana Gas Company, and Linden.

“Linden Grain Facility Lease” means the Lease Agreement, dated as of the Closing Date, between Cargill and Linden.

“Linden ICM License” means the License Agreement, dated as of the Closing Date, between ICM and Linden.

“Linden LLC Agreement” means the Limited Liability Company Agreement of ASA Linden, LLC, dated as of the Closing Date executed by ASA Holdings and the Independent Member of Linden.

“Linden Master Agreement” means the Master Agreement, dated as of the Closing Date, among Cargill, Cargill Commodity Services Inc., a Delaware corporation, ASA Holdings and Linden.

“Linden Note” means, collectively, each of the Linden Notes issued pursuant to Section 2.1(c) hereof.

“Linden Operating Agreement” means the Plant Operation Agreement, dated as of the Closing Date, between Linden and UBEM.

“Linden Plant” means the dry grind ethanol production facility located near Linden, Indiana, with a nameplate capacity of 100 million gallons-per-year, including the Site on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto.

“Linden Project Costs” means the following costs and expenses incurred by Linden in connection with the Linden Plant prior to the Final Completion Date for the Linden Plant and set forth in the Linden Construction Budget or otherwise approved in writing by the Agent (in consultation with the Owner’s Engineer):

(i)	costs incurred by Linden under the Linden Design Build Contract, and other costs directly related to the acquisition, site preparation, design, engineering, construction, installation, start-up, and testing of the Linden Plant;

(ii)	fees and expenses incurred by or on behalf of Linden and allocated to the Linden Plant in connection with the development of the Project and the consummation of

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the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees, and the costs of preliminary engineering;

(iii)	interest and Fees (as defined in the Senior Credit Agreement) on the Linden Construction Loans (as defined in the Senior Credit Agreement) until the Commercial Operation Date (as defined in the Senior Credit Agreement) for the Linden Plant;

(iv)	financing fees and expenses in connection with the Loans (as defined in the Senior Credit Agreement) and the fees, costs and expenses of the Agents’ counsel, any Interest Rate Protection Provider’s counsel and the Consultants that are allocated to the Linden Plant;

(v)	insurance premiums with respect to the Title Insurance Policy for the Linden Plant and the insurance for the Linden Plant required under the Senior Credit Agreement);

(vi)	interest and all fees on the Linden Notes until the Commercial Operations Date for the Linden Plant;

(vii)	financing fees and expenses in connection with the Linden Notes and the fees, costs and expenses of the Agent’s counsel and the Consultants that are allocated to the Linden Plant;

(viii)	costs of corn and natural gas utilized for commissioning of, Performance Tests for, and operation of, the Linden Plant prior to the Commercial Operation Date; and

(ix)	all other costs and expenses included in the Linden Construction Budget that are approved by Agent.

“Linden Rail Use Agreements” means, collectively, (i) the rail use agreement to be entered into between Linden and Cargill and (ii) the rail use agreement to be entered into between Linden and CSX Transportation, Inc.

“Linden Railroad Easement Agreement” means the Railroad Easement Agreement, dated as on or about the date hereof, between Linden and Cargill.

“Linden Well Easement” means the easement to be granted to Linden for a well on terms and conditions reasonably satisfactory to the Agent.

“Line Item” means a line item of cost or expense set forth in any Construction Budget.

“Litigation Schedule” has the meaning assigned to such term in Section 5.1(j) hereof.

“Loan Parties” means ASA Holdings, ASA Albion, ASA Bloomingburg and ASA Linden.

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“Loan Parties’ Guaranty” has the meaning assigned to such term in Section 4.1(c) hereof.

“Maintenance Capital Expenses” means all expenditures by the Company and the Loan Parties for regularly scheduled (or reasonably anticipated) major maintenance of the Project in accordance with the Operating Budgets then in effect, Prudent Ethanol Operating Practice and vendor and supplier requirements constituting major maintenance (including teardowns, overhauls, capital improvements, replacements and/or refurbishments of major components of the Project).

“Manage” and “Management” means generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined in CERCLA, RCRA and other Environmental Laws (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, such Environmental Laws).

“Management Fee” shall mean the management fees contemplated by the Management Services Agreement.

“Management Services Agreement” means the Management and Administrative Services Agreement dated as of the Closing Date by and between the Company and ASA Holdings.

“Master Agreements” means, collectively, the Albion Master Agreement, the Bloomingburg Master Agreement and the Linden Master Agreement.

“Material Adverse Effect” means (i) a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), prospects or operations of the Company or any of the Loan Parties, any Plant or any Project, (ii) any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on the ability of the Company, any Loan Party or any Project Party to perform its obligations under any Transaction Document, the Senior Credit Agreement or any Project Document to which it is a party, or (iii) any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on the rights or remedies of any Purchaser under any Purchase Document.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances and hazardous substances, any toxic mold, radon gas or other naturally occurring toxic or hazardous substance or organism and any material that is regulated in any way, or for which liability is imposed, pursuant to an Environmental Law.

“Monthly Progress Report” means, with respect to each Plant, a “Monthly Progress Report” as defined in Section 3.8 of the Design Build Contract for such Plant.

“Moody’s” has the meaning assigned to such term in Section 7.2(i)(ii) hereof.

“Multiemployer Plan” means a multiemployer plan (within the meaning of Section 3(37) of ERISA) that is maintained for the benefit of the employees of the Company or any Loan Parties or any member of the Controlled Group.

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“Necessary Project Approvals” shall have the meaning as set forth in Section 5.1(g) hereto.

“Negative Pledge Agreement” shall have the meaning as set forth in Section 4.1(c) hereto.

“Net Income” means, for any period, the net income (or loss) of the Company and the Loan Parties on a consolidated basis for such period, after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP, for such period taken as a single accounting period.

“Non-Appealable” means, with respect to any specified time period allowing an appeal of any ruling under any constitutional provision, Law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding or injunction that such specified time period has elapsed without an appeal having been brought.

“Note Funding Date” means the date on which any Purchaser makes an advance under any Note pursuant to Section 2.1.

“Notes” means, collectively, the Albion Notes, the Bloomingburg Notes and the Linden Notes, in each case, in the form attached hereto as Exhibit A-1.

“Notes Payment Default” means the occurrence of an Event of Default as a result of the failure to pay interest or principal on Notes beyond any applicable cure period.

“Notice of Suspension” means the date that Agent sends notice to the Company indicating that Company shall no longer be able to direct the Loan Parties to withdraw or otherwise direct the Loan Parties to deal with any funds deposited in or credited to the Construction Accounts at any time during the occurrence and continuance of an Event of Default and the Company shall cause the Loan Parties to comply with such request.

“Notice to Proceed” means, with respect to each Plant, a “Notice to Proceed” as defined in Section 6.3 of, and issued in accordance with the terms of, the Design Build Contract relating to such Plant.

“Operating Agreements” means, collectively, the Company LLC Agreement, the ASA Holdings LLC Agreement, the Albion LLC Agreement, the Bloomingburg LLC Agreement and the Linden LLC Agreement.

“Operation and Maintenance Expenses” has the meaning set forth in the Senior Credit Agreement.

“Operating Budget” shall have the meaning as set forth in Section 7.1(e) hereof.

“Operating Budget Category” has the meaning set forth in the Senior Credit Agreement.

“Organizational Schedule” has the meaning assigned to such term in Section 5.1(a) hereof.

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“Other Taxes” has the meaning assigned to such term in Section 3.7 hereof.

“Owner’s Engineer” means HDR Engineering, Inc., or any replacement owner’s engineer appointed by the Agent with the prior written consent of the Required Purchasers and (so long as no Event of Default has occurred and is continuing) after consultation with the Company.

“Owner’s Engineer Certificate” means a certificate of the Owner’s Engineer in substantially the form of Exhibit C.

“Owners Scope” means, with respect to any Plant, all work relating to the construction of such Plant that is the responsibility of Owner (as defined in such Design Build Contract for such Plant) or any of Owner’s contractors (other than the Design Builder), including work set forth in Section 4.6 and Exhibit C of the Design Build Contract for such Plant.

“Payment Bond” means each payment bond obtained by the Design Builder pursuant to Section 7.4.2 of each Design Build Contract.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions thereof.

“Performance Bond” means each performance bond obtained by the Design Builder pursuant to Section 7.4.1 of each Design Build Contract.

“Performance Test” means, with respect to each Plant, “Performance Test” as defined in Section 7.2.1 of the Design Build Contract for such Plant.

“Performance Test Report” has the meaning assigned to such term in Section 7.1(x) hereof.

“Permitted Liens” has the meaning assigned to such term Section 7.2(b) hereof.

“Permitted Tax Distributions” means, with respect to any Person, any Dividends to any holder of such Person’s stock or other equity securities to permit such holder to pay federal income taxes and all relevant state and local income taxes at a rate equal to the highest marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holder as a partner of such Person under federal, state, and local income tax laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it in proportion and to the extent in which such holder holds stock or other equity securities of such Person.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.

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“Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA), other than a Multiemployer Plan, established or maintained by any of the Company or the Loan Parties or any member of the Controlled Group.

“Plants” means, collectively, the Albion Plant, the Bloomingburg Plant and the Linden Plant.

“Pledge Agreement” has the meaning assigned to such term in Section 4.1(c) hereof.

“Pollutant” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in RCRA; any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, said Environmental Laws); and including without limitation any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans, heavy metals, and radon gas; and including any other substance or material that is reasonably determined to present a threat, hazard or risk to human health or the environment.

“Products” means ethanol, Distillers Grains, carbon dioxide, and any other co-product or by-product produced in connection with the production of ethanol at the Plants.

“Project” means, at all times, each Plant and all auxiliary and other facilities constructed or to be constructed by or on behalf of any Loan Parties pursuant to the Project Documents or otherwise, together with all fixtures and improvements thereto and each Site and all other real property, easements and rights-of-way held by or on behalf of any Loan Parties and all rights to use easements and rights-of-way of others.

“Project Costs” means, collectively, the Albion Project Costs, the Bloomingburg Project Costs and the Linden Project Costs.

“Project Documents” means:

(a) the Design Build Contracts;

(b) the Cargill Goods and Services Agreements;

(c) the Electric Facilities Agreements;

(d) the Electric Services Agreements;

(e) the ICM Licenses;

(f) the Linden Electric Facilities and Services Agreement;

(g) the Gas Transportation Agreements;

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(h) the Performance Bonds;

(i) the Payment Bonds;

(j) the Operating Agreements and any Replacement Operating Agreement;

(k) the Grain Facility Leases;

(l) the Railroad Easement Agreement;

(m) the Agreements for Water Services;

(n) the Rail Use Agreements;

(o) the Albion Wastewater Easement;

(p) the Linden Well Eastment;

(q) other project documents to be mutually agreed by the Company, and Agent after execution by the applicable Loan Party and the applicable Project Party;

(r) each Additional Material Project Document; and

(s) any replacement agreement for any of such agreements.

“Project Party” means each Person (other than the Company and the Loan Parties) who is a party to a Project Document.

“Properties and Facilities” has the meaning assigned to such term in Section 5.1(q) hereof.

“Proprietary Rights” means all patents, trademarks, trade names, service marks, copyrights, inventions, production methods, licenses, formulas, know-how and trade secrets, regardless of whether such are registered with any Governmental Authorities, including applications therefor.

“Prudent Ethanol Operating Practice” means those reasonable practices, methods and acts that (i) are commonly used in the regions where the Plants are located to manage, operate and maintain ethanol production, distribution, equipment and associated facilities of the size and type that comprise the Project safely, reliably, and efficiently and in compliance with applicable laws, manufacturers’ warranties and manufacturers’ recommendations, and (ii) in the exercise of reasonable judgment, skill, diligence, foresight and care are expected of an ethanol plant operator, in order to efficiently accomplish the desired result consistent with safety standards, applicable laws, manufacturers’ warranties, manufacturers’ recommendations and, in the case of the Project, the Project Documents. Prudent Ethanol Operating Practice does not necessarily mean one particular practice, method, equipment specifications or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

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“Purchase Documents” means this Agreement, the Notes, the Security Documents, the Company LLC Agreement, the Fee Letter and all other agreements, instruments and documents delivered in connection therewith as any or all of the foregoing may be supplemented or amended from time to time.

“Purchaser” has the meaning assigned to such term in the preamble hereof and in Section 6.2 hereof.

“Rail Use Agreements” means the Albion Rail Use Agreements, the Bloomingburg Rail Use Agreements and the Linden Rail Use Agreements.

“Railroad Easement Agreements” means the Albion Railroad Easement Agreement, the Bloomingburg Railroad Easement Agreement and the Linden Railroad Easement Agreement.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations, standards, guidelines, and publications issued thereunder.

“Related Transactions” means the transactions contemplated under the Senior Credit Documents and the Project Documents.

“Removal,” “Remedial” and “Response” actions mean the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, whether the activities are those which might be taken by a Governmental Authority or those which a Governmental Authority or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions.

“Replacement Operating Agreement” means an agreement in form and substance reasonably satisfactory to the Agent, between a Loan Party and an operator acceptable to the Agent, for the operation of a Plant (excluding the Leased Premises).

“Reportable Event” means any of the events which are reportable under Section 4043 of ERISA and the regulations promulgated thereunder, other than an occurrence for which the thirty (30) day notice contained in 29 C.F.R. § 2615.3(a) is waived.

“Required Purchasers” means, (i) at any time during which ACAS, Laminar and US Renewable, collectively, own 70% or more of the outstanding principal amount of the Notes, Purchasers holding a pro rata percentage of the outstanding principal amount of the Notes aggregating at least 70% at such time and (ii) at any time during which ACAS, Laminar and US Renewable, collectively, own less than 70% of the outstanding principal amount of the Notes, Purchasers holding a pro rata percentage of the outstanding principal amount of the Notes aggregating at least 51% at such time.

“Right of First Offer and Refusal Agreement” means the Right of First Offer and Refusal Agreement, dated on or about the date hereof, among the Loan Parties, the Senior Agent, the Senior Lenders, the Agent and the Purchasers.

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“SEC” means the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

“Securities” has the meaning assigned to such term in Section 2.3 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Pledge Agreement, the Loan Parties’ Guaranty, the Negative Pledge Agreement, the Financing Statement filed in connection with such Pledge Agreement and the Environmental Indemnity Agreement.

“Senior Agent” means WestLB AG, New York Branch, as administrative agent under the Senior Credit Agreement, and its successors and assigns acting in such capacity.

“Senior Credit Agreement” means that certain Credit Agreement dated as of the date hereof, by and among the Loan Parties, Senior Agent, Senior Lenders and certain other parties from time to time party thereto, as such may be amended, restated, supplemented or otherwise modified from time to time as permitted under the Intercreditor Agreement.

“Senior Credit Documents” means the Senior Credit Agreement, the Senior Notes, the Right of First Offer and Refusal Agreement, and all documents, instruments, certificates and agreements contemplated thereby or executed in connection thereunder.

“Senior Lender” means, collectively, the lenders from time to time party to the Senior Credit Agreement and their successors and assigns.

“Senior Notes” means the Construction Notes and Term Notes (each as defined in the Senior Credit Agreement) executed by the Loan Parties and payable to Senior Lender in the original principal amount of $275,000,000, and all renewals, extensions, restatements, substitutions and replacements thereto in accordance with the terms of the Intercreditor Agreement.

“Site” means, with respect to each Plant, those certain parcels described on Schedule 1.1(d) with respect to such Plant.

“Subsequent Closing” shall have the meaning as set forth in Section 2.4 hereof.

“Subsequent Closing Date” shall have the meaning as set forth in Section 2.4 hereof.

“Subsidiary” means, with respect to any corporation or limited liability company, any other corporation or limited liability company of which the outstanding Equity Interests or equity interests possessing a majority of voting power in the election of directors or managers, as applicable, (otherwise than as the result of a default) is owned or controlled by such corporation directly or indirectly through one or more intermediaries.

“Substantial Completion” with respect to each Plant, has the meaning provided in the relevant Design Build Contract.

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“Taxes” has the meaning assigned to such term in Section 3.7 hereof.

“Title Continuation” means a written notice issued by the Title Insurance Company (including their local title insurance abstractors) confirming the status of title as set forth in the Title Insurance Policy, which indicates that, since the last preceding Subsequent Closing Date (or if there has been no such last preceding Subsequent Closing Date, the date hereof), there has been no change in the state of title to the Premise and no Liens or survey exceptions (in the case of any updated or “as-built” survey that has been issued) not theretofore approved by the Required Purchasers, which written notice shall contain no recorded mechanic’s liens except as approved by the Required Purchasers or as otherwise subject to a Contest.

“Title Insurance Company” means First American Title Company or such other title insurance company or companies satisfactory to the Agent.

“Title Insurance Policy” means the paid title insurance policy (the “Title Insurance Policy”), in the aggregate amount equal to two hundred seventy-five million Dollars ($275,000,000) in favor of the applicable Loan Party, containing such endorsements as reasonably requested by Agent (with co-insurance or reinsurance in such amounts and with such title insurance companies as may be reasonably required and approved by the Agent), containing no exception for mechanics’ or materialmen’s Liens and no other exceptions (printed or otherwise) other than those reasonably approved by the Agent.

“Transaction Documents” has the meaning assigned to such term in Section 5.1(f) hereof.

“Transactions” means the incurrence of debt and the issuance of securities in connection therewith, as contemplated by this Agreement, the Notes and all other agreements contemplated hereby and thereby whether on the Closing Date, any Subsequent Closing Date or Unit Purchase Date.

“UBEM” means United Bio Energy Management, LLC, a Kansas limited liability company.

“Unfunded Portion of the Notes” means the sum of (i) the Albion Facility Cap, minus the aggregate principal amount of the Albion Notes, plus (ii) the Bloomingburg Facility Cap, minus the aggregate principal amount of the Bloomingburg Notes, plus (iii) the Linden Facility Cap, minus the aggregate principal amount of the Linden Notes.

“United States Person” means a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Units” means, collectively, the Class A Units and the Class B Units of the Company.

“Unit Issuance” shall have the meaning as set forth in the preamble hereto.

“Unit Purchase Cap” has the meaning assigned to such term in Section 2.2 hereof.

“Unit Purchase Date” means the date on which any Purchaser makes an advance with respect to any Class A Units of the Company pursuant to Section 2.3 hereof.

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“US Renewable” means USRG ASA, LLC, a Delaware limited liability company.

“UST” means an underground storage tank, including as that term is defined, construed and otherwise used in RCRA and in rules, regulations, standards, guidelines and publications issued pursuant to RCRA and comparable state and local laws.

“WDG” means wet distillers grains produced by the Loan Parties at the Plants.

“Work Schedule” means, with respect to each Plant, a “Work Schedule” as defined in Section 6.1 of the Design Build Contract for such Plant that is satisfactory to the Owner’s Engineer.

1.2 Accounting Principles. The character or amount of any asset, liability, capital account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement shall be determined or made in accordance with generally accepted accounting principles in the United States of America consistently applied (“GAAP”), unless such principles are inconsistent with the express requirements of this Agreement.

1.3 Other Definitional Provisions; Construction. Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not in any particular provision of this Agreement, and references to section, article, annex, schedule, exhibit and like references are references to this Agreement unless otherwise specified. A Default or Event of Default shall “continue” or be “continuing” until such Default or Event of Default has been cured or waived by Agent and Required Purchasers. References in this Agreement to any Persons shall include such Persons’ successors and permitted assigns. The words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”. Other terms contained in this Agreement (which are not otherwise specifically defined herein) shall have meanings provided in Article 9 of the Maryland Uniform Commercial Code on the date hereof to the extent the same are used or defined therein. References to the Senior Credit Agreement shall mean the Senior Credit Agreement as in effect from time to time but without giving effect to any amendments or modifications thereof which have not been consented to by the Agent and the Required Purchasers pursuant to Section 7.2(bb).

SECTION 2

ISSUE AND SALE OF SECURITIES

2.1 Authorization and Issuance of the Notes; Proceeds of Notes; Notices.

(a) Albion Notes. Subject to the terms and conditions of this Agreement and upon the satisfaction of the conditions set forth in Section 4.1 hereof, on the Closing Date, the Purchasers agree to purchase notes of Company due February 6, 2015 to be substantially in the form of the note attached hereto as Exhibit A-2 (including any notes issued in substitution therefor pursuant to Sections 6.3 and 6.4 hereof, each such note, an “Albion Note”) and the

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Company agrees to issue Albion Notes in an aggregate amount equal to the Albion Facility Cap; provided, that, the Purchasers further agree, that advances under the Albion Notes shall be made, subject to the terms and conditions of this Agreement and upon the satisfaction of the conditions set forth in Sections 4.1 and 4.2 hereof, during the Albion Facility Funding Period, but in no event more frequently than once each calendar month, in each case, in an amount equal to the amount of incurred (or due and payable in the next thirty (30) days as evidenced by documentation reasonably acceptable to Agent) but previously unfinanced Albion Project Costs but in no event shall the advances made by Purchasers under the Albion Notes exceed the Albion Facility Cap. The Purchasers have duly authorized the issuance and sale of all such Albion Notes. The amount of the Albion Notes repaid or prepaid from time to time may not be reborrowed.

(b) Bloomingburg Notes. Subject to the terms and conditions of this Agreement and upon the satisfaction of the conditions set forth in Section 4.1 hereof, on the Closing Date, the Purchasers agree to purchase notes of Company due February 6, 2015 to be substantially in the form of the note attached hereto as Exhibit A-2 (including any notes issued in substitution therefor pursuant Sections 6.3 and 6.4 hereof, each such note, a “Bloomingburg Note”) and the Company agrees to issue Bloomingburg Notes in an aggregate amount equal to the Bloomingburg Facility Cap; provided, that, the Purchasers further agree, that advances under the Bloomingburg Notes shall be made, subject to the terms and conditions of this Agreement and upon the satisfaction of the conditions set forth in Sections 4.1 and 4.2 hereof, during the Bloomingburg Facility Funding Period, but in no event more frequently than once each calendar month, in each case, in an amount equal to the amount of incurred (or due and payable in the next thirty (30) days as evidenced by documentation reasonably acceptable to Agent) but previously unfinanced Bloomingburg Project Costs but in no event shall the advances made by Purchasers under the Bloomingburg Notes exceed the Bloomingburg Facility Cap. The Purchasers have duly authorized the issuance and sale of all such Bloomingburg Notes. The amount of the Bloomingburg Notes repaid or prepaid from time to time may not be reborrowed.

(c) Linden Notes. Subject to the terms and conditions of this Agreement and upon the satisfaction of the conditions set forth in Section 4.1 hereof, on the Closing Date, the Purchasers agree to purchase notes of Company due February 6, 2015 to be substantially in the form of the note attached hereto as Exhibit A-2 (including any notes issued in substitution therefor pursuant Section 6.3 and 6.4 hereof, each such note, a “Linden Note”) and the Company agrees to issue Linden Notes in an aggregate amount equal to the Linden Facility Cap; provided, that the Purchasers further agree, that advances under the Linden Notes shall be made, subject to the terms and conditions of this Agreement and upon the satisfaction of the conditions set forth in Section 4.1 and 4.2 hereof, during the Linden Facility Funding Period, but in no event more frequently than once each calendar month, in each case, in an amount equal to the amount of incurred (or due and payable in the next thirty (30) days as evidenced by documentation reasonably acceptable to Agent) but previously unfinanced Linden Project Costs but in no event shall the advances made by Purchasers under the Linden Notes exceed the Linden Facility Cap. The Purchasers have duly authorized the issuance and sale of all such Linden Notes. The amount of the Linden Notes repaid or prepaid from time to time may not be reborrowed.

(d) Proceeds of Notes. (i) The proceeds of each Albion Note shall be deposited into the Albion Construction Account, shall be deemed contributed by the Company to

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Albion and Company shall cause Albion to apply such proceeds in accordance with this Agreement and used solely for the payment of the Albion Project Costs, (ii) the proceeds of the Bloomingburg Construction Loans shall be deposited into the Bloomingburg Construction Account, deemed contributed by the Company to Bloomingburg and Company shall cause Bloomingburg to apply such proceeds in accordance with this Agreement and used solely for the payment of the Bloomingburg Project Costs and (iii) the proceeds of the Linden Construction Loans shall be deposited into the Linden Construction Account, deemed contributed by the Company to Linden and Company shall cause Linden to apply such proceeds in accordance with this Agreement and used solely for the payment of the Linden Project Costs; provided, however, the Company shall retain the proceeds from the issuance of the Notes in the amount equal to the interest and fees set forth in clause (vi) and (vii) of the definition of “Albion Project Costs,” “Bloomingburg Project Costs” and “Linden Project Costs” in order to pay the Agent and the Purchasers such interest and fees due pursuant to this Agreement and the Purchase Documents. Notwithstanding the foregoing, upon request of the Company, the Purchasers shall consider funding the Unfunded Portion of the Notes to the Company, which may be contributed by Company to any Loan Party, to be used for the payment of such Loan Party’s Project Costs or for any Loan Party’s working capital needs; provided, that, such funding procedures and conditions to such fundings shall be agreed upon by the Purchasers at the time of such request by the Company.

(e) Notices. Subject to the terms and conditions as otherwise set forth herein, whenever the Company requests a funding under its Notes for any of the Project Costs as set forth above during the applicable Facility Funding Period, it shall give written notice thereof in the form of Exhibit D hereto (or telephonic notice promptly confirmed in writing) to the Agent, not later than 11:00 a.m. (Eastern Standard Time) (i) for fundings under the Notes in an amount less than $5,000,000 (provided, that the minimum amount requested in a Funding Notice shall be $1,000,000 and in integral multiples of $100,000 thereafter), five (5) Business Days, and (ii) for fundings under the Notes in an amount equal to or greater than $5,000,000, seven (7) Business Days, in each case, prior to the date of such proposed funding under the Notes (each, a “Funding Notice”). Each funding under the Notes are subject to the satisfaction of the conditions set forth in this Agreement. The Funding Notice shall be delivered to Agent together with each of the following documents:

(i) the Application for Payment for each Plant with respect to which the proceeds of such Notes will be used, together with the corresponding Monthly Progress Report, each of which shall be certified as true and complete by Company, on behalf of the applicable Loan Party, the Design Builder and the Owner’s Engineer;

(ii) the Owner’s Engineer final substantiation of the immediately preceding Application for Payment for each such Plant or, if the Owner’s Engineer has determined that any portion of the Work (as defined in the relevant Design Build Contract) proposed to be paid pursuant to any of the immediately preceding Applications for Payment cannot be substantiated, the Owner’s Engineer confirmation that the applicable Application for Payment with respect to the proceeds of such Notes will be used reflects any necessary adjustments for the portion of the Work that cannot be substantiated;

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(iii) the invoices for all Project Costs (other than interest and fees on the Notes) that are not included in the Application for Payment with respect to which the proceeds of the Notes will be used;

(iv) absolute and unconditional sworn Lien waiver statements in the form attached to the Design Build Contract for such Plant evidencing receipt of payment by the Design Builder, all subcontractors, all contractors performing the Owners Scope and all other Persons who were paid from the proceeds of the last Note issued; provided that, if there has been no Note issued with respect to such Plant, such Lien waiver statements shall evidence receipt of all payments due and payable by the respective Loan Parties to the Design Builder, all subcontractors and all other Persons since the date hereof. Such Lien waiver statements shall (A) be dated on or about the date of the Funding Notice and (B) cover all work done and all sums received through the date of the Note issued with respect to such Plant (or if there has been no Note issued with respect to such Plant, the date of the last Application for Payment). Each such Lien waiver statement shall be certified as true and correct and complete by the relevant Design Builder and shall be verified by the Owner’s Engineer;

(v) a list of all Change Orders for such Plant not theretofore submitted to the Agent, together with a statement by the Company, on behalf of the Loan Parties, that copies of the same have been submitted to the Owner’s Engineer prior to the date of such Funding Notice and a list of all Change Orders for such Plant to the date of such Funding Notice and a list of all contemplated Change Orders for such Plant, together with confirmation that each such Change Order is in compliance with Section 7.2(t)(iii) hereof;

(vi) evidence (which shall include the waiver of Liens required hereunder and a detailed receipt for payment itemized by Line Item in the Construction Budget for such Plant) reasonably satisfactory to the Owner’s Engineer that the full amount of the proceeds of the then last Note issued for such Plant has been paid out by the Loan Parties or the Design Builder to the Persons with respect to whom the proceeds of such Notes were disbursed and otherwise in accordance with this Agreement; provided that, if there has been no Note issued with respect to such Plant, such evidence shall confirm receipt of all payments due and payable by the Loan Parties to the Design Builder, all subcontractors and all other Persons since the date hereof;

(vii) a certification by an authorized officer of the Company (i) if on the Closing Date, that the matters set forth in Section 4.1 hereto have been satisfied with respect to such requested funding and (ii) if on any Subsequent Closing Date, that the matters set forth in Section 4.2 hereto have been satisfied with respect to such requested funding.

2.2 Authorization and Issuance of Additional Securities; Notices. (a) Company has duly authorized the issuance and sale to Purchasers of (i) 258,304.81 Class A Units of Company, representing in the aggregate 93.35% of issued and outstanding Class A Units of Company on a fully diluted basis as of the Closing Date and the Distribution Percentage as set forth on Exhibit M hereto for the aggregate purchase price of $28,086,032 (the “Initial Unit Purchase

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Amount”) and (ii) 40,000 Class B Units of Company, representing 15.63% of issued and outstanding Class B Units of Company on a fully diluted basis as of the Closing Date and the Distribution Percentage as set forth on Exhibit M hereto. Subject to the terms and conditions of this Agreement and upon the satisfaction of the conditions set forth in Sections 4.1 and 4.3 hereof, the Purchasers agree, at any time on or after the Closing Date and prior to November 30, 2006, but in no event more frequently than once each calendar month, to purchase the Class A Units for a purchase price up to the Unit Purchase Cap (minus the Initial Unit Purchase Amount and the amount of all other purchases of Class A Units by the Purchasers) and the Company agrees to authorize the issuance and sale of such Class A Units (each, an “Equity Purchase”). The proceeds of the Units will be contributed by the Company to the applicable Loan Party to be used for (i) start-up expenses with respect to the Plants, (ii) interest and other fees payable to the Agent and the Purchasers hereunder, (iii) Project Costs and (iv) general working capital purposes.

(b) Notices. Subject to the terms and conditions as otherwise set forth herein, whenever the Company requests any Equity Purchase, it shall give written notice thereof in the form of Exhibit N hereto (or telephonic notice promptly confirmed in writing) to the Agent, not later than 11:00 a.m. (Eastern Standard Time) (i) for amounts less than $5,000,000 (provided, that the minimum amount requested shall be $1,000,000 and in integral multiples of $100,000 thereafter), five (5) Business Days, and (ii) for amounts equal to or greater than $5,000,000, seven (7) Business Days, in each case, prior to the date of such proposed Unit Purchase Date.

2.3 Sale and Purchase. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein which shall be made by the Company and the Company, on behalf of the Loan Parties, on each Note Funding Date and each Unit Purchase Date, (a) on each Note Funding Date, subject to Section 2.1, the Purchasers shall make an advance with respect to the Notes in an amount equal to the pro rata portion of the Notes as set forth on Annex A, but in no event in excess of $62,500,000, (b) on each Unit Purchase Date, Purchasers shall purchase the Class A Units which represent the advance amount requested by Company in the Equity Purchase Request, and the Company shall authorize the Class A Units in an amount equal to the pro rata percentage of Class A Units of such Purchaser as set forth on Annex A, but in no event shall the aggregate purchase price of all Class A Units purchased by the Purchasers exceed the Unit Purchase Cap, and (c) in consideration of the purchase and sale of the Notes, Company shall issue to Purchasers on the Closing Date, the Class B Units, in an amount equal to the pro rata portion of the Class B Units set forth on Annex A (the Notes, the Class A Units and the Class B Units are sometimes referred to herein collectively as the “Securities”).

2.4 The Closing; Subsequent Closings. Delivery of all Securities on the Closing Date and the purchase of Class A Units on the Closing Date (the “Closing”) shall be made at the offices of Chadbourne & Parke LLP, Houston, Texas, commencing at 10:00 a.m., local time, on February 6, 2006 or such other time and place mutually agreed upon by the parties. The date and time of the Closing as determined under this Section 2.4 are referred to herein as the “Closing Date.” Delivery of the Securities purchased on the Closing Date shall be made to Purchasers against payment of the purchase price therefore, less any other amounts payable pursuant to Section 4.1(h) hereof, by wire transfer of immediately available funds in the manner agreed to by the Company and Purchasers. The Securities purchased shall be issued in such name or names

Note and Equity Purchase Agreement	38

and in such permitted denomination or denominations as set forth in Annex A. Each subsequent funding with respect to the advances that are to be funded by the Purchasers on each Note Funding Date and with respect to the purchase by the Purchasers of the Class A Units and sale of the Class A Units by the Company on each Unit Purchase Date, as applicable (each, a “Subsequent Closing”), shall be made by wire transfer of immediately available funds to the applicable Construction Account. The date and time of each Subsequent Closing as finally determined pursuant to this Section 2.4 are referred to herein as the “Subsequent Closing Date.”

SECTION 3

REPAYMENT OF THE NOTES

3.1 Interest Rates and Interest Payments. Company covenants and agrees to make payments to Agent, for the ratable benefit of Purchasers of the Notes, of accrued interest on funds advanced under the Notes on the first Business Day of each Fiscal Quarter, which shall commence on April 1, 2006, during the term of the Notes. Interest on the Notes will be computed on the basis of a year of 360 days, composed of twelve 30-day months, and the actual number of days elapsed. The Notes will bear interest on the outstanding principal amount thereof at a rate equal to 17% per annum, 11.0% of which shall be payable quarterly in arrears in cash (the “Coupon Interest”) and the remaining portion shall accrue and be payable quarterly, to the extent allowed under the Senior Credit Agreement, from the Company’s and the applicable Loan Parties’ Excess Cash Flow following the Conversion Date in an amount that will generate a 17% annualized internal rate of return on the Notes (excluding any fees, the Deferred Subordinated Priority Interest (as defined below) and any default interest payable as a result of the last sentence of this Section 3.1 or Section 8.2 hereof) realized from the Closing Date through applicable payment date using the date specific XIRR function in Microsoft Excel and calculated assuming, as of such date, the aggregate outstanding principal amount of, and accrued interest on, the Notes (the “Cash Flow Interest”). If Coupon Interest is not paid in full for any quarter as a result of a restriction under the Senior Credit Agreement applicable to the Current Priority Subordinated Interest (as defined in the Senior Credit Agreement), then the Deferred Priority Subordinated Interest (as defined in the Senior Credit Agreement) shall continue to accrue interest at the rate per annum as set forth above, plus 200 basis points.

3.2 Repayment of the Notes. (a) The Company covenants and agrees to repay to Agent, for the ratable benefit of Purchasers, the unpaid principal balance of the Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder. Such repayment of the Notes shall be made by Company as follows: (i) commencing on the first day of each Fiscal Quarter following the Conversion Date, in quarterly payments equal to, with respect to any Plant, the Applicable Percentage of the applicable Loan Parties’ Excess Cash Flow, to the extent allowed under the Senior Credit Agreement, less the amount paid by Company to Agent, for the benefit of the Purchasers, representing such Loan Party’s Cash Flow Interest for such Plant and (ii) one final payment of any remaining principal on February 6, 2015.

(b) Applicable High Yield Discount Obligation Mandatory Prepayment. On any last day of any calendar quarter ending after the fifth anniversary of the Closing Date (a “Test Date”), if the aggregate amounts which would be includible in gross income of the holders of the Notes with respect to such Notes for all periods ending on or before such Test Date (as

Note and Equity Purchase Agreement	39

determined in accordance with section 163(i) of the Code) (the “Aggregate Accrual”) would exceed an amount equal to the sum of (x) the aggregate amount of interest to be paid (within the meaning of section 163(i) of the Code) under the Notes on or before such Test Date, and (y) the product of (A) the issue price (as defined in sections 1273(b) and 1274(a) of the Code) of the Notes and (B) the yield to maturity (determined in accordance with section 163(i) of the Code) of the Notes (such sum, the “Maximum Accrual”), then the Borrower shall mandatorily pay to the Lenders ratably in cash, on each Test Date, an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual (determined as of such Test Date) and the amount of such payment shall be treated for purposes of section 163(i) of the Code as interest paid under the Notes. Any payments made pursuant to this Section 3.2(b) shall be treated, as the case may be, as full or partial payment of the interest due on the Interest Payment Date immediately following the Test Date. Notwithstanding anything to the contrary contained herein, all payments of Principal, premium and interest due from the Borrower hereunder shall be made to the Lenders on an equal and ratable basis. All Notes which have been prepaid may not be reborrowed.

3.3 Optional Prepayment of Notes. Subject to the terms of this Section 3.3, the Company may prepay to Agent, for the ratable benefit of Purchasers, the outstanding principal amount of the Notes in whole or in part in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess thereof, or such lesser amount as is then outstanding, at any time at a price equal to (a) the accrued interest, if any, to the date set for prepayment, plus (b) a prepayment fee (as set forth below in this Section 3.3) representing the amortization of certain of Purchasers’ costs incurred in connection with the purchase of the Notes. The prepayment fee for the Notes shall be equal to the principal amount of the Notes prepaid multiplied by the following percentage:

If Prepaid During the 12-Month Period Ending on February 6 of the Following Years:	Percentage
2007	4%
2008	3%
2009	2%
2010	1%
2011 and thereafter	0%

All such prepayments shall be applied by Agent to the Notes on a pro rata basis in the inverse order of their maturities after application of such prepayment to any accrued interest and prepayment fee payable in connection therewith.

3.4 Notice of Optional Prepayment. If the Company shall elect to prepay any Notes pursuant to Section 3.3 hereof, the Company shall give notice of such prepayment to Agent not less than 10 days or more than 90 days prior to the date fixed for prepayment, specifying (a) the date on which such prepayment is to be made, (b) the principal amount of such Notes to be prepaid on such date, and (c) the prepayment fee, if any, due under Section 3.3, and accrued interest applicable to the prepayment. Such notice shall be accompanied by a certificate of the

Note and Equity Purchase Agreement	40

chairman of the board of directors, the president or the vice president and of the treasurer of Company that such prepayment is being made in compliance with Section 3.3. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, shall become due and payable on the prepayment date set forth in such notice unless such notice is revoked by the Company at least three (3) days prior to such prepayment.

3.5 Mandatory Prepayment. The Notes shall be prepaid in full, together with all interest, fees and expenses plus a prepayment premium computed in accordance with Section 3.3, as if such prepayment were a voluntary prepayment, in the event of (i) the initial public offering of securities of Company, (ii) an Event of Default identified in Section 8.1(h) or 8.1(i), or (iii) a merger, consolidation, reorganization of the Company. In addition, the Notes shall be prepaid (y) upon receipt of proceeds of any asset disposal of the Company or any Loan Party that are not used for replacement in accordance with Section 7.2(f)(i) and subject to Section 8.18(c)(ii) of the Senior Credit Agreement, in an amount equal to the proceeds received, if such mandatory prepayment is permitted by the Intercreditor Agreement or (z) upon the incurrence of any Indebtedness permitted in accordance with Section 7.2(a)(v) in an amount equal to the proceeds of such additional Indebtedness (net of issuance costs, if such mandatory prepayment is permitted by the Intercreditor Agreement).

3.6 Home Office Payment. The Company will pay all sums becoming due on such Note for principal, prepayment fees, if any, and interest to Agent by the method and at the address specified for such purpose in Annex A, or by such other method or at such other address as Purchasers shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, each holder of a Note shall surrender such Note for cancellation, reasonably promptly after such request, to the Company at its principal executive office.

3.7 Taxes. Any and all payments by the Company hereunder or under the Notes or other Purchase Documents that are made to or for the benefit of Purchasers shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, “Taxes”), excluding taxes imposed on Agent’s or Purchasers’ net income or capital and franchise taxes imposed on any of them by the jurisdiction under the laws of which any of them is organized or any political subdivision thereof (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”). If the Company shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder or under any Notes or other Purchase Documents to Agent for the benefit of Purchasers, or to Purchasers, the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this paragraph), each Purchaser receives an amount equal to the sum it would have received had no such deductions been made. The Company shall make such deductions and the Company shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Company agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from

Note and Equity Purchase Agreement	41

time to time from any payment made under any and all Purchase Documents or from the execution or delivery by the Company or from the filing or recording or maintenance of, or otherwise with respect to the exercise by Agent or Purchasers of their respective rights under any and all Purchase Documents (collectively, “Other Taxes”). The Company will indemnify, protect, defend and hold Agent and Purchasers harmless for the full amount of Covered Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within 30 days from the date Agent or Purchasers provide the Company with a certificate certifying and setting forth in reasonable detail the calculation and the basis of determination thereof as to the amount and type of such Taxes. Any such certificates submitted by Agent or Purchasers in good faith to the Company shall, absent manifest error, be final, conclusive and binding on all parties. The obligation of the Company under this Section 3.7 shall survive the payment of the Notes and the termination of this Agreement. Within 30 days after the Company having received a receipt for payment of Covered Taxes and/or Other Taxes, the Company shall furnish to Agent, the original or certified copy of a receipt evidencing payment thereof.

Notwithstanding the foregoing, each Purchaser that is not a United States Person (a “Non-U.S. Purchaser”) shall deliver to the Company and the Agent two (2) copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8IMY (with supporting documentation), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Purchaser claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments of interest by the Company under the Purchase Documents. Such forms shall be delivered by each Non-U.S. Purchaser on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Purchaser shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Purchaser. Each Non-U.S. Purchaser shall promptly notify the Company and the Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by U.S. taxing authorities for such purpose). The Borrowers shall not be obligated to pay any additional amounts in respect of U.S. federal income taxes pursuant to this Section 3.7 to any Purchaser if such Non-US Purchaser fails to provide the forms set forth above to the Company.

3.8 Maximum Lawful Rate. This Agreement, the Notes and the other Purchase Documents are hereby limited by this Section 3.8. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Purchasers exceed the maximum amount permissible under such applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Agent or Purchasers in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Agent or Purchasers shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by Purchasers, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to the Company.

Note and Equity Purchase Agreement	42

3.9 Capital Adequacy. If, after the date hereof, either the introduction of or any change of the interpretation of any law or the compliance by Purchasers of the Notes with any guideline or request from any Governmental Authority (whether or not having the force of law), other than change in income tax laws, has or would have the effect of reducing the rate of return on the capital or assets of Purchasers of the Notes as a consequence of, as reasonably determined by Agent or Purchasers of the Notes, the existence of any Purchaser’s of the Notes obligations under this Agreement or any other Purchase Documents, then, upon written demand by Purchasers of the Notes accompanied by the basis for determination in reasonable detail, the Company shall pay to Purchasers of the Notes within ten (10) Business Days, from the time as specified by Purchasers, additional amounts sufficient to compensate Purchaser of the Notes in light of such circumstances with respect to the Notes.

3.10 Certain Waivers. The Company unconditionally waives (a) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (b) any rights of rescission, setoff, counterclaim or defense to payment under the Notes or otherwise that the Company may have or claim against any Purchaser, the Agent or any prior Purchaser or predecessor Agent.

SECTION 4

CONDITIONS

4.1 Conditions to Closing and Purchase of the Securities on the Closing Date. The obligation of Purchasers to purchase and pay for the Securities on the Closing Date is subject to the satisfaction, prior to or at the Closing, of the following conditions:

(a) Representations and Warranties True. The representations and warranties made by the Company, on its behalf and on behalf of the Loan Parties, contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made.

(b) Material Adverse Effect. No event, occurrence or condition that has had, or would reasonably be expected to have, a Material Adverse Effect shall have occurred and be continuing.

(c) Security Documents. The Equity Holders of the Company and Agent shall have entered into a pledge agreement, pursuant to which the Equity Holders of the Company have granted to Agent, for the benefit of Purchasers of the Notes, a pledge of 100% of the Equity Interests of the Company by the applicable holder thereof, in form and substance reasonably acceptable to Agent and the Purchasers (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Pledge Agreement”). The Loan Parties shall have entered into a Guaranty in favor of Agent, for the benefit of the Purchasers of the Notes, in form and substance reasonably acceptable to Agent and the Purchasers (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Loan Parties’ Guaranty”). Each Loan Party owning any real property shall execute a negative pledge agreement in favor of Agent, for the benefit of the Purchasers of the Notes, in form and substance reasonably acceptable to Agent and the Purchasers (as the same may be

Note and Equity Purchase Agreement	43

amended, modified or supplemented from time to time in accordance with the terms thereof, the “Negative Pledge Agreement”) which shall be recorded in the applicable real property records. Agent, for the benefit of Purchasers, shall have filed the financing statements and other instruments (collectively, “Financing Statements”) as Agent shall reasonably require in order to perfect and maintain the continued perfection of the security interest created by the Pledge Agreement. Agent shall have received reports of filings with appropriate government agencies showing that there are no Liens on the assets of the Company or the Loan Parties other than Permitted Liens.

(d) Intercreditor Agreement. Purchasers of the Notes and the Senior Agent shall have executed an intercreditor agreement among the Senior Agent and Purchasers of the Notes, on terms reasonably satisfactory to Agent and Purchasers (as amended, modified or supplemented in accordance with its terms, the “Intercreditor Agreement”).

(e) Insurance. The Agent shall have received:

(i) evidence reasonably satisfactory to each Purchaser that the insurance requirements of each Project Document and as required by the Senior Credit Agreement have been satisfied, including binders evidencing the commitment of insurers to provide each insurance policy thereby, evidence of the payment of all premiums in respect of such insurance policies and a certificate of an authorized officer of Company, on behalf of the applicable Loan Party, certifying that all such insurance policies are in full force and effect; and

(ii) a report of the Insurance Consultant in form and substance reasonably satisfactory to each Purchaser discussing, among other matters that the Purchaser may require, the adequacy of the insurance coverage for the Project.

(f) Fee Letter. The Company, Agent and the Purchasers shall have entered into a letter agreement in a form reasonably satisfactory to Agent (the “Fee Letter”) related to fees for the payment of services rendered hereunder, including, without limitation, the Administrative Fee.

(g) Closing Documents. The Company will have delivered or caused to be delivered to Agent all of the following documents in form and substance reasonably satisfactory to Agent:

(i) the Notes (as designated by Agent and Purchasers pursuant to Section 2.1 and Annex A hereof) in aggregate original principal amounts as set forth herein, duly completed and executed by the Company;

(ii) the Class A Units and the Class B Units of Purchasers (as designated by Agent and Purchasers pursuant to Section 2.2 and Annex A hereof) purchased by the Purchasers on the Closing Date;

(iii) certificates of good standing dated within a reasonable time period prior to the Closing Date for each of the Company and the Loan Parties issued by their

Note and Equity Purchase Agreement	44

respective jurisdictions of organization and each jurisdiction where they are qualified to operate as a foreign corporation, or its equivalent;

(iv) a copy of the Charter Documents of each of the Company and the Loan Parties, certified by the appropriate governmental official of the jurisdiction of its organization as of a date within a reasonable time period prior to the Closing Date;

(v) a copy of the Operating Agreements of each of the Company and the Loan Parties, certified as of the Closing Date by the secretary, assistant secretary or manager, as applicable, of the Company and each respective Loan Party;

(vi) a certificate of the secretary, assistant secretary or manager of each of the Company and the Loan Parties, certifying as to the names and true signatures of the officers or other authorized person of the respective Company or Loan Party, as applicable authorized to sign the Purchase Documents to be executed and delivered by the Company or such Loan Party;

(vii) copies of the resolutions duly adopted by each of the Company and each Loan Party’s board of directors, board of managers or other governing body, authorizing the execution, delivery and performance by the respective Company and the Loan Party, as applicable, of each of the Purchase Documents and each of the other agreements, instruments and documents contemplated hereby to which the respective Company or Loan Party, as applicable is a party, and the consummation of all of the other Transactions, certified as of the Closing Date by the secretary, assistant secretary or manager of the respective Company or Loan Party, as applicable;

(viii) a certificate dated as of the Closing Date from an officer or manager of the Company stating that the conditions specified in this Section 4.1 have been fully satisfied or waived by Agent;

(ix) a certificate dated as of the Closing Date from an officer or manager of Company stating that, after giving effect to the Transactions and the Related Transactions, (A) the fair value of the assets of the Company and the Loan Parties, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (B) the present fair saleable value of the property of the Company and the Loan Parties will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (C) the Company and the Loan Parties will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (D) the Company and the Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date;

(x) duly executed legal opinions, addressed to the Agent and Purchasers, and each in form and substance satisfactory to, and from counsel satisfactory to, each Purchaser (with sufficient copies thereof for each addressee as set forth below:

(1) the opinion of Dorsey & Whitney LLP, New York and Minnesota counsel to the Loan Parties and the Company;

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(2) the opinion of Dorsey & Whitney LLP, Delaware counsel to the Loan Parties and the Company;

(3) the opinion of Venable LLC, Maryland counsel to the Company;

(4) the opinion of Leonard, Street & Demard, Minnesota counsel to Fagen;

(5) the opinion of Faegre & Benson, LLP, counsel to Cargill and the opinion of Cargill’s in-house counsel;

(6) the opinion of Fleeson, Gooing, Coulson & Kitch, L.L.C., Kansas counsel to UBEM; and

(7) the opinion of Fleeson, Gooing, Coulson & Kitch, L.L.C., Kansas counsel to ICM.

(xi) accurate and complete copies of the audited annual financial statements of the Company and each Loan Party (for ASA Holdings, on consolidated and consolidating basis) and UBEM reasonably requested by the Agent for the year ending December 31, 2005; and

(xii) Cargill’s annual report for the fiscal year ending May 31, 2005;

(h) Agent’s and Purchasers’ Fees and Expenses.

(i) [Intentionally Deleted]

(ii) Fee Letter. On the Closing Date, the Company shall have paid the amounts due and payable pursuant to the Fee Letter to ACFS; and

(iii) Other Fees and Expenses. On the Closing Date, the Company shall have paid the fees and expenses of Agent and Purchasers, payable by the Company pursuant to Section 14.4 hereof (and the Company hereby authorizes Agent to deduct from the aggregate proceeds of the sale of the Notes by the Company, all such amounts).

(i) Independent Engineer’s Report. The Agent shall have received a report of the Independent Engineer with respect to each Plant, accompanied by a corresponding reliance letter in favor of Agent, for the benefit of the Purchasers, each in form and substance satisfactory to each Purchaser, discussing, among other matters, the following:

(i) the technical and economic viability of such Plant (including such Plant’s capability to conform with all air permit limits) and the projections for such Plant set forth in the Financial Model;

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(ii) the reasonableness of the Construction Budget for such Plant and the feasibility of each Loan Party’s approach to construction and start-up of such Plant;

(iii) the appropriateness of the various Performance Tests and completion undertakings;

(iv) operating performance and costs assumptions;

(v) confirmation that the Environmental Site Assessment Reports for such Plant comply with the requirements of this Agreement and no further Environmental Site Assessment Reports are appropriate for such Plant at the time of such report;

(vi) confirmation that each Loan Party is in compliance in all material respects with all Environmental Laws and all Environmental Approvals and does not have any present or contingent material liability relating to any Environmental Approval, Environmental Claim or Environmental Law; and

(vii) confirmation that all Environmental Approvals necessary to construct and operate such Plant (other than Environmental Approvals that are Deferred Approvals) have been obtained and are in full force and effect, final and Non-Appealable.

(j) Environmental Consultant’s Report. The Agent shall have received an Environmental Site Assessment Report with respect to each Plant, accompanied by a corresponding reliance letter in favor of the Agent, for the benefit of the Purchasers, as if Agent was an original addressee thereof, each in form and substance reasonably satisfactory to each Purchaser.

(k) Ethanol Market Report. The Agent shall have received a report of the Ethanol Market Consultant, accompanied by a corresponding reliance letter in favor of the Agent, for the benefit of the Purchasers, as if Agent was an original addressee thereof, in form and substance reasonably satisfactory to each Purchaser.

(l) Agricultural Market Report. The Agent shall have received a report of the Agricultural Market Consultant, in form and substance reasonably satisfactory to each Purchaser, accompanied by a corresponding reliance letter in favor of Agent, for the benefit of the Purchasers, as if Agent was an original addressee thereof.

(m) [Intentionally Deleted.]

(n) Construction Budget. The Agent shall have received the Construction Budget for each Plant in form and substance reasonably satisfactory to each Purchaser.

(o) Survey. The Agent shall have received a current survey of each Site, conforming with American Land Title Association survey standards and otherwise acceptable to the Purchasers prepared by Jeffrey S. Ryan (for Albion), McCarty Associates, LLC (for Bloomingburg) and 40th Parallel Surveying (for Linden), or another registered or licensed surveyor acceptable to the Purchasers, certified to the Agent and the Purchasers, showing:

(i) the location of such Site;

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(ii) all easements benefiting such Site (or constituting a portion of such Site), all easements affecting such Site and all rights of way and existing utility lines disclosed by a physical inspection of such Site;

(iii) any established building lines, whether by zoning or agreement, and areas affected by restrictive covenants affecting such Site;

(iv) adequate access to the Site;

(v) encroachments, if any, and the extent thereof in feet and inches upon such Site and onto property adjacent to such Site;

(vi) that the location of foundations and footings of the Plant located on such Site is entirely within such Site, and does not encroach upon any easement or breach or violate any covenant, condition or restriction of record, or any applicable building or zoning ordinance;

(vii) that the location of foundations and footings of the Grain Facility is entirely within the Leased Premises (as defined in the Grain Facility Lease), and does not encroach upon any easement or breach or violate any covenant, condition or restriction of record, or any applicable building or zoning ordinance; and

(viii) any improvements, whether existing or to the extent constructed, and the relationship of such improvements by distances to the perimeter of such Site, established building lines and street lines.

(p) [Intentionally Deleted.]

(q) Legal Investment. On the Closing Date, the Company will use and shall cause the other Loan Parties to use the proceeds from the sale of the Notes (i) as set forth in Section 2.1 hereof and (ii) to effect the issuance of the Class B Units. The Company will use and shall cause the other Loan Parties to use the proceeds from the sale of the Units as set forth in Section 2.2 hereof. Neither the Company nor the Loan Parties are engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the sale of the Notes will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

(r) [Intentionally Deleted]

(s) Background Investigations. Agent shall be satisfied with the results of background investigations performed by or on behalf of Agent of Michael Slaney, David Black and Steve Durham.

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(t) Consummation of the Project Documents. The Project Documents (other than the documents described in clause (c), (d), (f) and (g) of the definitions thereof and Additional Material Project Documents that have not yet been executed) shall have been consummated in form and substance reasonably satisfactory to Agent, and Agent shall have been provided with certified copies of all such agreements, instruments and documents delivered in connection therewith.

(u) Consummation of Senior Credit Documents. The Closing Date Senior Credit Documents shall have been executed in form and substance reasonably satisfactory to Agent, and Agent shall have been provided with certified copies of all such agreements, instruments and documents delivered in connection therewith.

(v) [Intentionally Deleted]

(w) Government Approvals. The Company and the Loan Parties shall have received all Government Approvals necessary for the Closing and for the operations of the Company and the Loan Parties under the Transaction Documents and the Project Documents and the transactions contemplated by the Related Transactions and Agent shall have received a duly executed certificate of an authorized officer of the Company, on behalf of the Loan Parties, certifying that:

(i) Schedule 5.1(g) lists all Necessary Project Approvals, including the Deferred Approvals;

(ii) attached to such certificate are true, correct and complete copies of all such Necessary Project Approvals except the Deferred Approvals;

(iii) all such Necessary Project Approvals (other than the Deferred Approvals) are in full force and effect, final and Non-Appealable; and

(iv) the Company reasonably believes that all Deferred Approvals will be obtained in the ordinary course of business prior to the time when such Deferred Approvals are required to be final and Non-Appealable as set forth in Part B of Schedule 5.1(g) and without unanticipated material expense or unduly burdensome conditions.

(x) Due Diligence. Agent and Purchasers shall have completed their business, legal and accounting due diligence review of the Company and the Loan Parties and related matters.

(y) Approval. Each Purchaser shall have received approval from its investment committee or governing board, as applicable, to consummate the Transactions contemplated hereby.

(z) No Default. No Default or Event of Default has occurred and is continuing or would result from the issuance of the Securities;

(aa) Waiver. Any condition specified in this Section 4.1 may be waived by Agent; provided that no such waiver will be effective against Agent unless it is set forth in a writing executed by Agent.

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4.2 Conditions to each Subsequent Closing and Fundings of the Securities on each Subsequent Closing Date. The obligation of Purchasers to fund and pay for the Securities is subject to the satisfaction, prior to or at the Subsequent Closing Date, of the following conditions:

(a) Representations and Warranties True. The representations and warranties contained in Article 5 hereof shall be true and correct in all material respects at and as of the Subsequent Closing Date as though then made.

(b) No Default. No Default or Event of Default has occurred and is continuing or would result from the issuance of the Securities.

(c) Material Adverse Change. No event, occurrence or condition that has had, or would reasonably be expected to have, a Material Adverse Effect shall have occurred and be continuing.

(d) Force Majeure. No force majeure has occurred under any Project Document.

(e) Closing Documents. The Company will have delivered or caused to be delivered to Agent all of the following documents in form and substance satisfactory to Agent:

(i) the Class A Units of Purchaser representing the Units purchased by Purchasers on each Unit Purchase Date (based on such Purchasers’ pro rata percentage of the Class A Units on Annex A hereof);

(ii) a certificate dated as of the Subsequent Closing Date from an officer or manager of the Company stating that the conditions specified in Section 4.1 and this Section 4.2 have been fully satisfied or waived by Agent;

(iii) if reasonably requested by Agent, (A) accurate and complete copies of the audited annual financial statements of the Company and each Loan Party (for ASA Holdings, on both a consolidated and consolidating basis) and UBEM for such period requested by Agent and (B) copies of Cargill’s audited financial statements available from Cargill’s website; and

(iv) a duly executed certificate of an authorized officer of Company, on behalf of the Loan Parties, certifying that:

(1) Schedule 5.1(g) lists all Necessary Project Approvals including the Deferred Approvals;

(2) attached to such certificate are true, correct and complete copies of all such Necessary Project Approvals except the Deferred Approvals;

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(3) all such Necessary Project Approvals (other than the Deferred Approvals) are in full force and effect, final and Non-Appealable; and

(4) the Company reasonably believes that all Deferred Approvals of the Company and the Loan Parties will be obtained in the ordinary course of business prior to the time when such Deferred Approvals are required to be final and Non-Appealable as set forth in Part B of Schedule 5.1(g) and without unanticipated expensive or burdensome conditions.

(f) Owner’s Engineer’s Approval. The Agent shall have received the Owner’s Engineer’s certification with respect to the invoice or Application for Payment, as applicable, attached to the Funding Notice or Equity Purchase Request, as applicable, that relates to the funding that will occur on each such Subsequent Closing Date duly executed by the Owner’s Engineer.

(g) [Intentionally Deleted]

(h) Note Funding Date. Prior to any Note Funding Date with respect to any Plant, the Purchasers shall have funded the Class A Units applicable to such Plant (subject to the other conditions set forth herein).

(i) Title Insurance. (i) The Agent shall have received evidence that the Title Insurance Company has received lien waivers in the form attached to the Design Build Contracts and subordination agreements from the Design Builder and all other contractors, subcontractors and materialmen that have performed work in connection with the Project in form and substance reasonably satisfactory to the Title Insurance Company and each Purchaser and (ii) the applicable Loan Party shall have received a Title Continuation and an endorsement to the Title Insurance Policy, which endorsement shall have the effect of updating the date of the Title Insurance Policy to the date of the issuance of the requested Note.

(j) Updated Survey. If any Loan Party acquires any land (leasehold, fee or easement) not shown on the Survey, the Agent shall have received from the Company an updated Survey of the Sites including such new leasehold, fee or easement areas.

(k) Government Approvals. The Agent shall have received evidence reasonably satisfactory to it that:

(i) all Governmental Approvals required on the proposed Subsequent Closing Date for development of the Project have been duly obtained, validly issued, and are in full force and effect, final and Non-Appealable;

(ii) all conditions in any Governmental Approval applicable to the Company or any Loan Party that are required to have been satisfied by the Subsequent Closing Date have been satisfied;

(iii) such Governmental Approvals do not contain any condition that the Company has any reason to believe is not capable of being satisfied on or prior to the time required or that Company has any reason to believe would limit or restrict the ability

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of the Project to perform consistently with the projections set forth in the Financial Model;

(iv) the Loan Parties and the Company are in compliance in all material respects with all Governmental Approvals that have been obtained by it;

(v) there is no proceeding pending or, to the Knowledge of the Company, threatened that seeks to rescind, terminate, modify, condition, suspend or otherwise alter in any material respect any such Governmental Approval of Company or any Loan Party;

(vi) to the Company’s Knowledge, there exists no impediment that would prevent the obtaining in due course all other Governmental Approvals necessary for the development of the Project by the Company or any Loan Party as and when the same may be required; and

(vii) the Agent shall have received copies of all Governmental Approvals obtained since the issuance of the last Note certified by an authorized officer of Company as true, correct, complete and in full force and effect.

(l) Transaction Documents. All Closing Date Senior Credit Documents and Project Documents shall be in full force and effect and binding and enforceable on each party thereto, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(m) No Litigation. (i) No action, suit, proceeding or investigation shall have been instituted or, to the Knowledge of the Company, threatened against the Company or any Loan Party, any Plant or the Project; and

(ii) to the Knowledge of the Company, no action, suit, proceeding or investigation shall have been instituted or threatened against any Project Party (other than the Company and the Loan Parties) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(n) Abandonment, Taking, Total Loss. No Event of Abandonment or Event of Total Loss shall have occurred and be continuing and no Event of Taking relating to any Equity Interests in the Company or any Loan Party, any material part of the Project or of any Plant or any other material assets thereof shall have occurred.

(o) Mechanic’s Liens. There shall be no mechanic’s, workmen’s, materialmen’s, construction or other like Liens encumbering the Premises (as defined in each Grain Facility Lease) (other than Permitted Liens), regardless of whether such Liens appear as an exception to the Title Insurance Policy or the Title Continuation.

(p) Additional Project Documents. An authorized officer of the Company shall have certified that copies of any Additional Project Document and any Additional Material Project Document entered into by the Company or any Loan Party since the date of the issuance

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of the previous Note, together with all amendments, supplements, schedules and exhibits thereto and the Ancillary Documents relating thereto have been provided to the Agent, each of which (i) shall have been duly authorized, executed and delivered by each Person party thereto, and (ii) shall be in full force and effect.

(q) Final Completion. The Company has no reason to believe that either the Final Completion for each Plant will not occur on or prior to the Guaranteed Final Completion Date for such Plant or that Substantial Completion will not occur on or prior to the Guaranteed Substantial Completion Date for such Plant.

(r) Minimum Equity Contributions. Prior to the first Note Funding Date, (i) with respect to the Albion Plant, Agent shall have received evidence that Company has received cash equity contributions, in form and substance reasonably satisfactory to Agent, from each of ACAS, Laminar, US Renewable, Cargill, and ASAlliances Holdings, LLC, in an aggregate amount of $26,546,996 with respect to the Albion Plant, (ii) with respect to the Bloomingburg Plant, Agent shall have received evidence that Company has received cash equity contributions, in form and substance reasonably satisfactory to Agent, from each of ACAS, Laminar, US Renewable, Cargill, and ASAlliances Holdings, LLC, in an aggregate amount of $27,144,714 with respect to the Bloomingburg Plant, and (iii) with respect to the Linden Plant, Agent shall have received evidence that Company has received cash equity contributions, in form and substance reasonably satisfactory to Agent, from each of ACAS, Laminar, US Renewable, Cargill, and ASAlliances Holdings, LLC, in an aggregate amount of $26,548,200 with respect to the Linden Plant, provided that $680,000 of Cargill’s equity investment may be setoff by its contribution of certain property for the Linden Plant. Prior to the first Note Funding Date with respect to each Plant, Agent shall have received evidence that Company has received equity contributions from Fagen (whether made pursuant to a cash equity contribution or by setoff pursuant to the Design Build Contract), in form and substance reasonably satisfactory to Agent, in an amount reasonably satisfactory to Agent, provided that, in no event shall Agent require Fagan’s equity contribution to exceed $4,962,680 with respect to the Albion Plant, $5,074,416 with respect to the Bloomingburg Plant and $4,962,904 with respect to the Linden Plant.

(s) Waiver. Any condition specified in this Section 4.2 may be waived by Agent; provided that no such waiver will be effective against Agent unless it is set forth in a writing executed by Agent.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1 Representations and Warranties of the Company. As a material inducement to Agent and Purchasers to enter into this Agreement and purchase the Securities on the Closing Date, any Note Funding Date and any Unit Purchase Date, the Company hereby represents and warrants on its behalf and on behalf of the Loan Parties to Agent and Purchasers on the Closing Date, each Note Funding Date and any Unit Purchase Date as follows:

(a) Organization and Power. The Company and each of the Loan Parties is duly organized, validly existing and in good standing under the laws of its state of organization. The Company and each of the Loan Parties has all requisite corporate or other organizational power and authority and all material licenses, permits, approvals and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the Transactions, and is qualified to do business in the jurisdictions listed on Schedule 5.1(a) attached hereto (the “Organizational Schedule”), which includes every jurisdiction where the failure to so qualify might reasonably be expected to have a Material Adverse Effect. The Company and each of the Loan Parties has its principal place of business as set forth on the Organizational Schedule. The copies of the Charter Documents and the Operating Agreements of the Company and the Loan Parties that have been furnished to Agent reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

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(b) Principal Business. The Company and the Loan Parties are primarily engaged in the business of owning, developing, testing, financing, constructing, operating and maintaining the Project as contemplated by the Transaction Documents and the Project Documents.

(c) [Intentionally Deleted].

(d) Equity Interests and Related Matters. As of the Closing Date and immediately thereafter, the Equity Interests of Company are as described on Schedule 5.1(d) hereof. All Equity Interests in each of Albion, Bloomingburg and Linden are owned by ASA Holdings. All Equity Interests in ASA Holdings are owned by Company. As of the Closing Date, neither the Company nor the Loan Parties will have outstanding any stock, securities or other equity convertible or exchangeable for any shares of its Equity Interests or membership interests, as the case may be, or any rights or options to subscribe for or to purchase its Equity Interests or membership interests or any stock or securities convertible into or exchangeable for its Equity Interests or its membership interests, as the case may be. As of the Closing Date, neither the Company nor any of the Loan Parties will be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any membership interests or any shares of its Equity Interests, as the case may be, except as set forth in this Agreement, and the Charter Documents or Operating Agreements, respectively, as in effect on the date hereof. As of the Closing Date, all of the Equity Interests of the Company and the Loan Parties will be validly issued, fully paid and nonassessable. There are no statutory or contractual membership interests’ preemptive rights with respect to the issuance of the Units hereunder. Neither the Company nor any of the Loan Parties has violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Equity Interests, as the case may be, and the offer, sale and issuance of the Securities hereunder do not require registration under the Securities Act or any applicable state securities laws. There are no agreements among the members of Company with respect to the voting or transfer of the Company’s Equity Interests other than as contemplated herein and the Company LLC Agreement or as expressly identified on the Organizational Schedule.

(e) Subsidiaries. Neither the Company nor any of the Loan Parties own, or hold any rights to acquire, any shares of stock or any other security or interest in any other

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Person, and the Company and the Loan Parties have no Subsidiaries, except in each case as set forth on the Organizational Schedule.

(f) Authorization; No Breach. The execution, delivery and performance of this Agreement, the other Purchase Documents, the Project Documents and the Senior Credit Documents and all other agreements contemplated hereby and thereby to which the Company and each of the Loan Parties is a party (collectively, the “Transaction Documents”), and the consummation of the Transactions and the Related Transactions have been duly authorized by the Company and each of the Loan Parties. The execution and delivery by each of the Company and the Loan Parties of the Transaction Documents and the consummation of the Transactions and the Related Transactions do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) except as created pursuant to the Security Documents and the Senior Credit Documents, result in the creation of any Lien upon any of the Company or the Loan Parties’ Equity Interests or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority pursuant to, the Charter Documents or the Operating Agreements, as applicable to the Company or any of the Loan Parties, or any law, statute, rule or regulation to which the Company or any of the Loan Parties is subject, or any agreement, instrument, order, judgment or decree to which the Company or any of the Loan Parties is a party or to which they or their assets are subject.

(g) Governmental Approvals. Except as specifically provided by the Transaction Documents and except for the Necessary Project Approvals, no registration with or consent or approval of, or other action by, any Governmental Authority is or will be required in connection with the consummation of the Transactions and the Related Transactions, as applicable, by the Company or the Loan Parties. All Governmental Approvals that are required to be obtained by the Company or any Loan Party in connection with the construction and operation of the Project as contemplated by the Transaction Documents (all of the foregoing, the “Necessary Project Approvals”), are listed in Schedule 5.1(g). The Governmental Approvals listed in Part A of Schedule 5.1(g) have been, or will be, obtained on or before the date of the Closing Date and, as of the date of the Closing Date and as of each date thereafter when this representation is made or deemed repeated, are in full force and effect, are properly in the name of the appropriate Person, are final and all Non-Appealable. The Governmental Approvals listed on Part B of Schedule 5.1(g) hereto, are not required to be obtained prior to the Closing Date (collectively, the “Deferred Approvals”). Part B of Schedule 5.1(g) hereto specifies the date by which, or stage of construction for which, each Governmental Approval included therein is required to be obtained. The information set forth in each application submitted by or on behalf of the Company or any such Loan Party in connection with each such Necessary Project Approval that has been obtained as of the date this representation is made or deemed repeated was accurate and complete in all material respects at the time of submission and continues to be accurate and, except for Necessary Project Approvals that are subject to a supplemental filing shown on Part B of Schedule 5.1(g) hereto, complete in all respects to the extent required for the issuance or continued effectiveness of such Necessary Project Approval, and Company does not have any Knowledge of any event, act, condition or state of facts inconsistent with such information. The Company reasonably believes that each Necessary Project Approval that remains to be obtained will be obtained in a final and Non-Appealable form in the ordinary

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course without delay or material expense not contemplated by the relevant Construction Budget and without unanticipated expensive and burdensome conditions prior to the time it is required to be obtained hereunder, including as set forth on Part B of Schedule 5.1(g) hereto or under the other Transaction Documents. There is no action, suit, investigation or proceeding pending or, to the Knowledge of Company, threatened that would reasonably be expected to result in the modification, rescission, termination, or suspension of any Governmental Approval referred to in Schedule 5.1(g) hereto obtained prior to the date this representation is made or deemed made.

(h) Enforceability. This Agreement constitutes, and each of the other Transaction Documents when duly executed and delivered by each of the Company and the Loan Parties who are parties thereto will constitute, legal, valid and binding obligations of each of the Loan Parties enforceable in accordance with their respective terms, except as the enforceability hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

(i) No Material Adverse Effect. Since the Closing Date, there has been no event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

(j) Litigation. Except as described on Schedule 5.1(j) attached hereto (the “Litigation Schedule”), there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or any Governmental Authority now pending or, to the Knowledge of the Company’s management after due inquiry, threatened against or affecting any of the Company or the Loan Parties or the Project.

(k) Compliance with Laws. The Company and the Loan Parties and any actions taken with respect to the Project are not in violation in any material respect of any applicable Law. Neither the Company, the Loan Parties nor the operation of the Project is in default, in any material respect, with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority. Neither the Company nor the Loan Parties are in, and the consummation of the Transactions and the Related Transactions will not cause any, default concerning any judgment, order, writ, injunction or decree of any Governmental Authority. Except as set forth in the Litigation Schedule, there is no remedial or other corrective action that the Company or any of the Loan Parties is required to take to remain in compliance with any judgment, order, writ, injunction or decree of any Governmental Authority or to maintain material Governmental Approvals granted by any Governmental Authority in full force and effect. During the past five (5) years as of the Closing Date, none of the senior officers, directors or management of any of the Company or the Loan Parties have been arrested or convicted of any felony nor have any of them been bankrupt or an officer or director of a bankrupt company.

(l) Environmental Protection. Except as specified on Schedule 5.1(l) attached hereto (the “Environmental Schedule”) and after giving effect to the Transactions and the Related Transactions: (i) the business of the Company and the Loan Parties, the methods and means employed by the Company and the Loan Parties in the operation thereof (including all operations and conditions at or in the properties of the Company, Loan Parties and the Project),

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and the assets owned, leased, managed, used, controlled, held or operated by the Company or the Loan Parties (including the Project), comply in all material respects with all applicable Environmental Laws; (ii) with respect to the Properties and Facilities and the Project, the Company and the Loan Parties have obtained, possess, and are in compliance, in all material respects, with all permits, licenses, reviews, certifications, approvals, registrations, consents, and any other authorizations required under any Environmental Laws and as may be required to operate and conduct the Business; (iii) the Company and the Loan Parties have not received (A) any written claim or notice of violation, lien, complaint, suit, order or other claim or notice to the effect that the Company or the Loan Parties are or may be liable to any Person as a result of (1) the environmental condition of any of their Properties or any other property (including the Project), or (2) the release or threatened release of any Pollutant, or (B) any letter or request for information under Section 104 of the CERCLA, or comparable state laws, and to the Company’s Knowledge, none of the operations of the Company or the Loan Parties is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Pollutant at the Properties and Facilities or at any other location, including any location to which the Company and the Loan Parties have transported, or arranged for the transportation of, any Pollutants with respect to the Properties and Facilities and the Project; (iv) neither the Company nor the Loan Parties is now subject to, any Environmental Claim, and there is no previously or currently existing situation, circumstance or occurrence (including any failure to act) that, upon discovery or the passage of time, will or would be reasonably likely to result in any Environmental Claim; (v) there are no Liens, covenants, deed restrictions, notice or registration requirements, or other limitations applicable to the Properties and Facilities and the Project, based upon any Environmental Laws; (vi) there are no USTs located in, at, on, or under the Properties and Facilities or the Project other than the USTs identified in the Environmental Schedule as USTs; and each of those USTs is in compliance, in all material respects, with all Environmental Laws and other legal obligations; and (vii) except as disclosed in the Environmental Schedule and other than as may already be present as of the date hereof in electrical equipment owned by utilities, provided that the presence of such PCBs complies, and such equipment is operated, maintained, and inspected in compliance with, Environmental Laws, there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products containing PCBs, lead paint or asbestos, located in, at, on, under, a part of, or otherwise related to the Properties and Facilities or the Project (including, without limitation, any building, structure, or other improvement that is a part of the Properties and Facilities or the Project), and all of the PCBs, lead paint, asbestos, and materials, articles and products containing PCBs, lead paint or asbestos identified in the Environmental Schedule are in compliance, in all material respects, with all Environmental Laws and other legal obligations.

(m) Legal Investments; Use of Proceeds. The Company will use and will cause the Loan Parties to use the proceeds from the sale of the Notes (i) as set forth in Section 2.1 hereof and (ii) to effect the issuance of the Class B Units. The Company will use and cause the other Loan Parties to use the proceeds from the sale of the Units as set forth in Section 2.2 hereof. Neither the Company nor the Loan Parties are engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the sale of the Notes will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

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(n) Taxes. Each of the Company and the Loan Parties has filed or caused to be filed all tax returns that are required to have been filed in any jurisdiction, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, including payroll taxes other than taxes subject to a Contest. The Company nor any of the Loan Parties is or will be taxable as a corporation for federal, state or local tax purposes. The Company nor any Loan Party is a party to any tax sharing agreement (including with Company or any other Affiliate of any Loan Party).

(o) Labor and Employment. Neither the Company nor any of the Loan Parties has or has had any employee or former employees. The Company is and each of the Loan Parties are and each of their Plans is in compliance in all material respects with those provisions of ERISA, the Code, the Age Discrimination in Employment Act, and the regulations and published interpretations thereunder which are applicable to the Company, the Loan Parties or any such Plan. As of the date hereof, no Reportable Event has occurred with respect to any Plan as to which any of the Loan Parties are or were required to file a report with the PBGC. No Plan has any material amount of unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA), whether or not waived, and neither the Company, the Loan Parties nor any member of the Controlled Group has incurred or expects to incur any material withdrawal liability under Subtitle E of Title IV of ERISA to a Multiemployer Plan. The Company and the Loan Parties are in compliance in all material respects with all labor and employment laws, rules, regulations and requirements of all applicable domestic and foreign jurisdictions. There are no pending or threatened labor disputes, work stoppages or strikes.

(p) Project Compliance. The Project is and will continue to be owned, developed, and constructed in compliance in all material respects with all applicable laws, all of the Company’s and the Loan Parties’ Contractual Obligations, the Project Documents and the requirements of all Necessary Project Approvals. As constructed, the Project will conform to and comply in all material respects with all federal, state and local zoning, environmental, land use and other laws, all of the Company’s and the Loan Parties’ Contractual Obligations, the Project Documents and the requirements of all Necessary Project Approvals (including all Deferred Approvals).

(q) Properties; Security Interests. The Companies and the Loan Parties have or will obtain, prior to the time needed, good and marketable title to, or valid leasehold interests in, all of the material assets and properties used or will obtain, prior to the time needed, by the Companies and the Loan Parties in the Business (collectively, the “Properties and Facilities”), subject to no Liens except for Permitted Liens. Such ownership interests are sufficient to permit construction and operation of the Project by the Company and the applicable Loan Party, substantially in accordance with the Project Documents. All of the Properties and Facilities are in good repair, working order and condition and all such assets and properties are owned by the Company and the Loan Parties free and clear of all Liens except for Permitted Liens. The Properties and Facilities constitute (or when obtained, will constitute) all of the material assets, properties and rights of any type used in or necessary for the conduct of the Business. All real estate owned or leased by any of the Company and the Loan Parties is listed on Schedule 5.1(q) attached hereto (the “Properties Schedule”). Neither the Company nor the Loan Parties has any

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leasehold interest in, and neither the Company nor any of the Loan Parties is lessee of, any real property other than the Leased Premises.

(r) Intellectual Property; Licenses. Each of the Company and the Loan Parties possess all Proprietary Rights necessary to conduct the Business as proposed to be conducted by it and necessary for the ownership, construction, operation and maintenance of the Project. All Proprietary Rights owned in the name of the Company or any of the Loan Parties and applications therefor filed by the Company or any of the Loan Parties are listed on the “Intellectual Property Schedule,” attached hereto as Schedule 5.1(r).

(s) Solvency. After giving effect to the Transactions and the Related Transactions, (i) the fair value of the assets of the Loan Parties, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Loan Parties will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Loan Parties will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) the Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

(t) Complete Disclosure. All factual information heretofore or contemporaneously furnished by or on behalf of the Company and any Loan Party in this Agreement, in any other Transaction Document or otherwise in writing to Agent, any Purchaser, any Consultant, or counsel for purposes of or in connection with this Agreement or any of the Purchase Documents or any transaction contemplated hereby or thereby (other than projections and other “forward-looking” information that have been prepared on a reasonable basis and in good faith by the Company and the Loan Parties, as applicable) is, and all other such written factual information hereafter furnished by the Company and any Loan Parties in writing to the Agent, any Purchaser, any Consultant, or counsel will be, taken as a whole, true and accurate in every material respect and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect. The assumptions constituting the basis on which the Company and the Loan Parties prepared each Construction Budget and the Financial Model and developed the numbers set forth therein were developed and consistently utilized in good faith and are reasonable and represent the Company’s and the Loan Parties’ best judgment as to the matters contained in the Financial Model, based on all information known to the Company and the Loan Parties. The Company on behalf of itself and the Loan Parties has no reason to believe that the Conversion Date (as defined in the Senior Credit Agreement) will not occur by the Conversion Date Certain or that the cost to complete the Project will exceed the funding available to the Company and the Loan Parties under this Agreement and the Senior Credit Agreement. The development, engineering, construction, testing, start-up, use, ownership, operation and maintenance of the Project in accordance with the Transaction Documents are in compliance with applicable Governmental Approvals and applicable laws and to the Knowledge of Company, are technically and economically feasible.

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(u) Side Agreements. Except with respect to any agreements between the Agent or the Purchasers and the Loan Parties, none of the Loan Parties has entered into, as of the date hereof, any material side agreement, either oral or written, with any individual or business, pursuant to which the Loan Party agreed to do anything beyond the requirements of the formal, written contracts executed by the Loan Parties and disclosed to Purchasers and Agent herein.

(v) Broker’s or Finder’s Commissions. No broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by the Company or the Loan Parties or any of its officers, directors, managers or agents with respect to the issuance of the Notes or the Units or the transactions contemplated by this Agreement, including without limitation the Transactions and the Related Transactions other than fees payable to the Agent or Purchasers pursuant to the Purchase Documents or pursuant to the Fee Letters (as defined in the Senior Credit Agreement) and the fees set forth on Schedule 5.1(v) hereof.

(w) Transaction Documents, and the Project Documents and Other Documents; Representations and Warranties in Transaction Documents.

(i) Set forth on Schedule 5.1(w)(1) is a list of all contracts, agreements, instruments, letters or other documentation to which any Loan Party is a party or by which it or any of its properties is bound as of the date hereof other than the Purchase Documents, including the Project Documents, the Management Services Agreement, and the Senior Credit Documents (including all amendments, supplements, waivers, letter agreements, interpretations and other documents amending, supplementing or otherwise modifying or clarifying such agreements and instruments), but excluding the Purchase Documents.

(ii) To the Knowledge of the Company on behalf of itself and each Loan Party, all representations, warranties and other factual statements made by each Project Party in each of the Project Documents and other documents listed on Schedule 5.1(w)(1), and on Schedule 5.1(w)(2) (to the extent such documents have been executed as of the date this representation is made), to which such Project Party is a party are true and correct in all material respects.

(iii) All Project Documents required for the ownership, construction, operation and maintenance of the Project, and all other contracts, agreements, instruments, or other documents that are required for the Project, are set forth on Schedule 5.1(w)(2) and each such agreement is, or will be, in full force and effect on or prior to the date set forth for such agreement on Schedule 5.1(w)(2).

(iv) As of the date hereof, there are no Project Documents or other material contracts, agreements, instruments, or documents between the Company or any Loan Party and any other Person relating to the Company, any Loan Party, any Plant or the Project other than the Transaction Documents and the other agreements listed on Schedule 5.1(w)(1), true, correct and complete copies of which have been delivered to the Agent and certified by an authorized officer of the Company on behalf of itself and each such Loan Party.

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(v) As of any subsequent date on which this representation is made, there are no material contracts, agreements, instruments, or other documentation between the Company or any Loan Party and any other Person relating to the Company or any Loan Party or the Project other than (a) the Transaction Documents, (b) the agreements listed in Schedule 5.1(w)(1) and (c) agreements permitted by this Agreement, true, correct and complete copies of which have been delivered to the Agent and certified by an authorized officer of Company on behalf of itself and each such Loan Party.

(vi) There has been no work performed on any Site or for the benefit of any Loan Party or the Project other than work performed pursuant to the agreements listed in Schedule 5.1(w)(1) and, to the extent they have been executed, those agreements listed on Schedule 5.1(w)(2).

(vii) There have been no Change Orders under any Design Build Contract, except as permitted by this Agreement.

(viii) No Liens exist in connection with any work performed or agreement listed in Schedule 5.1(w)(1) or Schedule 5.1(w)(2), except Permitted Liens.

(ix) None of the Loan Parties has received any notices of Liens in connection with any agreement listed in Schedule 5.1(w)(1) or Schedule 5.2(w)(2).

(x) All conditions precedent to the obligations of the respective parties under the Project Documents that have been executed have been satisfied or waived except for such conditions precedent that do not and cannot be satisfied until a later stage of development of the relevant Plant, and the Company on behalf of itself and each Loan Party has no reason to believe that any such condition precedent cannot be satisfied on or prior to the commencement of the appropriate stage of development of such Plant.

(xi) No event, occurrence or condition that would constitute an event of force majeure under any Project Document has occurred.

(x) Sufficient Rights. The Transaction Documents and the Necessary Project Approvals (including, upon receipt thereof, the Deferred Approvals) create rights in the Company and the Loan Parties sufficient to enable Albion to own, construct, operate and maintain the Albion Plant, for Bloomingburg to own, construct, operate and maintain the Bloomingburg Plant, for Linden to own, construct, operate and maintain the Linden Plant, and for the Company and each such Loan Party to perform its respective obligations under the Transaction Documents to which it is a party. There are no materials, supplies or equipment necessary for construction, operation or maintenance of the Project or any Plant that are not expected to be available at the relevant Site on commercially reasonable terms consistent with the Construction Budget or the Operating Budget for the respective Plant, as applicable.

(y) Property Rights, Utilities, Etc. All property interests, utility services, means of transportation, facilities and other materials necessary for the development, engineering, construction, testing, start-up, use and operation of the Project (including, as necessary, gas, roads, rail transport, electrical, water and sewage services and facilities) are, or

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will be when needed, available to the Project and arrangements in respect thereof have been made on commercially reasonable terms.

(z) No Defaults. No default or event of default has occurred and is continuing, and none of the Loan Parties is in material breach of, or in material default under, any Project Document or any of such Loan Parties Contractual Obligations. To the Knowledge of Company, no Project Party is in material breach of, or in material default under, any Project Document to which it is a party.

(aa) Separateness.

(i) Each Loan Party maintains separate bank accounts and separate books of account from each other and from Company and ASA Holdings (except for Project Accounts maintained in accordance with this Agreement or the Senior Credit Agreement). The separate liabilities of each Loan Party are readily distinguishable from the liabilities of each other Loan Party and Company.

(ii) Each Loan Party conducts its business solely in its own name in a manner not misleading to other Persons as to its identity. Without limiting the generality of the foregoing, all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements, and applications are made solely in the name of each Loan Party if related to such Loan Party except as permitted with respect to joint purchasing arrangements in connection with the Senior Credit Agreement.

(iii) Each Loan Party is in compliance with the provisions set forth on Schedule 5.26 of the Senior Credit Agreement.

(bb) Insurance. All insurance required to be obtained and maintained by the Loan Parties pursuant to the Transaction Documents has been obtained, is in full force and effect as of each date this representation is made and complies with the insurance requirements set forth on Schedule 5.1(bb) hereto. All premiums then due and payable on all such insurance have been paid. To the Knowledge of the Company, all insurance required to be obtained and maintained by any other Project Party pursuant to a Project Document has been obtained, is in full force and effect and complies with the insurance requirements set forth on Schedule 5.1(bb) hereto or otherwise in accordance with such Project Document.

5.2 Absolute Reliance on the Representations and Warranties. All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by Agent or Purchasers or on Agent’s or Purchasers’ behalf.

SECTION 6

TRANSFER OF NOTES

6.1 Restricted Securities. Purchasers acknowledge that the Securities have not been registered under the Securities Act and may be resold only if registered pursuant to the

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provisions of the Securities Act or if an exemption from registration is available, and that the Company is not required to register the Notes or the Units, as the case may be.

6.2 Legends; Purchasers’ Representations. Each of the Purchasers hereby represents and warrants to the Company that it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is acquiring the Securities for investment for its own account, with no present intention of dividing its participation with others (except for a potential transfer or transfers of the Securities to an Affiliate or Affiliates of Purchasers) or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws. The Company may place an appropriate legend on the Securities owned by Purchasers concerning the restrictions set forth in this Article 6. Upon the assignment or transfer by Purchasers or any of its successors or assignees of all or any part of the Securities, the term “Purchaser” as used herein shall thereafter mean, to the extent thereof, the then holder or holders of such Securities, or portion thereof.

6.3 Transfer of Notes. Subject to Section 6.2 hereof, a holder of a Note may transfer such Note to a new holder, or may exchange such Note for Notes of different denominations (but in no event of denominations of less than $1,000,000 in original principal amount and in integral multiples not less than $100,000), by surrendering such Note to the Company duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new holder (or the current holder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new holder and each address therefor. The Company shall simultaneously deliver to such holder or its designee such new Notes, shall mark the surrendered Notes as canceled and shall provide notice of such transfer to Agent. In lieu of the foregoing procedures, a holder may assign a Note (in whole but not in part) to a new holder by sending written notice to the Company and Agent of such assignment specifying the new holder’s name and address; in such case, the Company shall promptly acknowledge such assignment in writing to both the old and new holder. The Company shall not be required to recognize any subsequent holder of a Note unless and until the Company has received reasonable assurance that all applicable transfer taxes have been paid.

6.4 Replacement of Lost Securities. Upon receipt of evidence reasonably satisfactory to the Company of the mutilation, destruction, loss or theft of any Securities and the ownership thereof, the Company shall, upon the written request of the holder of such Securities, execute and deliver in replacement thereof new Securities in the same form, in the same original principal amount and dated the same date as the Securities so mutilated, destroyed, lost or stolen; and such Securities so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Securities being replaced have been mutilated, they shall be surrendered to the Company; and if such replaced Securities have been destroyed, lost or stolen, such holder shall furnish the Company with an indemnity in writing in form and substance satisfactory to the Company to save it harmless in respect of such replaced Security.

6.5 No Other Representations Affected. Nothing contained in this Article 6 shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to Purchasers.

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SECTION 7

COVENANTS

7.1 Affirmative Covenants. The Company covenants that, so long as all or any of the principal amount of the Notes or any interest thereon shall remain outstanding, the Company shall, and shall cause each of the other Loan Parties to, as applicable:

(a) Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b) Businesses and Properties; Compliance with Laws. At all times (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, registrations, permits, certifications, approvals, consents, franchises, patents, copyrights, trademarks and trade names which may be material to the conduct of its businesses; (ii) comply in all material respects with all Laws applicable to it, the operation of its business, or its Property, whether now in effect or hereafter enacted (other than Environmental Laws); (iii) take all action which may be required to obtain, preserve, renew and extend all Proprietary Rights which may be material to the operation of its business; (iv) maintain, preserve and protect all property material to the conduct of its business; and (v) except for obsolete or worn out equipment, keep its property in good repair, working order and condition.

(c) Insurance. Maintain insurance required by the Transaction Documents, including: (i) coverage on its insurable properties (including all inventory, equipment and real property) against the perils of fire, theft and burglary; (iii) public liability; (iv) workers’ compensation; (v) business interruption; (vi) product liability; and (vii) such other risks as are customary with companies similarly situated and in the same or similar business as that of the Company of such Loan Party under policies issued by financially sound and reputable insurers in such amounts as are customary with companies similarly situated and in the same or similar business.

(d) Obligations and Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its properties before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens or charges upon such properties or any part thereof; provided, however, that neither the Company nor any of the Loan Parties shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Company or the Loan Parties, as applicable, shall have set aside on their books adequate reserves with respect thereto.

(e) Operating Budgets.

(i) Not later than thirty (30) days before the first Commercial Operation Date for any Plant, adopt an operating plan and a budget with respect to each Plant and an aggregate operating plan and budget for the Project setting forth in

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reasonable detail the projected requirements for Operation and Maintenance Expenses and Maintenance Capital Expenses for the period from such date to the conclusion of the then-current calendar year and provide a copy of such operating plan and budget at such time to the Agent. No less than sixty (60) days in advance of the beginning of each calendar year thereafter, the Company shall cause the Loan Parties to similarly adopt an operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses and Maintenance Capital Expenses for the ensuing calendar year for each Plant that has achieved its Commercial Operation Date and an aggregate operating plan and budget for the Project and provide a copy of each such operating plan and budget at such time to the Agent. (Each such operating plan and budget is herein called an “Operating Budget”.) Each Operating Budget shall be prepared in accordance with a form approved by the Owner’s Engineer and shall become effective upon approval of the Agent (acting in consultation with the Consultants, so long as such Consultant was engaged by Agent or Company). If the Loan Parties shall not have adopted an annual Operating Budget for each Plant and for the Project before the beginning of any calendar year or any Operating Budget adopted by the Loan Parties shall not have been accepted by the Agent before the beginning of any upcoming calendar year, the Operating Budget for such Plant for the preceding calendar year shall, until the adoption of an annual Operating Budget, as the case may be, by the Loan Parties and acceptance of such Operating Budget by the Agent, be deemed to be in force and effective as the annual Operating Budget for such Plant or the Project, as the case may be, for such upcoming calendar year; provided that if the initial Operating Budget for any Plant or the Project is not approved by the Agent, the Company shall cause the Loan Parties to use a budget that is consistent with the Financial Model as of the date hereof (or any updated Financial Model that has been approved by the Agent) until an initial Operating Budget is approved, and the Company shall cause the Loan Parties to work diligently to prepare an initial Operating Budget that is acceptable to the Agent.

(ii) Each Operating Budget delivered to the Agent pursuant to this Section 7.1(e) shall be accompanied by a memorandum detailing all material assumptions used in the preparation of such Operating Budget, shall contain a line item for each Operating Budget Category, shall specify for each month and for each such Operating Budget Category the amount budgeted for such category for such month, and shall clearly distinguish Operation and Maintenance Expenses and Maintenance Capital Expenses.

(f) Financial Statements; Reports. Furnish to Agent:

(i) Annual Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, (A) a copy of the annual audit report for such Fiscal Year for Company and each Loan Party, including therein consolidated and consolidating balance sheets, and consolidated and consolidating statements of income and cash flows, and accompanied by an unqualified opinion of an independent certified public accountants of recognized national standing acceptable to Agent stating that all such financial statements present fairly in all material respects the financial position of Company and each Loan Party for the periods indicated in conformity with GAAP applied on a basis consistent with prior periods, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any

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qualification or exception as to the scope of such audit, (B) audited financial statements for UBEM for such fiscal year, prepared in accordance with GAAP applied on a basis consistent with prior periods and (C) upon request of Agent, (i) a written confirmation from a financial officer of Cargill that the financial statements available on Cargill’s website, in substantially the form and detail of Exhibit P, are audited and prepared in accordance with GAAP or (ii) if such financial statements are not available on Cargill’s website, financial statements in at least as much detail as set forth in Exhibit P, together with a written confirmation of a financial officer of Cargill that such financial statements are audited and prepared in accordance with GAAP;

(ii) Financial Statements. Within 45 calendar days after the end of the first three Fiscal Quarters of each Fiscal Year, (A) consolidated and consolidating balance sheets of Company and balance sheets of each other Loan Party as of the end of such Fiscal Quarter and consolidated and consolidated and consolidating statements of income and cash flows of Company and statements of income and cash flows of each other Loan Party for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter and (B) financial statements of UBEM for such Fiscal Quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such Fiscal Quarter, in each such case prepared in accordance with GAAP.

(iii) Format; Management Report; Certificate of Compliance: Concurrently with the delivery of the financial statements referred to in subsection (f)(i)(A) and (ii)(A) above, a certificate, executed by a Financial Officer of Company stating that:

(1) such financial statements fairly present in all material respects the financial condition and results of operations of such Person on the dates and for the periods indicated in accordance with GAAP subject, in the case of interim financial statements, to the absence of notes and normally recurring year-end adjustments;

(2) such Financial Officer has reviewed the terms of the Purchase Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of such Person during the accounting period covered by such financial statements; and

(3) as a result of such review such Financial Officer has concluded that no Default or Event of Default has occurred during the period covered by such financial statements through and including the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action that such Person has taken and proposes to take in respect thereof;

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(iv) Compliance Certificate. After the Discharge Date (as defined in the Senior Credit Agreement), a compliance certificate in the form of Exhibit O showing the compliance with the covenants set forth in Section 7.2(d) and (e).

(v) Accountant Reports. Promptly upon the receipt thereof, copies of all material reports, if any, submitted to the Company or Loan Parties by independent certified public accountants in connection with each annual, interim or special audit or review of the financial statements of the Company and Loan Parties made by such accountants, including but not limited to, any comment letter submitted by such accountants to management in connection with any annual review.

(vi) Financial Model. Deliver to the Purchasers, the Agent and the Consultants:

(1) No less than sixty (60) days prior to the end of each Fiscal Year after the Conversion Date, a proposed updated Financial Model, together with the underlying assumptions, containing projections of Cash Flow, Operation and Maintenance Expenses (including each Operating Budget Category), Maintenance Capital Expenses and Cash Flow Available for Debt Service, in each case on a quarterly basis, with respect to the Project and each Plant for the two (2) immediately succeeding Fiscal Years. If the Agent does not approve the updated Financial Model proposed by the Company, on behalf of the Loan Parties, within thirty (30) days following receipt thereof, the Agent shall instruct the Consultants, so long as such Consultant was engaged by Agent or Company, to prepare and agree on an updated Financial Model (and such updated Financial Model prepared by the Consultants shall be binding on the Agent and the Company).

(2) If the actual Cash Flow for any Fiscal Quarter after the Conversion Date is ninety percent (90%) or less of the projections for such period set forth in the then-current Financial Model or if either of the Operation and Maintenance Expenses or Maintenance Capital Expenses is greater than or equal to one hundred ten percent (110%) of the projections for such period set forth in the then-current Financial Model, the Company shall, no less than thirty (30) days prior to the end of the immediately following Fiscal Quarter, deliver to the Agent, the Purchasers, and the Consultants a proposed updated Financial Model, together with the underlying assumptions, containing projections of Cash Flow, Operation and Maintenance Expenses (including each Operating Budget Category), Maintenance Capital Expenses and Cash Flow Available for Debt Service, in each case on a quarterly basis, with respect to the Project and each Plant through the end of the immediately following Fiscal Year. If the Required Purchasers do not approve the updated Financial Model proposed by the Company, on behalf of the Loan Parties, within fifteen (15) days following receipt thereof, the Agent shall instruct the Consultants, so long as such Consultant was engaged by Agent or Company, to prepare and agree on an updated Financial Model (and such updated Financial Model prepared by the Consultants shall be binding on the Required Purchasers and the Company).

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All costs incurred in connection with the preparation and review of updated Financial Models under this Section 7.1(v) shall be for the account of the Company.

(vii) Additional Information. Promptly, from time to time, provide such other information regarding the compliance by the Company on behalf of itself and the Loan Parties with the terms of this Agreement and the other Transaction Documents or the affairs, operations or condition (financial or otherwise) of the Company and the Loan Parties as Agent or Required Purchasers may reasonably request and that is capable of being obtained, produced or generated by the Company or of which the Company has Knowledge.

(g) Litigation and Other Notices. Give Agent prompt written notice of the following:

(i) [Intentionally Deleted]

(ii) Litigation. The notice, filing or commencement of any action, suit or proceeding against any of the Company or any of the Loan Parties by or before any Governmental Authority and that, if adversely determined against any of the Company or the Loan Parties, would result in uninsured liability in excess of $500,000 in the aggregate.

(iii) Environmental Matters. (A) The Company obtains Knowledge of any release or threatened release, emission, discharge or disposal of any Material of Environmental Concern or obtains Knowledge of any material non-compliance with any Environmental Law that, in either case, would reasonably be expected to form the basis of an Environmental Claim against the Company or any Environmental Affiliate, (B) any Removal, Remedial or Response action taken by any of the Company or any of the Loan Parties or any other person in response to any Material of Environmental Concern in, at, on or under, a part of or about the Properties and Facilities, (C) the Company obtains Knowledge of any Environmental Claim pending or threatened in writing against Company or the Loan Parties, (D) any notice, claim or other information that the Company or any of the Loan Parties might be subject to an Environmental Claim, or (E) receipt by Company or any Loan Party of any written communication from a Governmental Authority or any written communication from any other Person or other source of written information, including reports prepared by the Company or any Loan Party, that alleges or indicates that the Company or any Loan Party or an Environmental Affiliate is not in compliance in all material respects with applicable Environmental Laws or Environmental Approvals;

(iv) Default. Any Default or Event of Default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto.

(v) Material Adverse Effect. Any development in the business or affairs of the Company or any of the Loan Parties that would reasonably be expected to have a Material Adverse Effect.

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(vi) Board Meetings. Written notice of each regular meeting of each Company’s or Loan Party’s board of directors (or its equivalent) at least ten (10) days in advance of such meeting and prior written notice of each special meeting of each Company or the Loan Party’s board of directors (or its equivalent) at least seven (7) days in advance of such meeting, but in any case such notice shall be delivered no later than the date on which the members of the board of directors (or its equivalent) are notified of such meeting. In addition, the Company will send Agent copies of all reports and materials provided to members of the board of directors (or its equivalent) of the Company or the Loan Parties at meetings or otherwise.

(vii) Force Majeure. Notification of any event of force majeure or similar event under a Project Document.

(viii) Project Documents. Notification of any other change in circumstances that may result in an increase of more than five hundred thousand Dollars ($500,000) in Project Costs for any Plant.

(ix) Project Document Issues. After delivery or receipt thereof, copies of all material notices or documents given or received by the Company or any Loan Party pursuant to any of the Project Documents, the Management Services Agreement, Additional Project Documents or any Senior Credit Agreements including:

(1) any Change Orders or any written notices related thereto;

(2) any written notice alleging willful misconduct under any Cargill Goods and Services Agreement;

(3) any written notice of a material breach or default under any Project Document, the Management Services Agreement or any Additional Project Document (including any notice that would give rise to a Working Capital Trigger Period (as defined in the Senior Credit Agreement));

(4) any written notice regarding, or written request for consent to, any assignment, termination, modification, waiver or variation of any Project Document, the Management Services Agreement or any Additional Project Document; and

(5) the appointment of any “Qualified Person” to conduct an audit under Section 11(b) of any Master Agreement;

(x) Documents Delivered to Senior Agent. After delivery to Senior Agent, copies of all material documents delivered to Senior Agent pursuant to the Senior Credit Agreement and which are not otherwise delivered to the Agent pursuant to this Agreement.

(xi) Monthly Progress Report. After receipt, copies of the Monthly Progress Report for each Plant.

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(xii) Deferred Approval. After receipt thereof, copies of each Deferred Approval obtained by Company or any Loan Party, together with such documents relating thereto as Agent may reasonably request, certified as true, complete and correct by an authorized officer of Company, on behalf of itself and the Loan Parties; and

(xiii) Operating Statements. After the Final Completion Date for each Plant, within forty-five (45) days after the end of each Fiscal Quarter and concurrently with the delivery of the annual financial statements referred to in Section 7.1(f)(i), the Company shall furnish to the Agent an operating statement regarding the operation and performance of each such Plant for such monthly, quarterly and, in the case of the last quarterly operating statement for each year, annual period substantially in the form of Exhibit H. Such operating statements shall contain (i) line items corresponding to each Operating Budget Category of the current Operating Budget for each Plant showing in reasonable detail by Operating Budget Category all actual expenses related to the operation and maintenance of each such Plant compared to the budgeted expenses for each such Operating Budget Category for such period, (ii) information showing the amount of ethanol and other Products produced by each such Plant during such period and (iii) information showing (A) the amount of ethanol sold by the Loan Parties from each such Plant to pursuant to the Ethanol Marketing Agreements, (B) the amount of Distillers Grains sold by the Loan Parties from each such Plant pursuant to the Distillers Grains Marketing Agreement, and (C) the amount, if any, of other sales of ethanol and/or Distillers Grains, together with an explanation of any such sale and identification of the purchaser, and (D) the amount, if any, of other Products sold by the Loan Parties from the Plants, together with an explanation of any such sale and identification of the purchaser. The operating statements shall be certified as complete and correct by an authorized officer of each Company, on behalf of itself and the Loan Parties, who also shall certify that, the expenses reflected therein for each Operating Budget Category for the year to date and for each month or quarter therein did not exceed the provision for such classification and period contained in the relevant Operating Budget then in effect by more than ten percent (10%) or, if any of such certifications cannot be given, stating in reasonable detail the necessary qualifications to such certifications.

(h) ERISA. Comply in all material respects with the applicable provisions of ERISA and the provisions of the Code relating thereto and furnish to Agent and if so requested by them in writing, Purchasers (i) as soon as possible, and in any event within 30 days after the Company knows or has reason to know, or the Loan Parties know or have reason to know, thereof, notice of (A) the establishment by the Company or the Loan Parties of any Plan, subject to Title IV of ERISA, (B) the commencement by the Company or the Loan Parties of contributions to a Multiemployer Plan, (C) any failure by the Company or the Loan Parties or any of their ERISA Affiliates to make contributions required by Section 302 of ERISA (whether or not such requirement is waived pursuant to Section 303 of ERISA), or (D) the occurrence of any Reportable Event with respect to any Plan or Multiemployer Plan for which the reporting requirement is not waived, together with a statement of an officer setting forth details as to such Reportable Event and the action which the Company proposes, or proposes the Loan Parties, to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if any such notice was provided by the Company or the Loan Parties, and (ii) promptly after receipt thereof, a copy of any notice the Company or the Loan Parties may

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receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Multiemployer Plan, or to appoint a trustee to administer any Plan or Multiemployer Plan, and (iii) promptly after receipt thereof, a copy of any notice of withdrawal liability from any Multiemployer Plan.

(i) Maintaining Records; Access to Premises and Inspections. (i) Maintain financial records in accordance with generally accepted practices and (ii) upon reasonable notice, at all reasonable times and as often as Agent or any Purchasers may reasonably request (and at any time after the occurrence and during the continuation of a Default or Event of Default), permit any authorized representative designated by Agent to visit and inspect the properties and financial records of the Company and the Loan Parties and to make extracts from such financial records, all at the Company’s reasonable expense (provided that so long as no Default or Event of Default has occurred and is continuing, such visits or inspections shall be at the expense of the Company once per Fiscal Quarter for each such Person), and permit any authorized representative designated by Agent or any Purchasers to discuss the affairs, finances and conditions of the Company and the Loan Parties with the Company’s Financial Officer and such other officers as the Company shall deem appropriate, and the Company’s independent public accountants. Company shall, and shall cause ach Loan Party to, keep books and records separate from the books and records of its Affiliates or any other entity that accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie or authorize all of its limited liability company actions.

(j) Board of Managers. Cause their respective boards of managers (or equivalent) to:

(i) With respect to the Company, meet at least once per calendar quarter (and initially consist of at least three representatives of ACAS, at least one representatives of Laminar and at least one representative of US Renewable); provided that (A) the number of representatives that can be appointed by ACAS and Laminar shall change in accordance with and pursuant to Section 6.3 of the Company LLC Agreement, (B) at any time upon a Notes Payment Default, ACAS may designate up to three additional representatives to serve as members of Company and/or managers of the Company and Laminar may designate up to one additional representative to serve as a member of Company and/or manager of the Company (or such percentage that would give ACAS, Laminar and US Renewable at least 75% or more of the board seats (or equivalent seats); provided, however, that if after such designation, no Event of Default has occurred for two consecutive Fiscal Quarters, the composition of the board of managers shall return to the composition of such board of managers prior to the changes effectuated upon a Notes Payment Default as a result of this subsection (B), (C) members of each board of managers (or equivalent) designated by ACAS, Laminar and US Renewable shall receive reimbursement for reasonable documented out-of-pocket expenses from the Company incurred in connection with attendance at board, committee, members and stockholder meetings, (D) in the event ACAS or Laminar shall waive its right to designate a member or manager pursuant to this Section 7.1(j), such party that waived its right may designate an observer, without voting rights, who will be entitled to attend all meetings of the Company’s board of directors (or equivalent) (including committees), stockholders and members, and (E) any observer designated by such party

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pursuant to clause (D) above shall be entitled to receive (I) notice of all meetings of the Company’s board of directors (or equivalent) (including committee meetings), (II) information provided to directors and managers, (III) the same compensation as other non-employee members of the Company’s board of directors (or equivalent) and (IV) in any case, reimbursement for reasonable out-of-pocket expenses from the Company incurred in connection with attendance at board, committee, member and stockholder meetings.

(ii) With respect to the Company, maintain an audit committee, which shall be comprised of directors or managers who are not otherwise employed by the Loan Parties, provided that Required Purchasers shall have the right to designate one member of each of the audit committees so long as any Note shall remain outstanding, or so long as any Purchaser shall hold any Security, including Units.

(iii) With respect to each Loan Party, establish a board of managers consisting of no more than three directors; provided, however, so long as ACAS, Laminar and US Renewable own, on a combined basis, at least 50% of the Class A Units of the Company, ACAS shall be able to designate one of such directors and Laminar shall be able to designate one of such directors, provided, further, that (A) each board of managers (or equivalent) designated by ACAS and Laminar shall receive reimbursement for reasonable and documented out-of-pocket expenses from the Company incurred in connection with attendance at board, committee, members and stockholder meetings of such Loan Party, (B) in the event ACAS or Laminar shall waive its right to designate a member or manager pursuant to this Section 7.1(iii), such party may designate an observer, without voting rights, who will be entitled to attend all meetings of the Loan Parties’ boards of directors (or equivalent) (including committees), stockholders and members, and (C) any observer designated by such parties pursuant to clause (B) above shall be entitled to receive (I) notice of all meetings of the Loan Parties’ boards of directors (or equivalent) (including committee meetings), (II) information provided to directors and managers, (III) the same compensation as other non-employee members of the Loan Parties’ boards of directors (or equivalent) and (IV) in any case, reimbursement for reasonable and documented out-of-pocket expenses from the Company incurred in connection with attendance at board, committee, member and stockholder meetings of such Loan Party.

Except for rights expressly in favor of Agent and the Purchasers or as otherwise provided, all rights of Purchasers under this Section 7.1(j) shall be exercised by ACAS and Laminar, and if no Notes are outstanding, by holders representing a majority of the outstanding Securities.

(k) Notices to Proceed. Deliver to the Agent a copy of the duly executed Notice to Proceed for each Plant that has been validly issued and delivered by the Company, on behalf of the applicable Loan Party, to Design Builder, and validly accepted by the Design Builder, in each case to the satisfaction of the Owner’s Engineer, Design Builder has not been allowed to commence work at the relevant Site without accepting such Notice to Proceed, and all conditions to the issuance of such Notice to Proceed have been satisfied (and such satisfaction

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has been acknowledged by the Design Builder) or have been waived by the Design Builder, in each case, in a manner satisfactory to the Required Purchasers and the Owner’s Engineer:

(i) with respect to at least one (1) Plant, on or before April 1, 2006;

(ii) with respect to at least two (2) Plants, on or before May 15, 2006; and

(iii) with respect to at least three (3) Plants, on or before September 1, 2006.

(l) Final Completion. Cause Final Completion for each Plant to occur on or before the Construction Loan Maturity Date (as defined in the Senior Credit Agreement).

(m) [Intentionally Deleted]

(n) [Intentionally Deleted]

(o) Title Insurance. To keep in full force and effect at all times the Title Insurance Policy. The Title Insurance Policy shall confirm that the applicable Loan Party has good, marketable title to the applicable Sites and that the applicable Loan Party holds good, marketable title to the Sites subject to no Liens (other than Liens in favor of Senior Secured Parties (as defined in the Senior Credit Agreement) and other Permitted Liens). The Title Insurance Policy shall also confirm that Cargill has good, marketable title to the Premises (as defined in each Grain Facility Lease) and that Cargill holds good, marketable title to such Premises subject to no Liens (other than the Grain Facility Lease, Liens in favor of the Senior Secured Parties (as defined in the Senior Credit Agreement) and other Permitted Liens).

(p) [Intentionally Deleted]

(q) Project Accounts. Maintain at all times prior to the Discharge Date (as defined in the Senior Credit Agreement) the Project Accounts in accordance with the Senior Credit Agreement, and from and after such Discharge Date, such Project Accounts shall be established and maintained as may be reasonably determined by the Agent.

(r) Commodity Risk Management Plans. Deliver to the Agent the Commodity Risk Management Plans for each Plant by the Conversion Date.

(s) Environmental Matters. (i) (A) comply, in all material respects, with, and ensure compliance by any and all occupants and operators of the Project with, all Environmental Laws, (B) keep the Project free of any Lien imposed pursuant to any Environmental Law, and (C) pay or cause to be paid when due and payable by the Company or any Loan Party any and all costs in connection with any Environmental Laws, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project or on any real property owned or leased by the Company or any Loan Party or on the Mortgaged Property, and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern.

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(ii) Avoid using the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.

(t) Operations and Maintenance. Own, construct, operate and maintain (or cause to be operated and maintained) the Project in all material respects in accordance with (i) terms and provisions of the Transaction Documents, (ii) all applicable Governmental Approvals and other laws and (iii) Prudent Ethanol Operating Practice.

(u) Construction and Completion of Project; Maintenance of Properties. (i) Contribute the proceeds of the Notes to the applicable Loan Party (except as provided in Section 2.1(d)) and apply the proceeds for the purposes specified in Section 2.1 hereof and in each Funding Notice and shall duly construct and complete, or cause the construction and completion of, the Project, and shall cause the Final Completion Date for each Plant to occur, substantially in accordance with (A) the scope of work and other specifications set forth in the Design-Build Contracts (including any Change Orders permitted under this Agreement) for such Plant, (B) the Construction Budget for such Plant, and (C) the exercise of that degree of skill, diligence, prudence, foresight and care reasonably to be expected of skilled and experienced contractors in the ethanol industry in the United States of America, in order to accomplish the desired result consistent with reliability, safety, performance and expedition taking into account the provisions of the Project Documents and any relevant manufacturer’s or licensor’s recommendations or guidelines.

(ii) Keep in good working order and condition, ordinary wear and tear excepted, and all of its properties and equipment that are necessary or useful in the proper conduct of its business.

(iii) Except as required in connection with the construction of the Project, not permit any Plant or any material portion thereof to be removed, demolished or materially altered, unless such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under this Agreement.

(iv) Do all things necessary to preserve and keep in full force and effect its limited liability company existence and its material patents, trademarks, trade names, copyrights, franchises and similar rights.

(v) Governmental Approvals. Maintain, in full force and effect, in the name of the relevant Company or Loan Party, as applicable, all Necessary Project Approvals and obtain all Deferred Approvals (all of which shall be reasonably satisfactory to the Agent) as promptly as practicable but in any event no later than the date required to be obtained under applicable Law.

(w) Use of Proceeds. (i) (A) All proceeds of the Albion Notes shall be applied to Project Costs for the Albion Plant; (B) all proceeds of the Bloomingburg Notes shall be applied to Project Costs for the Bloomingburg Plant; (C) all proceeds of the Linden Notes shall be applied to Project Costs for the Linden Plant. Notwithstanding the foregoing, the Unfunded

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Portion of the Notes may be contributed by Company to any Loan Party to be used for the payment of such Loan Party’s Project Costs or for any Loan Party’s working capital needs.

(x) Performance Tests. (i) The Agent, the Purchasers and the Owner’s Engineer have the right to witness and verify the Performance Tests. The Company shall give the Agent and the Owner’s Engineer notice regarding each proposed Performance Test within twenty-four (24) hours of any Loan Party’s receipt of notice of such Performance Test from the Design Builder. If, upon completion of any Performance Tests, the Company is of the belief that such Performance Tests have been satisfied, it shall so notify the Agent and the Owner’s Engineer and shall deliver a copy of all test results supporting such conclusion, accompanied by supporting data and calculations, evidencing the Company’s belief that the Loan Parties and the Design Builder have satisfied their respective obligations with respect to such Performance Tests. If any such Performance Tests have been satisfactorily completed, the Company shall deliver to the Agent a report that indicates the preliminary opinions as to the satisfactory achievement of the Performance Tests (each a “Performance Test Report”) and the Owner’s Engineer will, upon a thorough review of such Performance Test Report, certify in writing to the Agent, within five (5) Business Days of the receipt of such Performance Test Report, the satisfactory achievement of the Performance Tests or deliver a report to the Agent and Company setting forth in reasonable detail any objections of the Owner’s Engineer to such Performance Test Report.

(ii) Not approve any performance testing plan under any Design Build Contract or the results of any Performance Tests or declare Substantial Completion or Final Completion of any Plant without the prior written consent of the Agent, in consultation with the Owner’s Engineer.

(iii) Immediately upon receipt (but no more than one (1) Business Day after receipt thereof from the Design Builder), provide notice to the Agent and the Owner’s Engineer if the Design Builder seeks to use a subcontractor not listed on Exhibit L to the relevant Design Build Contract to perform any portion of the Work (as defined in such Design Build Contract) in excess of five hundred thousand Dollars ($500,000). If, within two (2) Business Days thereafter, the Agent in consultation with the Owner’s Engineer objects to the use of such subcontractor, then the Company shall cause the Loan Parties to reject such subcontractor in accordance with Section 3.5.1 of such Design Build Contract.

(y) Project Documents. Maintain in full force and effect, preserve, protect and defend their rights under and take all actions necessary to prevent termination or cancellation (except by expiration or termination in accordance with its terms (and as permitted by this Agreement)) of each Project Document. The Company shall, and shall cause the Loan Parties to, exercise all material rights, discretion and remedies under each Project Document, if any, in accordance with its terms and in a manner consistent with (and subject to) the Company’s and the Loan Parties’ obligations under the Purchase Documents.

(z) Operating Agreements. If, at any time, a termination notice is delivered by UBEM to any Loan Party under any Operating Agreement, promptly take all actions necessary to ensure that a Replacement Operating Agreement is executed no less than sixty

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(60) days prior to the termination of such Operating Agreement; provided, that no such Replacement Operating Agreement will be required if the Required Purchasers consent in writing, after consultation with the Owner’s Engineer, to the operation and the maintenance of the Plant(s) by employees of the Loan Parties.

(aa) Preservation of Title; Acquisition of Additional Property. (i) Preserve and maintain (A) good, marketable and insurable fee interest in each Site (excluding the Leased Premises) and valid easement interest to its easement interest in each Site (excluding the Leased Premises), and (B) a good, legal and valid leasehold interest in the Leased Premises.

(ii) Prior to the acquisition or lease of any such additional real property interests (other than easements that do not involve soil disturbances), deliver to the Agent an Environmental Site Assessment Report(s) with respect to such real property (if, in the reasonable determination of the Agent, acting in consultation with the Owner’s Engineer, such Environmental Site Assessment Report(s) with respect to such real property interests is warranted), in each case, along with a corresponding reliance letter from the consultant issuing such report(s). Each such environmental report shall be in form and substance reasonably satisfactory to the Required Purchasers.

(bb) Albion Construction Account. (i) Cause the proceeds of the Albion Notes (other than the exceptions as set forth in Section 7.1(u) hereto) and the proceeds of the Class A Units to be paid into the Albion Construction Account. Unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby, the Company may request that Albion direct the transfer or withdrawal of funds standing to the credit of the Albion Construction Account to pay Albion Project Costs then due and owing strictly in accordance with the Albion Construction Budget and shall cause Albion to prepare an Albion Construction Withdrawal Certificate causing Albion to direct the Accounts Banks to apply such proceeds for application strictly in accordance with the relevant Funding Notice. Company shall cause Albion to confirm that all payments from the Albion Construction Account shall be made directly by the Accounts Bank pursuant to instructions set forth in the relevant certificate delivered by Borrower’s Agent (as defined in the Senior Credit Agreement) to the Accounts Bank.

(cc) Bloomingburg Construction Account. (i) Cause the proceeds of the Bloomingburg Notes (other than the exceptions as set forth in Section 7.1(u) hereto) and the proceeds of the Class A Units to be paid into the Bloomingburg Construction Account. Unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby, the Company may request that Bloomingburg direct the transfer or withdrawal of funds standing to the credit of the Bloomingburg Construction Account to pay Bloomingburg Project Costs then due and owing strictly in accordance with the Bloomingburg Construction Budget and shall cause Bloomingburg to prepare a Bloomingburg Construction Withdrawal Certificate causing Bloomingburg to direct the Accounts Banks to apply such proceeds for application strictly in accordance with the relevant Funding Notice. Company shall cause Bloomingburg to confirm that all payments from the Bloomingburg Construction Account shall be made directly by the Accounts Bank pursuant to instructions set forth in the relevant certificate delivered by Borrower’s Agent (as defined in the Senior Credit Agreement) to the Accounts Bank.

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(dd) Linden Construction Account. (i) Cause the proceeds of the Linden Notes (other than the exceptions as set forth in Section 7.1(u) hereto) and the proceeds of the Class A Units to be paid into the Linden Construction Account. Unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby, the Company may request that Linden direct the transfer or withdrawal of funds standing to the credit of the Linden Construction Account to pay Linden Project Costs then due and owing strictly in accordance with the Linden Construction Budget and shall cause Linden to prepare a Linden Construction Withdrawal Certificate causing Linden to direct the Accounts Banks to apply such proceeds for application strictly in accordance with the relevant Funding Notice. Company shall cause Linden to confirm that all payments from the Linden Construction Account shall be made directly by the Accounts Bank pursuant to instructions set forth in the relevant certificate delivered by Borrower’s Agent (as defined in the Senior Credit Agreement) to the Accounts Bank.

(ee) Accountant’s Letter. Within fifteen (15) days after engaging an independent certified public accountant of recognized national standing acceptable to Agent, Company shall deliver the Accountant’s Letter to Agent.

(ff) Schedules.

(i) Within forty-five days following the Closing Date, the Agent shall have received (A) a copy of the Preliminary Construction Document (as defined in each Design Build Contract), (B) the final Work Schedule for each Plant (updated pursuant to Section 6.1 of each Design Build Contract), and (C) the Schedule of Values for each Plant, in each such case in form and substance reasonably satisfactory to each Purchaser and the Owner’s Engineer and certified by an authorized officer of Company, on behalf of the Company and the Loan Parties.

(ii) After receipt and review of each such Work Schedule, the Owner’s Engineer shall have certified to the Agent that (A) the Owner’s Engineer believes that the Commercial Operation Date for each Plant will occur on or prior to the Guaranteed Substantial Completion Date for such Plant, and (B) the Owner’s Engineer believes that the Final Completion Date for each Plant will occur on or prior to the Guaranteed Final Completion Date for such Plant.

(gg) Title Insurance. Within thirty (30) days following the Closing Date, the Agent shall have received evidence that the Loan Parties have obtained the Title Insurance Policy and the same is in full force and effect.

(hh) Water Supply. The Company shall cause the Loan Parties to secure an adequate water supply for each Plant (including, where applicable, the Water Services Agreements, pipeline easements, land use agreements or water rights approvals) on terms and conditions reasonably satisfactory to Owner’s Engineer and the Agent, and each such Water Services Agreement shall have been entered into prior to the earlier to occur of (x) the date set forth on Exhibit J to the Design Build Contract for such Plant and (y) the date set forth on Schedule 5.11-B to the Senior Credit Agreement.

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(ii) Gas Transportation. The Company shall cause the Loan Parties to enter into the Gas Transportation Agreement for each Plant prior to the earlier to occur of (x) the date set forth on Exhibit J to the Design Build Contract for such Plant and (y) the date set forth on Schedule 5.11-B to the Senior Credit Agreement

(jj) Air Permits. The Company shall cause the guarantee of the Design Builder with respect to air emissions set forth in the Design Build Contract for each Plant to meet the requirements of the final air quality construction permit for such Plant in a manner satisfactory to the Agent and the Owner’s Engineer without any new restriction on the operation of such Plant that would prevent such Plant from operating at a production level of 95,240,000 gallons per year of undenatured ethanol.

(kk) Further Assurances. With reasonable promptness, execute and deliver to each Purchaser, from time to time, upon the reasonable request of such Purchaser, such supplemental agreements, statements, assignments and transfers, or instructions on documents as any Purchaser may reasonably request in order that the full intent of this Agreement and the other Transaction Documents may be carried into effect.

7.2 Negative Covenants. The Company covenants that, so long as all or any part of the principal amount of the Notes or any interest thereon shall remain outstanding:

(a) Indebtedness. Company shall not, and shall cause each Loan Party to not, create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Purchase Documents;

(ii) Indebtedness under the Senior Credit Documents;

(iii) Indebtedness for permitted commodity hedging arrangements to the extent permitted by the Senior Credit Agreement;

(iv) Capitalized Lease Liabilities with respect to office equipment with payments in any Fiscal Year, taken in the aggregate for the Project, in an amount not to exceed one hundred thousand Dollars ($100,000); and

(v) with the prior written consent of the Agent, Indebtedness incurred by Albion, ASA Holdings or Company in the form of a guaranty with respect to tax increment financing notes or similar bond instruments to be issued by the Community Redevelopment Authority of the City of Albion; provided that the Community Redevelopment Authority of the City of Albion enters into a binding agreement with Albion reasonably satisfactory to the Agent pursuant to which the Community Redevelopment Authority of the City of Albion agrees to apply all the incremental proceeds of the additional ad valorem property taxes generated from development of the Albion Plant (excluding the Leased Premises) to repay such notes or bond instruments.

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(b) Negative Pledge; Liens. Company shall not, and shall cause each Loan Party to not, create, incur, assume or suffer to exist any Lien of any kind on any of their properties or assets of any kind, except the following (collectively, “Permitted Liens”):

(i) Liens created pursuant to the Senior Credit Documents;

(ii) Liens in favor of Agent in connection with the Pledge Agreement and Negative Pledge;

(iii) Liens for taxes, assessments and other governmental charges the payment of which is the subject of a Contest;

(iv) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is the subject of a Contest;

(v) any Liens reflected on the Title Insurance Policy or any Title Continuation;

(vi) easements granted by the Company or any Loan Party to any utility serving the Project as required for the operation of any Plant or to facilitate proposed sales of carbon dioxide; provided, that in each such case:

(1) such easement will not adversely affect the costs under any Design Build Contract or any other Project Costs;

(2) such easement will not adversely affect the operations of any Plant; and

(3) such easement has been approved by the Owner’s Engineer;

(vii) Liens arising out of judgments or awards that (A) do not constitute an Event of Default under Section 8.1(k) and (B) that are subject to a Contest; and

(viii) the netting and set-off rights permitted under Section 6 of each Master Agreement

(c) Contingent Liabilities. The Company shall not, and shall cause the Loan Parties to not, become liable for any Guaranties, except for (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) Guaranties in respect of Indebtedness permitted pursuant to clause (i), clause (ii) or clause (v) of Section 7.2(a).

(d) Leases. After the Discharge Date (as defined in the Senior Credit Agreement), at no time shall the sum of the aggregate amount of annualized payments on operating leases during any Fiscal Year exceed $3,000,000.

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(e) Capital Expenditures. After the Discharge Date (as defined in the Senior Credit Agreement), the Company shall not, and shall cause the Loan Parties to not, make or commit to make any Capital Expenditures, that in the aggregate would cost more than $4,500,000.

(f) Mergers, etc. The Company shall not, and shall cause the Loan Parties to not, merge into or consolidate or combine with any other Person, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or any substantial part of the property or assets of any Person other than purchases or other acquisitions of inventory, materials, leases, property and equipment in the ordinary course of business. The Company shall not, and shall cause the Loan Parties to not, sell, lease, assign, transfer or otherwise dispose of any of its assets (other than Products), whether now owned or hereafter acquired, except:

(i) disposal of assets that are promptly replaced in accordance with the then-current Operating Budgets;

(ii) to the extent that such assets are uneconomical, obsolete or no longer useful or no longer usable in connection with the operation or maintenance of the Project;

(iii) disposal of assets with a fair market value of, or at a disposal price of, less than one hundred thousand Dollars ($100,000) in the aggregate during any Fiscal Year; provided, that such disposal does not, and would not reasonably be expected to, adversely effect the construction, operation or maintenance of any Plant; or

(iv) transfers of assets between Albion, Bloomingburg and Linden; provided, that (A) the aggregate total fair market value of all such transferred assets does not exceed one million Dollars ($1,000,000) in any Fiscal Year, and (B) each such transfer does not, and would not reasonably be expected to, adversely affect the operations of the Plant from which such assets are transferred.

(g) Affiliate Transactions. The Company shall not, and shall cause the Loan Parties to not, make any loan or advance to any director, officer or employee of the Company or the Loan Parties or any Affiliate of the Company or Loan Parties or any other Person that owns, directly or indirectly, any Equity Interest in any Loan Party, or enter into or be a party to any transaction or arrangement with any Affiliate of the Company or the Loan Parties or any other Person that owns, directly or indirectly, any Equity Interest in any Loan Party, including, without limitation, the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate or any other Person that owns, directly or indirectly, any Equity Interest in any Loan Party, except as permitted pursuant to Section 7.2(f)(iv) and pursuant to the reasonable requirements of the Company’s and the Loan Parties’ business and upon fair and reasonable terms no less favorable to the Company and the Loan Parties than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate or any other Person that owns, directly or indirectly, any Equity Interest in any Loan Party.

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(h) Dividends and Stock Purchases. The Company shall not, and shall cause the Loan Parties to not, directly or indirectly: declare or pay any Dividends or make any distribution, or payment of any kind on their outstanding Equity Interests or equity securities, or any other payment of any kind to any of their stockholders or equity holders or their Affiliates (including any redemption, purchase or acquisition of, whether in cash or in property, securities or a combination thereof, any membership interests or capital accounts or warrants, options or any of their other securities), unless such Dividends, distribution or payment relating to their outstanding Equity Interests (i) is made in accordance with the Operating Agreements, as applicable, (ii) is made for Permitted Tax Distributions or (iii) is made to the Purchasers pursuant to the terms of the Management Agreement or Fee Letter, in the case of clause (i), (ii) and (iii) above, and so long as no Event of Default exists or would occur as a result of making such Dividend, distribution or payment relating to their Equity Interests;

(i) Advances, Investments and Loans. The Company shall not, and shall cause the Loan Parties to not, purchase, or hold beneficially, any stock, other securities or evidences of Indebtedness of, or make or permit to exist any loan, Guaranty or advance to, or make any investment or acquire any interest whatsoever in, any other Person (including, but not limited to, the formation or acquisition of any Subsidiaries), except:

(i) Investment in Cash Equivalents;

(ii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iii) advances by Company of the proceeds from the issuance of the Notes to the applicable Loan Party for application as set forth in Section 2.1;

(iv) advance payments for natural gas provided for in the Construction Budgets; and

(v) Investments as permitted pursuant to Section 7.2(k) or 7.2(m) hereof.

(j) Use of Proceeds. The Company shall not, and shall cause the Loan Parties to not, use any proceeds from the sale of the Notes hereunder, directly or indirectly, for the purposes of purchasing or carrying any “margin securities” within the meaning of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve Board or for the purpose of arranging for the extension of credit secured, directly or indirectly, in whole or in part by collateral that includes any “margin securities.”

(k) Stock Issuances. Except the Unit Issuances and any other Equity Interests issued in connection with the Company LLC Agreement and, after consent by the Required Purchasers, the formation of any Subsidiary by Company or any Loan Party for the purpose of operating any future ethanol plants, the Company shall not, and shall cause the Loan Parties to not, issue any Equity Interests or other equity interests or any options or warrants to purchase, or

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securities convertible into capital or equity interests or establish any stock appreciation rights or similar programs based on the value of the Company’s or the Loan Parties’ equity interests.

(l) Amendment of Charter Documents. The Company shall not, and shall cause the Loan Parties to not, amend, terminate, modify or waive, or agree to the amendment, modification or waiver of, any material term or provision of their respective Charter Documents or the Operating Agreements.

(m) Subsidiaries. The Company shall not, and shall cause the Loan Parties to not, establish or acquire any Subsidiary other than the subsidiaries existing on the date hereof and after consent by the Required Purchasers, the formation of any Subsidiary by Company or any Loan Party for the purpose of operating any future ethanol plants. This Section 7.02(m) shall not prohibit the Loan Parties from entering into joint purchasing arrangements solely with the Company or the other Loan Parties for the purchase of materials required for the operation of the Project.

(n) Business. The Company shall not, and shall cause the Loan Parties to not, engage, directly or indirectly, in any business other than the Business or change the scope of any Plant or the Project.

(o) Fiscal Year; Accounting. The Company shall not, and shall cause the Loan Parties to not, change its Fiscal Year from ending on December 31 or method of accounting (other than immaterial changes in methods), except as required by GAAP.

(p) Establishment of New or Changed Business Locations. The Company shall not, and shall cause the Loan Parties to not, relocate its principal executive offices or other facilities or establish new business locations or store any inventory or other assets at a location not identified to Agent on or before the date hereof, without providing not less than 30 days advance written notice to Agent.

(q) Changed or Additional Business Names. The Company shall not, and shall cause the Loan Parties to not, change its corporate or other business name or establish new or additional trade names without providing not less than 30 days advance written notice to Agent.

(r) Remuneration. The Company shall not, and shall cause the Loan Parties to not, permit the aggregate amount of salary and other direct and indirect remuneration paid or accrued by the Company or any of the Loan Parties during any Fiscal Year to or for the benefit of any officer, director or member of management of any of the Companies or the Loan Parties to exceed (i) with respect to base compensation, amounts which are reasonable and customary for employees with similar responsibility and experience of other companies in the same industry as the Company and the Loan Parties, and (ii) with respect to bonuses and other indirect remuneration, amounts which are determined in accordance with the Company’s and the Loan Parties’ written objective compensation plan for such year after such plan has been implemented upon the request of Agent.

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(s) Taxes. The Company shall not, and shall cause the Loan Parties to not, make any election to be treated as an association taxable as a corporation for federal, state or local tax purposes.

(t) Project Documents. (i) Subject to Section 7.2(t)(iii), other than immaterial changes, the Company shall not, and shall cause the Loan Parties to not, (ii) direct or consent or agree to any amendment, modification, supplement, or waiver to or in respect of any provision of any Project Document, any Additional Material Project Document or the Management Services Agreement without the prior written consent of the Required Purchasers or (iii) direct or consent or agree to any amendment, modification, supplement, or waiver to or in respect of any provision of any Additional Project Document without the prior written consent of the Agent.

(iv) Except with respect to the Lien in favor of the Senior Secured Parties (as defined in the Senior Credit Agreement), the Company shall not, and shall cause the Loan Parties to not, assign any of its rights under any Project Document or any Additional Project Document to any Person, or consent to the assignment of any obligations under any Project Documents or any Additional Project Documents by any other party thereto.

(v) Unless each of the following conditions is satisfied, the Company shall not, and shall cause the Loan Parties to not, enter into or approve any Change Orders without the approval of the Agent (acting in consultation with the Owner’s Engineer), such approval not to be unreasonably withheld or delayed:

(1) the amount of such Change Order does not exceed (A) five hundred thousand Dollars ($500,000) individually, or (B) two million Dollars $(2,000,000), together with all prior Change Orders for the same Plant;

(2) such Change Order would not cause the funds available under the Contingency Line Item for such Plant (and not yet expended) to be reduced to less than zero;

(3) such Change Order would not reasonably be expected to delay (A) the Commercial Operation Date for any Plant beyond the Guaranteed Substantial Completion Date for such Plant or (B) the Final Completion Date for any Plant beyond the Guaranteed Final Completion Date for such Plant;

(4) such Change Order will not alter in any adverse respect any guaranty, liquidated damages provision or the standards for any of the Performance Tests;

(5) such Change Order would not reasonably be expected to permit or result in any adverse modification or impair the enforceability of any warranty under any Design Build Contract;

(6) such Change Order would not reasonably be expected to impair or reduce the value of the Project or the value of the Collateral or decrease Cash Flow Available for Debt Service;

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(7) such Change Order would not reasonably be expected to present a material risk of revocation or material modification of any Governmental Approval;

(8) such Change Order would not reasonably be expected to cause any Loan Party or any Plant not to comply or lessen in any material respect the ability of any Loan Party or any Plant to comply with any law applicable to it; and

(9) the Agent has received a certificate, duly executed by an authorized officer of the Company, confirming that the proposed Change Order will comply with each of the conditions set forth in clauses (1)-(8) above and, in the case of the condition set forth in clause (1), setting forth (A) the amount of such proposed Change Order and (B) the amount of all prior Change Orders (for the relevant Plant).

(vi) Without the prior written consent of the Agent and the Owner’s Engineer, Company shall not, and shall cause the Loan Parties to not, agree to any amendment or modification of, or the addition of any sub-contractor to, Schedule L to any Design Build Contract.

(vii) Except for use of the Work (as defined in each Design Build Contract) by the Loan Parties’ employees under the supervision of the Design Builder to the extent permitted by the relevant Design Build Contract and for which the Design Builder is responsible for risk of loss as provided in Section 5.6 of the relevant Design Build Contract, Company shall not, and shall cause the Loan Parties to not, use any portion of the Work prior to Substantial Completion for the relevant Plant, under Section 6.5.3 of any Design Build Contact or otherwise, without the prior written consent of the Required Purchasers.

(viii) The Company shall not, and shall cause the Loan Parties to not, approve the incurrence of fees and expenses for services provided by ICM under Section 8(c) of any Operating Agreement, without the prior written consent of the Agent, unless such amounts are included in the then-current Operating Budget.

(ix) The Company shall not, and shall cause the Loan Parties to not, enter into or join any (A) group insurance program, as described in Section 3(a)(7) of each Operating Agreement, or (B) group buying program, as described in Section 3(a)(12) of each Operating Agreement, without the prior written consent of the Agent if, under such program, any Loan Party could be allocated, or have liability for, fees, costs or expenses other than those directly related to the Project.

(x) The Company shall not, and shall cause the Loan Parties to not, enter into any “Marketing Pool Program”, as described in Section 9.1 of each Ethanol Marketing Agreement, without the prior written consent of the Required Purchasers if, under such program, (A) any Loan Party would be discriminated against in comparison to

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any non-Loan Party participant in such program or (B) any Loan Party would be allocated more than its pro rata share of liabilities under such program.

(xi) The Company shall not, and shall cause the Loan Parties to not, (A) reach any agreement with Cargill regarding the use or supply of any agreement “Alternative Commodity” for any Plant under Section 2(g) of any Corn Supply Agreement or (B) agree to any increase in the “Origination Fee” or “Handling Fee” pursuant to Section 4(f) of any Corn Supply Agreement without the prior written consent of the Required Purchasers.

(xii) The Company shall not, and shall cause the Loan Parties to not, take any action that could require the Design Builder to employ union labor or compensate labor at prevailing wages without the prior written consent of the Agent.

(xiii) Following the execution by Cargill of any stand-alone railcar laese agreement or a rider to an existing master railcar lease agreement, if any, and in each case for railcars to provide services required under any Ethanol Marketing Agreement or any Distillers Grains Marketing Agreement, the Company shall not, and shall cause the Loan Parties to not, agree or consent to any amendment or modification of any such stand-alone railcar lease agreement or rider that would result in an increase in amounts payable by the Company or any Loan Party for rail car lease, usage or other related railcar arrangements under any Ethanol Marketing Agreement or Distillers’ Grain Marketing Agreement in excess of seven and one-half percent (7.5%) per annum without the prior written consent of Agent.

(u) Additional Project Documents. The Company shall not, and shall cause the Loan Parties to not, enter into any Additional Material Project Document except with the prior written approval of the Required Purchasers.

(v) Suspension or Abandonment. The Company shall not, and shall cause the Loan Parties to not, (i) permit or suffer to exist an Event of Abandonment or (ii) order or consent to any suspension of work in excess of thirty (30) days under any Project Document, in each such case without the prior written approval of the Required Purchasers.

(w) Restricted Payments. The Company shall not, and shall cause the Loan Parties to not, allow any payments to be withdrawn or distributed to the Company pursuant to Section 8.08(b)(xx) of the Senior Credit Agreement to be applied or further distributed unless and until all interest and fees which have accrued on the Notes (including, without limitation, the Cash Flow Interest) has been paid in cash in full.

(x) Environmental Matters. The Company shall not, and shall cause the Loan Parties to not, permit (i) any underground storage tanks to be located on any property owned or leased by any Loan Party, (ii) any asbestos to be contained in or form part of any building, building component, structure or office space owned by any Loan Party, (iii) any polychlorinated biphenyls (PCBs) to be used or stored at any property owned by any Loan Party (other than as may already be present as of the date hereof in electrical equipment owned by utilities, provided that the presence of such PCBs complies, and such equipment is operated, maintained, and

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inspected in compliance, with Environmental Laws), (iv) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property owned by any Loan Party, other than Materials of Environmental Concern necessary for the operation of the Project and used in accordance with all Laws and Prudent Ethanol Operating Practice or (v) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property leased by any Loan Party, other than in accordance with all Laws.

(y) Prohibited Party. The Company shall not, and shall cause the Loan Parties to not, agree to the addition of any Person to the list of “Prohibited Parties” (as defined in the Master Agreements) as it exists on the Closing Date without the prior written consent of the Required Purchasers not to be unreasonably withheld.

(z) Construction Budget. The Company shall not, and shall cause the Loan Parties to not, without the prior written approval of the Agent, reallocate any portion of any Line Item except (i) to reallocate the Contingency Line Item to pay for Change Orders permitted under this Agreement, and (ii) upon the completion of any Line Item of any Construction Budget, any savings from such Line Item may, with the prior written consent of the Owner’s Engineer and the Agent, be reallocated to any other Line Item of such Construction Budget.

(aa) Commodity Hedging Arrangements. Until the Discharge Date (as defined in the Senior Credit Agreement) the Company shall not, and shall cause the Loan Parties to not, enter into any Commodity Hedging Arrangements, except in accordance with the Senior Credit Agreement.

(bb) Modification of Senior Credit Documents. The Company shall not, and shall cause the Loan Parties to not, agree or consent to any modification or amendment of any of the terms or provisions of the Senior Credit Documents (as in effect on the date hereof) for which Agent’s and/or Purchasers’ consent is required under the Intercreditor Agreement without obtaining such consent and, in any event (whether or not Agent’s and/or Purchasers’ consent is required), without providing Agent and each Purchaser with written notice thereof (provided that nothing set forth in this Agreement shall require Agent’s or any Purchaser’s consent to a waiver of any failure of the Company to comply with the provisions of the Senior Credit Documents). Notwithstanding anything to the contrary in the foregoing, the Company shall not, and shall cause the Loan Parties not to, agree or consent to any modification of any of the definitions in Section 1.01 of the Senior Credit Agreement to which reference is made in this Agreement for the meaning of terms in this Agreement without first obtaining the Agent’s and the Required Purchasers’ prior written consent.

7.3 Equity Covenants. The Company covenants that, so long as any of the Purchasers owns any Class A Units or Class B Units, the Company shall, and shall cause each of the Loan Parties, as applicable, to comply with each of the covenants of the Company set forth in the following Sections: Section 7.1(a) (Existence), Section 7.1(b) (Businesses and Properties; Compliance with Laws), Section 7.1(c) (Insurance), Section 7.1(d) (Obligations and Taxes), Section 7.1(f)(i) — (ii) and (v) (Financial Statements; Reports), Section 7.1(g)(iv) (Board Meetings), Section 7.1(i) (Maintaining Records; Access to Premises and Inspections), Section 7.1(j) (Board of Managers), Section 7.1(v) (Government Approvals), Section 7.1(s), (Environmental Matters), Section 7.1(aa) (Preservation of Title; Acquisition of Additional

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Property), Section 7.2(g) (Affiliate Transactions), Section 7.2(n) (Business), Section 7.2(o) (Fiscal Year; Accounting), Section 7.2(s) (Taxes) and Section 7.2(x) (Environmental Matters).

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default. An Event of Default means the occurrence of one or more of the following described events:

(a) Company shall default in the payment of (i) interest on any Note within three (3) days after the same is due and payable or (ii) principal on any Note when due, whether at maturity, upon notice of prepayment in accordance with Sections 3.3 or 3.4 hereof, upon any scheduled payment date or by acceleration or otherwise;

(b) [Intentionally Deleted]

(c) any representation or warranty herein made by any Company, on behalf of itself and any Loan Party, as applicable, any Loan Party under the Loan Parties’ Guaranty, any Project Party, or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished or deemed made or furnished; provided, that it shall not be an Event of Default if (i) a representation or warranty made in Section 5 or in any other Purchase Document was incorrect in any material respect when made or repeated, (ii) the party making such representation and warranty did not know, at the time such representation or warranty was made or repeated, that it was incorrect, (iii) such incorrect representation or warranty is capable of being corrected within thirty (30) days, (iv) such incorrect representation or warranty is corrected within such thirty (30) day period, and (v) no Material Adverse Effect shall have occurred as a result of such representation or warranty being incorrect;

(d) Company shall default in the performance of any covenant, condition or provision of Section 7.1(c), 7.1(q), 7.1(u), 7.1(w), 7.1(x), or 7.2, any Person holding any Equity Interests in Company defaults under Section 6(e), 6(f) or 6(i) of the Pledge Agreement, or the Company or any Loan Party defaults in the due performance and observance of any of its obligations under the Intercreditor Agreement;

(e) [Intentionally Deleted]

(f) the occurrence or existence of any event of default under the Senior Credit Documents if the effect of such default is to cause any outstanding indebtedness thereunder to become or be declared due and payable prior to its stated maturity;

(g) the Company, any Loan Party or any Project Party shall default in the performance of any other covenant, condition or provision of this Agreement, the Notes or the other Purchase Documents, and such default shall continue unremedied for a period of 30 days after the Company, any Loan Party obtains, or should have obtained Knowledge, thereof;

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(h) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Company, any Loan Party or any Project Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company, any Loan Party or any Project Party or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of 60 days;

(i) the Company, any Loan Party or any Project Party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company, any Loan Party or any Project Party or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing;

(j) both the following events shall occur; (i) a Reportable Event, the occurrence of which would have a Material Adverse Effect which could cause the imposition of a Lien under Section 4068 of ERISA, shall have occurred with respect to any Plan or Plans; and (ii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Code, as amended) of all accrued benefits under such Plan or Plans exceeds the then current value of the assets allocable to such benefits by more than $100,000 at such time;

(k) Any judgment or order that has or would reasonably be expected to have a Material Adverse Effect, is rendered against the Company, any Loan Party or any Project Party, or any judgment or order is rendered against any or all of the Loan Parties or Company in an amount in excess of, two million Dollars ($2,000,000) in the aggregate;

(l) any Purchase Document or Security Document becomes unenforceable, is repudiated or the enforceability thereof is contested or disaffirmed by or on behalf of any party thereto other than the Purchaser, except in the case of the Loan Parties’ Guaranty and the Negative Pledge Agreement or otherwise in accordance with its respective terms and to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally;

(m) a Change of Control shall have occurred;

(n) Final Completion for each Plant does not occur on or before the Conversion Date Certain;

(o) Any one of the following occurs with respect to any Loan Party, Company, Cargill or (until the Final Completion Date for each Plant has occurred and all warranty periods under the Design Build Contracts have expired) the Design Builder with respect to Indebtedness (other than the Loans (as defined in the Senior Credit Agreement)):

(i) a default occurs in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of such Indebtedness; or

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(ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guaranty to become payable or cash collateral in respect thereof to be demanded; and

(1) in the case of the Loan Parties or Company, with respect to Indebtedness in an amount greater than or equal to two million Dollars ($2,000,000) in the aggregate; and

(2) in the case of Cargill, or the Design Builder only, has or would reasonably be expected to result in a Material Adverse Effect;

(p) (i) The Company, any Loan Party or any other Project Party shall be in material breach of or otherwise in material default under any Project Document and such breach or default has continued beyond any applicable grace period expressly provided for in such Project Document (or, if no such cure period is provided, thirty (30) days); provided, that any such breach or default by any Project Party under any Project Document (other than the Cargill Goods and Services Agreements, the Grain Facility Leases, the Design Build Contracts and the ICM Licenses) shall not constitute an Event of Default if an agreement replacing such Project Document, in form and substance reasonably satisfactory to the Required Purchasers, is entered into (together will all applicable Ancillary Documents) within thirty (30) days thereof;

(ii) Any Project Document ceases to be in full force and effect prior to its scheduled expiration, is repudiated, or its enforceability is challenged or disaffirmed by or on behalf of Company, any Loan Party or any Project Party thereto; provided, that such occurrence shall not constitute an Event of Default with respect to any Project Document (other than the Cargill Goods and Services Agreements, the Grain Facility Leases, the Design Build Contracts and the ICM Licenses) if an agreement replacing such Project Document, in form and substance reasonably satisfactory to the Required Purchasers, is entered into (together will all applicable Ancillary Documents) within thirty (30) days thereof;

(iii) A default has occurred under Section 15.5.1 of any Design Build Contract and fourteen (14) days have elapsed following the delivery of a first written notice from the Design Builder to any Loan Party under Section 15.5.2 of such Design Build Contract that the Design Builder intends to terminate such Design Build Contract (and such default is not cured within such fourteen (14) day period);

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(q) Any Loan Party fails to obtain, renew, maintain or comply in all material respects with any Necessary Project Approval or Deferred Approval or any Necessary Project Approval or Deferred Approval is revoked, canceled, terminated, withdrawn or otherwise ceases to be in full force and effect, or any Necessary Project Approval or Deferred Approval is modified without the consent of the Agent after consultation with Owner’s Engineer in a manner that has, or would reasonable be expected to result in, a Material Adverse Effect;

(r) An Event of Abandonment occurs;

(s) An Event of Taking with respect to all or a material portion of any Plant or any Equity Interests in the Company or any Loan Party occurs, or an Event of Total Loss occurs;

(t) (i) (A) Any Environmental Claim is asserted against the Company or any Loan Party or any Environmental Affiliate, (B) any release, threat of release, emission, discharge or disposal of any Material of Environmental Concern occurs, and such event could form the basis of an Environmental Claim against the Company or any Loan Party or any Environmental Affiliate, or (C) any material non-compliance event occurs that would reasonably result in an Environmental Claim against the Company or any Loan Party or, to the extent the Company or any Loan Party may have liability, any Environmental Affiliate, that in any such case would reasonably be expected to result in liability for the Company or any Loan Party (or the Company and the Loan Parties on an aggregate basis) in an amount greater than five hundred thousand Dollars ($500,000) for any single claim or one million Dollars ($1,000,000) for all such claims during any twelve (12) month period or could otherwise reasonably be expected to result in a Material Adverse Effect, or (ii) the Company, any Loan Party or any Environmental Affiliate fails to obtain any Environmental Approvals necessary for the management, use, control, ownership, or operation of its business, property or assets or any such Environmental Approval is the subject of an Environmental Claim, revoked, terminated, or otherwise ceases to be in full force and effect; and

(u) The development, engineering, construction, testing, start-up, use, ownership, operation or maintenance of the Project in accordance with the Project Documents and in compliance with applicable Governmental Approvals and applicable Law is not technically feasible.

8.2 Consequences of Event of Default.

(a) Bankruptcy. If an Event of Default specified in paragraphs (h) or (i) of Section 8.1 hereof shall occur, the unpaid balance of the Notes and interest accrued thereon and all other liabilities of the Company to the holders thereof hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

(b) Other Defaults. If any other Event of Default shall occur, Required Purchasers may at their option, by written notice to the Company, declare the entire unpaid balance of the Notes, and interest accrued thereon and all other liabilities of the Company hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly

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required hereby) notice of any kind, all of which are hereby expressly waived; provided that in the case of a default specified in clause (ii) of paragraph (a) of Section 8.1 hereof shall occur, any holder of a Note may declare the entire unpaid balance of such Note (but only such Note) and other amounts due hereunder and thereunder with regard to such Note to become immediately due and payable.

(c) Penalty Interest. Following the occurrence and during the continuance of any breach or violation under this Agreement or under any other Purchase Document after applicable cure and grace periods, the holders of the Notes shall be entitled to receive, to the extent permitted by applicable law, interest on the outstanding principal of, and premium and overdue interest, if any, on, the Notes at a rate per annum equal to the interest rate thereon (determined as provided in Section 3.1) plus 200 basis points.

(d) Premium. In the event of any acceleration of any Note pursuant to Section 8.2(b) hereof, the Company shall also pay to Agent, for the ratable benefit of Purchasers, the prepayment fees under Section 3.3 that would otherwise be payable upon any voluntary prepayment of such Note.

8.3 Security. Payments of principal of, and premium, if any, and interest on, the Notes and all other obligations of the Company under this Agreement to the Purchasers of the Notes or the Notes are secured pursuant to the terms of the Security Documents.

SECTION 9

THE AGENT

9.1 Authorization and Action. Each Purchaser and each subsequent holder of any Note by its acceptance thereof, hereby designates and appoints ACFS as Agent hereunder and authorizes ACFS to take such actions as agent on its behalf and to exercise such powers as are delegated to Agent by the terms of this Agreement and the other Purchase Documents, together with such powers as are reasonably incidental thereto. Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of Agent shall be read into this Agreement or otherwise exist for Agent. In performing its functions and duties hereunder, Agent shall act solely as agent for Purchasers and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for the Company or any of their respective successors or assigns. Agent shall not be required to take any action that exposes Agent to personal liability or that is contrary to this Agreement or applicable laws. The appointment and authority of Agent hereunder shall terminate at the indefeasible payment in full of the Notes and related obligations.

9.2 Delegation of Duties. Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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9.3 Exculpatory Provisions. Neither Agent nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of Agent, the breach of its obligations expressly set forth in this Agreement, unless such action was taken or omitted to be taken by Agent at the direction of the Required Purchasers), or (b) responsible in any manner to any of Purchasers for any recitals, statements, representations or warranties made by the Company on behalf of itself or the Loan Parties, contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of any of the Company to perform its obligations hereunder, or for the satisfaction of any condition specified in Article 4. Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

9.4 Reliance. Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by Agent. Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Purchasers or all of Purchasers, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by Purchasers; provided that, unless and until Agent shall have received such advice, Agent may take or refrain from taking any action, as Agent shall deem advisable and in the best interests of Purchasers. Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Purchasers or all of Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers.

9.5 Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by Agent or hereafter taken, including, without limitation, any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Agent. Each Purchaser represents and warrants to Agent that it has and will, independently and without reliance upon Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Company and made its own decision to enter into this Agreement.

9.6 Agent in its Individual Capacity. Agent, and each of its Affiliates, may make loans to, purchase securities from, provide services to, accept deposits from and generally engage in any kind of business with the Loan Parties or any Affiliate of the Loan Parties as though Agent were not Agent hereunder.

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9.7 Successor Agent. Agent may, upon 45 days’ notice to the Company and Purchasers, and Agent will, upon the direction of the Required Purchasers (other than Agent, in its individual capacity), resign as Agent. If Agent shall resign, then the Required Purchasers in consultation with the Company during such 45-day period shall appoint a successor Agent and if the Required Purchasers direct Agent to resign, such direction shall include an appointment of a successor Agent. If for any reason no successor Agent is appointed by the Required Purchasers during such 45-day period, then effective upon the expiration of such 45-day period, Purchasers shall perform all of the duties of Agent hereunder and the Company shall make all payments in respect of the Notes directly to the applicable Purchaser and for all purposes shall deal directly with Purchasers. After any retiring Agent’s resignation hereunder as Agent, the provisions of Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.8 Collections and Disbursements.

(a) Agent will have the right to collect and receive all payments of the Notes, and to collect and receive all reimbursements due hereunder, together with all fees, charges or other amounts due under this Agreement and the other Purchase Documents with regard to the Notes, and Agent will remit to each Purchaser, according to its pro rata percentage, all such payments actually received by Agent (other than pursuant to the Fee Letter to the extent such Fee Letter calls for a different allocation of fees) in accordance with the settlement procedures established from time to time. Settlements shall occur on such dates as Agent may elect in its sole discretion, but which shall be no later than two (2) Business Days following receipt thereof.

(b) If any such payment received by Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement or the other Purchase Documents, each Purchaser will, upon written notice from Agent, promptly pay over to Agent its pro rata percentage of the amounts so rescinded or returned, together with interest and other fees thereon so rescinded or returned.

(c) All payments by Agent and Purchasers to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of accounts and records reflecting the interest of each Purchaser in the Notes, in a manner customary to Agent’s keeping of such records, which books and records shall be available for inspection by each Purchaser at reasonable times during normal business hours, at such Purchaser’s sole expense. Agent may treat the payees of any Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent in accordance with Section 6.3. In the event that any Purchaser shall receive any payment in reduction of the Notes in an amount greater than its applicable pro rata percentage in respect of obligations to Purchaser evidenced hereby (including, without limitation amounts obtained by reason of setoffs) such Purchaser shall hold such excess in trust for Agent (on behalf of all other Purchasers) and shall promptly remit to Agent such excess amount so that the amounts received by each Purchaser hereunder shall at all times be in accordance with its applicable pro rata percentage. If, however, any Purchaser that has received any such excess amount fails to remit such amount to the Agent, the Agent shall reallocate the amounts paid on the next payment date to each Purchaser so that, after giving effect to such payments, the pro rata obligations owed by the Company to each Purchaser shall be in an amount equal to the pro rata amount owed by the Company before the date of the

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payment of such excess amount. In no event shall any Purchaser be deemed to have a participation or other right in, to or against any other Purchaser’s Note as a result of the payment of any excess amount.

9.9 Reporting. During the term of this Agreement, Agent will promptly furnish each Purchaser with copies of all notices and financial statements of the Company and the Loan Parties required to be delivered or obtained hereunder and such other financial statements and reports and other information in Agent’s possession as any Purchaser may reasonably request. Agent will immediately notify Purchasers when it receives Knowledge of any Event of Default under the Purchase Documents.

9.10 Consent of Purchasers.

(a) Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Notes and the Purchase Documents related thereto, including, without limitation, the right to exercise all rights, remedies, privileges and options under this Agreement and under the other Purchase Documents, including, without limitation, the credit judgment with respect to the purchasing of the Notes and the determination as to the basis on which and extent to which purchases of Notes may be made.

(b) Notwithstanding anything to the contrary contained in Section 9.10(a) above, Agent shall not without the prior written consent of all Purchasers then holding Notes: (i) extend any payment date under the Notes, (ii) reduce any interest rate applicable to any of the Notes or any fee payable to Purchasers hereunder, (iii) waive any Event of Default under Section 8.1(a), (iv) compromise or settle all or a portion of the Indebtedness under the Notes, (v) release any obligor from the Indebtedness under the Notes except in connection with full payment and satisfaction of all Indebtedness under the Notes, (vi) amend the definition of Required Purchasers, or (vii) amend this Section 9.10(b).

(c) Notwithstanding anything to the contrary contained in Section 9.10(a) above, and subject to any applicable limitation set forth in Section 9.10(b) above, Agent shall not, without the prior written consent of Required Purchasers: (i) waive any Event of Default; (ii) consent to the Company taking any action that, if taken, would constitute an Event of Default under this Agreement or under any of the other Purchase Documents; or (iii) amend or modify or agree to an amendment or modification of this Agreement or other Purchase Documents (except Agent shall be permitted to make immaterial clarifications).

(d) After an acceleration of the Indebtedness, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Purchasers and, unless otherwise directed in writing by Required Purchasers, to exercise or refrain from exercising any and all rights, remedies, privileges and options under this Agreement or the other Purchase Documents and available at law or in equity to protect the rights of Agent and Purchasers and collect the Indebtedness under the Notes, including, without limitation, instituting and pursuing all legal actions brought against Company or to collect the Indebtedness under the Notes instituting and pursuing all legal actions brought against the Loan Parties under the Loan Parties’ Guaranty, the Negative Pledge and the Environmental Indemnity Agreement subject to and pursuant to the terms thereof, or to collect from the Loan Party under

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the Loan Parties’ Guaranty, the Environmental Indemnity Agreement and the Negative Pledge subject to the terms thereof, or defending any and all actions brought by Company or any Loan Party or any other Person, or incurring expenses or otherwise making expenditures to protect the collateral, the Notes or Agent’s or any Purchaser’s rights or remedies.

9.11 This Article Not Applicable to Company. This Article 9 is included in this Agreement solely for the purpose of determining certain rights as between Agent and Purchasers and does not create, nor shall it give rise to, any rights in or obligations on the part of the Company and all rights and obligations of the Company (other than as specifically set forth herein) under this Agreement shall be determined by reference to the provisions of this Agreement other than this Article 9.

SECTION 10

MISCELLANEOUS

10.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (a) the Company may not assign or transfer their rights hereunder or any interest herein or delegate their duties hereunder and (b) Purchasers shall have the right to assign their rights hereunder and under the Securities in accordance with Article 6. Notwithstanding anything in the Purchase Documents to the contrary, (i) a Purchaser may pledge, or grant a security interest in, all or any portion of its Notes and other rights and interests under the Purchase Documents to a bank or other funding source in support of borrowings made by such Purchaser from such Person and (ii) any Purchaser which is a fund may pledge, or grant a security interest in, all or any portion of its Notes and other rights and interests under the Purchase Documents to its trustee in support of its obligations to trustee; provided, however, such Purchaser shall continue to be liable as a “Purchaser” under this Agreement and the Purchase Agreement unless such bank, funding or financing source complies with the provisions of Article 6 hereof.

10.2 Modifications and Amendments. Subject to Section 9.10(b), the provisions of this Agreement may be modified, waived or amended, but only by a written instrument signed by the Company to be bound thereby, and to the extent such modification, amendment or waiver relates (a) to the Notes, such instrument must be executed by Required Purchasers and (b) with respect to any item applicable to the Units, such instrument must be executed by the Required Purchasers with respect to the Units.

10.3 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that Agent or Purchasers or any holder of Notes or Units would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing, satisfy the conditions set forth in Section 9.10 and shall be effective only to the extent in such writing specifically set forth.

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10.4 Reimbursement of Expenses. The Company upon demand shall pay or reimburse Agent and each Purchaser for all fees and expenses incurred or payable by Agent or Purchasers (including, without limitation, reasonable fees and expenses of special counsel for Agent and Purchasers), from time to time (a) arising in connection with the negotiation, preparation and execution of this Agreement, the Notes, the other Purchase Documents and all other instruments and documents to be delivered hereunder or thereunder or arising in connection with the transactions contemplated hereunder or thereunder, including in connection with any due diligence review, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, and (c) arising in connection with the enforcement of this Agreement or collection of the Notes.

10.5 Holidays. Whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

10.6 Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, but in such case, a confirming copy will be sent by another permitted means) and mailed via certified mail, telecopied or delivered by guaranteed overnight parcel express service or courier to the respective parties, as follows:

to the Company:

c/o ASAlliances Biofuels, LLC

4311 Oak Lawn Ave., Suite 650

Dallas, Texas 75219

Attn: Michael Slaney

Telecopier: (214) 520-2578

to Agent:

American Capital Financial Services, Inc.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Attn: Compliance Officer

Telecopier: (301) 654-6714

with a copy to:

American Capital Strategies, Ltd.

2200 Ross Avenue

Suite 4500 W

Dallas, Texas 75201

Attn: Kevin W. Kuykendall

Telecopier: (214) 273-6634

Note and Equity Purchase Agreement	96

with a copy to:

Patton Boggs LLP

2001 Ross Avenue, Suite 3000

Dallas, Texas 75201

Attn: Fred S. Stovall, Esq.

Telecopier: (214) 758-1550

to Purchasers:

As set forth on Annex A

or in accordance with any subsequent written direction from a party to the other parties. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by courier or overnight parcel express service; in the case of certified mail, three (3) Business Days after the date sent; or in the case of telecopy, when received.

10.7 Survival. All representations, warranties, covenants and agreements of the Company contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the purchase of the Notes and the Units and shall continue in full force and effect so long as any Note or Unit is outstanding and until payment in full of all of the Company’s obligations hereunder or thereunder. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.

10.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

10.9 Jurisdiction, Consent to Service of Process. THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY MARYLAND STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF MARYLAND, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MARYLAND COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT AND PURCHASERS MAY

Note and Equity Purchase Agreement	97

OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT IN ANY MARYLAND OR FEDERAL COURT LOCATED IN THE STATE OF MARYLAND. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.6 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.10 Jury Trial Waiver. THE COMPANY HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

10.12 Headings. Article, section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.13 Indemnity. The Company hereby agree to indemnify, defend and hold harmless Agent and Purchasers and their officers, directors, employees, agents and representatives, and their respective successors and assigns in connection with any losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, to which Agent or any Purchaser may become subject (other than as a result of the gross negligence or willful misconduct of any such Person), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or by reason of any investigation, litigation or other proceedings related to or resulting from any act of, or omission by, the Company or their Affiliates or any officer, director, manager, member, employee, agent or representative of the Company or their Affiliates with respect to the Transactions, the Notes, Charter Documents, the Operating Agreements, and any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions,

Note and Equity Purchase Agreement	98

whether or not payable by the Company or the Loan Parties, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent or Purchasers without the Knowledge of the Loan Parties or any agreements entered into in connection with any such agreements, instruments or documents and to reimburse Agent and Purchasers and each such Person and Affiliate, upon demand, for any legal or other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action. To the extent that the foregoing undertakings may be unenforceable for any reason, the Company agrees to make the maximum contribution to the payment and satisfaction of indemnified liabilities set forth in this Section 14.13 which is permissible under applicable law.

10.14 Environmental Indemnity. The Company, and their successors and assigns, hereby release and discharge, and agree to defend, indemnify and hold harmless, Agent, Purchasers and their Affiliates (including their partners, subsidiaries, customers, guests, and invitees, and the successors and assigns of all of the foregoing, and their respective officers, employees and agents) from and against any and all Environmental Claim, whenever and by whomever asserted, to the extent that such Environmental Claim are based upon, or otherwise relate to: (a) any Condition at any time in, at, on, under, a part of, involving or otherwise related to the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities) or the Project; (b) any action or failure to act of any Person, including any prior owner or operator of the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities) or the Project, involving or otherwise related to the Properties and Facilities or operations of the Company; (c) the Management of any Pollutant, material, article or product (including Management of any material, article or product containing a Pollutant) in any physical state and at any time, involving or otherwise related to the Properties and Facilities or any property covered by clause (d) (including Management either from the Properties and Facilities of the Project or from any property covered by clause (d), and Management to, at, involving or otherwise related to the Properties and Facilities or the Project or any property covered by clause (d)); (d) Conditions, and actions or failures to act, in, at, on, under, a part of, involving or otherwise related to any property other than the Properties and Facilities, which property was, at or prior to the Closing Date, (i) acquired, held, sold, owned, operated, leased, managed, or divested by, or otherwise associated with, (A) the Company, (B) any of the Company’s Affiliates or the Loan Parties or their respective Affiliates, or (C) any predecessor or successor organization of those identified in (A) or (B); or (ii) engaged in any tolling, contract manufacturing or processing, or other similar activities for, with, or on behalf of the Company; (e) any violation of or noncompliance with or the assertion of any Lien under the Environmental Laws, (f) the presence of any toxic or hazardous substances, wastes or contaminants on, at or from the past and present Properties and Facilities, including, without limitation, human exposure thereto; (g) any spill, release, discharge or emission affecting the past and present Properties and Facilities, whether or not the same originates or emanates from such Properties and Facilities or any contiguous real estate, including, without limitation, any loss of value of such Properties and Facilities as a result thereof; or (h) a misrepresentation in any representation or warranty or breach of or failure to perform any covenant made by the Company in this Agreement; provided, however, that such indemnity shall not, as to the Agent, any Purchaser or their Affiliates, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of

Note and Equity Purchase Agreement	99

competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Person. This indemnity and agreement to defend and hold harmless shall survive any termination or satisfaction of the Notes or the sale, assignment or foreclosure thereof or the sale, transfer or conveyance of all or part of the past and present Properties and Facilities or any other circumstances which might otherwise constitute a legal or equitable release or discharge, in whole or in part, of the Company under the Notes.

10.15 Counterparts. This Agreement may be executed in any number of counterparts and by any of the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

10.16 Integration. This Agreement and the other Purchase Documents set forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and supersede all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

SECTION 11

CARGILL NON-RECOURSE

Each of the Purchasers for itself and its successors and assigns acknowledges and agrees that Cargill is not a party to this Agreement and is a legal entity separate from Company and each of the Loan Parties, and that Cargill has not, and does not, assume any of their obligations and has no obligation to contribute capital, or otherwise provide financial support, to Company or to any of the Loan Parties or to any other entity in respect of any of the Project or the Plants (except for the equity contributions to be made by Cargill Biofuels Investments, LLC as set forth in the Company LLC Agreement). Accordingly, each of the Purchasers is electing to enter into this Agreement without reliance upon the creditworthiness of Cargill for repayment of the Notes and other obligations set forth herein and without reliance upon any undertakings by Cargill in respect of any of the Project or the Plants except those undertakings expressly set forth in the Consents, the Cargill Goods and Services Agreements and the Grain Facility Leases. Cargill is a third party beneficiary of this Section 11 and is entitled to rely on and enforce this Section 11 against the parties to this Agreement. For the purpose of this Section 11, Cargill means and includes Cargill and its Affiliates, including, without limitation, Cargill Biofuels Investments, LLC and Cargill Commodities Services, Inc.

SECTION 12

SUBORDINATION

The indebtedness evidenced by this instrument is subordinated to the prior payment in full of the Senior Debt Obligations (as defined in the Intercreditor Agreement hereinafter referred to) pursuant to, and to the extent provided in, the Intercreditor Agreement dated as of February 6, 2006 by the Purchasers of Notes and in favor of the Senior Secured Parties (as

Note and Equity Purchase Agreement	100

defined in the Intercreditor Agreement) and accepted on behalf of the Senior Secured Parties by WestLB AG, New York Branch, as Administrative Agent.

[remainder of page intentionally left blank; signature pages follow]

Note and Equity Purchase Agreement	101

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

ASALLIANCES BIOFUELS, LLC

By:	/s/ Steven H. Durham
Name: Steven H. Durham Title: Chairman

AGENT:

AMERICAN CAPITAL FINANCIAL SERVICES, INC., as Agent

By:	/s/ Kevin W. Kuykendall
Kevin W. Kuykendall Vice President

PURCHASERS:

AMERICAN CAPITAL STRATEGIES, LTD.

By:	/s/ Kevin W. Kuykendall
Kevin W. Kuykendall Vice President

LAMINAR DIRECT CAPITAL L.P.

By:	Laminar Direct Capital GP, Inc., its General Partner

	By:	/s/ Robert T. Ladd
	Name:	Robert T. Ladd
	Title:	President

USRG ASA, LLC

By:	U.S. Renewables Group, LLC, its sole member

	By:	/s/ Lee E. Bailey
	Name:	Lee Bailey
	Title:	COO/Manager

ACSAB, LLC

By:	/s/ Kevin W. Kuykendall
Kevin W. Kuykendall President and Secretary

ANNEX

Annex A	Purchaser and Payment Information

SCHEDULES

“Albion Construction Budget Schedule”	Schedule 1.1(a)
“Bloomingburg Construction Budget Schedule”	Schedule 1.1(b)
“Linden Construction Budget Schedule”	Schedule 1.1(c)
“Site Schedule”	Schedule 1.1(d)
“Financial Model”	Schedule 1.1(e)
“Organizational Schedule”	(Section 5.1(a))
“Equity Interests Schedule”	(Section 5.1(d))
“Necessary Project Approvals”	Schedule 5.1(g)
“Litigation Schedule”	(Section 5.1(j))
“Environmental Schedule”	(Section 5.1(l))
“Properties Schedule”	(Section 5.1(q))
“Intellectual Property Schedule”	(Section 5.1(r))
“Insurance”	Schedule 5.1(bb)
“Broker Fees”	Schedule 5.1(v)
“Transaction Documents”	Schedule 5.1(w)

EXHIBITS

EXHIBIT A-1	Form of Senior Note
EXHIBIT A-2	Form of Class A Unit
EXHIBIT A-3	Form of Class B Unit
EXHIBIT B	[Intentionally Deleted]
EXHIBIT C	Form of Owner’s Engineer Certificate
EXHIBIT D	Form of Funding Notice
EXHIBIT E	[Intentionally Deleted]
EXHIBIT F	Form of Final Completion Certificate
EXHIBIT G	[Intentionally Deleted]
EXHIBIT H	Operating Statements
EXHIBIT I	Construction Withdrawal Certificate
EXHIBIT J	[Intentionally Deleted]
EXHIBIT K	[Intentionally Deleted]
EXHIBIT L	[Intentionally Deleted]
EXHIBIT M	Distribution Percentage
EXHIBIT N	Equity Purchase Request
EXHIBIT O	Compliance Certificate
EXHIBIT P	Cargill Financial Statements

ANNEX A

NOTE AND EQUITY PURCHASE AGREEMENT

Purchaser and Payment Information

Purchaser	Aggregate Principal Amount of the Notes	Pro Rata Percentage of each Purchaser’s Notes (for purposes of additional fundings under the Notes)	Class A Units issued to each Purchaser on the Closing Date	Total Number of Class A Units to be issues to each Purchaser if Purchasers fund up to the Unit Purchase Cap.	Pro Rata Percentage of each Purchaser’s Class A Units to the Total Class A Units Purchased by the Purchasers (for purposes of equity fundings)	No. of Class B Units of Company
American Capital Strategies, Ltd (with respect to the Notes) and ACASB, Inc. (with respect to the Units)	$13,785,221 (Albion Notes) $14,095,601 (Bloomingburg Notes) $13,785,845 (Linden Notes) $41,666,667 (Total of all Notes)	66.67%	176,968.45	398,471.00	68.51%	26,667.00

Laminar Direct Capital L.P.	$5,238,384 (Albion Notes) $5,356,328 (Bloomingburg Notes) $5,238,621 (Linden Notes) $15,833,333 (Total of all Notes)	25.33%	40,491.20	91,172.00	15.68%	10,133.00

USRG ASA, LLC	$1,654, 227 (Albion Notes) $1,691,472 (Bloomingburg Notes) $1,654,301 (Linden Notes) $5,000,000 (Total of all Notes)	8.00%	40,845.16	91,969.00	15.81%	3,200.00

TOTAL	$62,500,000	100%	258,304.81	581,612.00	100%	40,000.00

Note and Equity Purchase Agreement

Notice, Wire and Other Delivery Instructions

for

American Capital Strategies, Inc.

(1)	WIRE TRANSFER INSTRUCTIONS

All payments by wire transfer of immediately available funds to:

If to American Capital Strategies, Ltd.:

Bank Information:

Name: American Capital Strategies, Ltd.

Bank: Wells Fargo Bank, National Association

ABA No.: 121000248

Bank Account No.: 4000037515

Reference: ASAlliances Biofuels

If to Laminar:

Bank Information:

Bank: HSBC USA

ABA No.: #021001088

Credit: Laminar Direct Capital L.P.

Bank Account No.: #639-722598

If to USRG:

Bank Information:

City National Bank

400 N Roxbury Drive

Beverly Hills, CA 90210

Beneficiary Information:

US Renewables Group, LLC

2425 Olympic Blvd., Suite 6050W

Santa Monica, CA 90404

Account: 17248022

ABA/Routing: 122016066

Ref: USRG ASA, LLC

Note and Equity Purchase Agreement

(2)	UNIT CERTIFICATES/NOTES:

American Capital Financial Services, Inc., as Agent

2 Bethesda Metro Center

14th Floor

Bethesda, Maryland 20814

Laminar Direct Capital L.P.

10000 Memorial Dr., Suite 500

Houston, Texas 77024

USRG ASA, LLC

c/o U.S. Renewables Group, LLC

2425 Olympic Blvd., Suite 6050W

Santa Monica, CA, 90404

Attention: Lee Bailey

310-998-8084 (tel)

310 998-8014 (fax)

(3)	ALL NOTES OF PAYMENTS/DISTRIBUTIONS, WRITTEN CONFIRMATION OF SUCH WIRE TRANSFERS/DISTRIBUTIONS ALONG WITH ALL OTHER COMMUNICATIONS SHOULD BE FORWARDED TO:

American Capital Financial Services, Inc., as Agent

2 Bethesda Metro Center

14th Floor

Bethesda, Maryland 20814

Attention: Comptroller and Legal Department

Telecopier: (301) 654-6714

with a copy to:

American Capital Strategies, Ltd.

2 Bethesda Metro Center

14th Floor

Bethesda, Maryland 20814

Attention: Comptroller

Telecopier: (301) 654-6714

with a copy to:

American Capital Strategies, Ltd.

2200 Ross Avenue

Suite 4500 W

Dallas, Texas 75201

Attention: Kevin W. Kuykendall

Note and Equity Purchase Agreement

Telecopier: (214) 273-6634

With a copy to:

Patton Boggs LLP

2001 Ross Avenue, Suite 3000

Dallas, Texas 75201

Attention: Fred Stovall

with a copy to:

Laminar Direct Capital L.P.

10000 Memorial Dr., Suite 500

Houston, Texas 77024

Attn: Debbie Blank, Loan Administration

Telecopier: (713) 292-5454

with a copy to:

Laminar Direct Capital L.P.

10000 Memorial Dr., Suite 500

Houston, Texas 77024

Attn: Todd A. Overbergen, Director

Telecopier: (713) 292-5452

with a copy to:

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, NC 28202

Attn: John S. Chinuntdet, Esq.

Telecopier: (704) 378-1950

and to:

USRG ASA, LLC

c/o U.S. Renewables Group, LLC

2425 Olympic Blvd., Suite 6050W

Santa Monica, CA, 90404

Attention: Lee Bailey

310-998-8084 (tel)

310 998-8014 (fax)

Note and Equity Purchase Agreement